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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Cypress Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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March 15, 2019

Dear Fellow Stockholder:

You are invited to attend Cypress Semiconductor Corporation's 2019 Annual Meeting of Stockholders. We will hold the meeting on May 3, 2019, at 10:00 a.m. Pacific Daylight Time, at our principal executive offices located at 198 Champion Court, San Jose, California 95134. Please refer to the Proxy Statement for detailed information on each of the proposals to be presented at the Annual Meeting.

Your vote is important, and we strongly urge you to cast your vote whether or not you plan to attend the Annual Meeting.

Please note that our Annual Meeting will be limited to discussions on the proposals under consideration. There will be no presentation by management. We encourage you to visit our Investor Relations website for resources on Cypress 3.0, financial results, and investor presentations.

If you are a stockholder of record as of the record date, which is March 8, 2019 (meaning that you held shares directly with our transfer agent, Computershare Trust Company N.A., on such date), the inspector of elections will have your name on a list and you will be able to gain entry to the Annual Meeting with any form of government-issued photo identification (e.g., driver's license, state-issued ID card, passport). If you hold shares in a brokerage account or in "street name" and wish to attend the Annual Meeting in person, you will also need to bring evidence that you held Cypress stock on the record date (such as a letter from your broker or your brokerage statement for March 2019).

Thank you for your ongoing support and continued interest in Cypress Semiconductor Corporation.

Very truly yours,

Hassane El-Khoury
President and Chief Executive Officer

CYPRESS SEMICONDUCTOR CORPORATION

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO ALL CYPRESS STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on:

Date:	May 3, 2019
Time:	10:00 a.m. Pacific Daylight Time
Place:	Cypress's principal executive offices located at 198 Champion Court, San Jose, California 95134
Items of Business:
1.
Election of eight directors to serve on our Board of Directors for a one-year term, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal;
	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019;
	3.	Approval, on an advisory basis, of the Company's named executive officer compensation; and
	4.	Transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

This Notice, our 2018 Annual Report, our 2019 Proxy Statement, and our notice of Internet availability of proxy materials are first being made available to stockholders on or about March 20, 2019.

All stockholders may attend the Annual Meeting in person. Only stockholders of record at the close of business on March 8, 2019, are entitled to receive notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof. Any stockholder attending the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy card or voted by telephone or online. We have provided voting instructions in the attached proxy statement on how you can vote your shares at or before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 3, 2019: Our 2018 Annual Report, which includes the attached proxy statement and our Form 10-K for the fiscal year ended December 30, 2018, is available online at www.cypress.com/2018annualreport. You are encouraged to access and review all of the important information contained in these materials prior to voting.

Our Board of Directors has selected the eight persons named in the attached proxy statement as its nominees for election to the Board of Directors at the Annual Meeting. Each of our nominees is currently serving as a director of Cypress. We believe that the eight nominees named in the attached proxy statement have a well-rounded combination of experience, expertise, and insight and are the right leadership team to build value for all Cypress stockholders.

FOR THE BOARD OF DIRECTORS

Pamela L. Tondreau
 Corporate Secretary

San Jose, California, March 15, 2019

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Page
Proxy Statement Summary	1
Frequently Asked Questions about the Proxy Materials and Voting	3
Cautionary Note Regarding Forward-Looking Statements	9
PROPOSAL ONE - Election of Directors	10
PROPOSAL TWO - Ratification of the Appointment of Independent Registered Public Accounting Firm	16
Audit Committee Pre-Approval Policy
PROPOSAL THREE - Advisory Vote to Approve Executive Compensation	18
Corporate Governance	20
Corporate Governance Guidelines
Board Structure
Committees of the Board
Consideration of Director Candidates
Proxy Access
Succession Planning
Board's Role in Risk Management Oversight
Stock Ownership Requirements
Policies Against Derivatives Trading, Hedging, and Pledging
Code of Business Conduct and Ethics
Communications from Stockholders and Other Interested Parties
Policy on Director Attendance at Annual Meetings
Requests for Corporate Governance Documents
Director Compensation	31
Non-Employee Director Cash Compensation
Non-Employee Director Equity Compensation
Non-Employee Director Compensation Table
Report of the Audit Committee of the Board of Directors	33
Securities Authorized for Issuance under Equity Compensation Plans	35
Security Ownership of Certain Beneficial Owners and Management	36
Compensation Committee Report	38
Compensation Discussion and Analysis	39
Overview
2018 Executive Compensation
Risk Considerations
Material Compensation Actions for 2019

i

Executive Compensation Tables	62
Summary Compensation Table
Grants of Plan-Based Awards Table
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year End Table
Option Exercises and Stock Vested Table
Non-Qualified Deferred Compensation Table
Potential Payments Upon Termination or Change of Control
CEO Pay Ratio
Other Matters	76
Appendix: Non-GAAP Financial Measures	77

Cypress, the Cypress logo, and Spansion are trademarks or registered trademarks of Cypress in the United States and other countries. Other names and brands may be claimed as property by their respective owners.

ii

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

The following summary highlights information contained in this proxy statement for the 2019 Annual Meeting of Stockholders (the "Proxy Statement"). This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

2019 Annual Meeting Information	Items of Business

Date: May 3, 2019	Proposal	Board Recommendation	Page Number

Time: 10:00 a.m. Pacific Time Location: Cypress Semiconductor Corp. 198 Champion Court San Jose, CA 95134	1. Election of eight directors to serve on our Board of Directors for one-year terms, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.	For all	10

Record Date: March 8, 2019 Admission: To attend the meeting in person, you will need to bring valid	2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.	For	16

picture identification and evidence that you held Cypress stock on the record date (such as your brokerage statement for March 2019).	3. Approval, on an advisory basis, of the Company's Named Executive Officer compensation.	For	18

Executive Compensation Highlights (Begins on Page 39)

We pay for performance:

•

a significant portion of the compensation we provide to our Named Executive Officers* is 100% at-risk performance-based equity

•

the target total cash compensation of our Named Executive Officers is aligned with our peer group

•

the goals incentivized by our 2018 long-term incentive grants included: 2018 non-GAAP net income; 2018 new product revenue; 2020 pre-tax profit margin; three-year relative total stockholder return ("TSR"); and four-year revenue growth relative to semiconductor industry market growth

•

our Named Executive Officers' performance-based compensation includes a meaningful multi-year component

We seek to mitigate compensation-related risk through a variety of program features, including the following:

•

we offer an appropriate mix of pay elements, with compensation well-balanced between fixed and variable elements, and short- and long-term incentives

•

base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk-taking in order to meet incentive goals

•

our incentive plans are designed with goals that are intended to result in long-term value to our stockholders

•

the financial goals in our incentive programs are set at levels intended to be attainable without the need to take inappropriate risks

•

bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage undue risk-taking

•

the majority of our equity incentives vest or are earned over a multi-year period, which requires the executive to bear the economic risk of the award over the vesting or performance period

•

our incentive plans define a range of performance over which payouts may be earned, including at levels below target achievement, rather than an "all-or-nothing" approach

•

different performance measures are used in different incentive programs, which provides balance and reduces the potential for taking undue risks to meet a single goal

•

we have a stock ownership requirement for all Named Executive Officers

•

we have anti-hedging and anti-pledging policies for all Named Executive Officers and directors

*
Our "Named Executive Officers" are the five executives whose compensation is reported in detail in this Proxy Statement pursuant to the rules of the U.S. Securities and Exchange Commission ("SEC").

PROXY STATEMENT SUMMARY

Corporate Governance Practices (begins on page 20)

We have strong corporate governance practices:

•

annual election of directors

•

majority voting in uncontested director elections

•

proxy access bylaw provisions

•

seven of eight director nominees are independent

•

independent board committee members

•

separation of chairman and CEO positions; independent chairman

•

annual "say-on-pay" votes

•

annual board and committee self-evaluations

•

periodic evaluations of individual directors

•

robust annual review of our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Insider Trading Policy

Director Nominees				Committees

Name	Director Since	Independent	Position	Audit	Comp.	Nominating and Corp. Governance

W. Steve Albrecht*	2003	✓	Chairman of the Board	Chair		✓

Hassane El-Khoury	2016		President, Chief Executive Officer ("CEO") and Director

Oh Chul Kwon	2015	✓	Director

Catherine P. Lego*	2017	✓	Director	✓		✓

Camillo Martino	2017	✓	Director	✓	Chair

Jeffrey J. Owens	2017	✓	Director	✓	✓

Jeannine P. Sargent	2017	✓	Director		✓	✓

Michael S. Wishart	2015	✓	Director		✓	Chair

*
Mr. Albrecht and Ms. Lego have been designated as "audit committee financial experts" in accordance with the requirements of the SEC and the Nasdaq Listing Rules.

FREQUENTLY ASKED QUESTIONS

FREQUENTLY ASKED QUESTIONS

ABOUT THE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors (the "Board") of Cypress Semiconductor Corporation (sometimes referred to as "we," "us," "our," the "Company" or "Cypress") is providing these proxy materials to solicit your vote at the 2019 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held on May 3, 2019, at 10:00 a.m. Pacific Daylight Time at our principal executive offices located at 198 Champion Court, San Jose, California 95134. The telephone number at this address is (408) 943-2600.

Who may attend the Annual Meeting?

All stockholders and holders of proxies for those stockholders as of the close of business on March 8, 2019 (the "Record Date"), as well as other persons invited by Cypress, may attend the Annual Meeting.

Please note that our Annual Meeting will be limited to discussions on the proposals under consideration. There will be no presentation by management. We encourage you to visit our Investor Relations website for resources on Cypress 3.0, financial results, and investor presentations.

If you are a stockholder of record as of the Record Date (meaning that you held shares directly with our transfer agent, Computershare Trust Company, N.A., on March 8, 2019) the inspector of elections will have your name on a list, and you will be able to gain entry to the Annual Meeting with any form of government-issued photo identification (e.g., driver's license, state-issued ID card, passport). Stockholders holding stock in brokerage accounts or in "street name" wishing to attend the Annual Meeting in person will also need to bring a letter or account statement from their broker reflecting their stock ownership as of the Record Date.

Who is entitled to vote?

Only Cypress stockholders as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 364,593,066 shares outstanding of Cypress's common stock, par value $0.01 per share.

What may I vote on?

You may vote on all proposals listed below:

  1.
  Election of eight directors to serve on our Board for one-year terms, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal;

  2.
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019;

  3.
  Approval, on an advisory basis, of the Company's Named Executive Officer compensation; and

  4.
  Transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

What is the difference between a registered stockholder (or stockholder of record) and a beneficial owner?

Registered Stockholder (or Stockholder of Record): Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Computershare Trust Company, N.A., then you are a registered stockholder (also known as a stockholder of

FREQUENTLY ASKED QUESTIONS

record). As such, you may vote in person at the Annual Meeting or you may vote by proxy. Please note that shares you hold in a bank or brokerage account are not generally registered directly in your name.

Beneficial Owner: Shares Held in an Account at a Bank or Broker

If your shares were held in an account at a bank, brokerage firm, dealer or other similar organization on the Record Date, then you are the beneficial owner of shares, which are said to be held in "street name," and these proxy materials are being forwarded to you by that organization. The organization holding your account (or its nominee) is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares in your account. You are also invited to attend the Annual Meeting. You will be able to gain entry to the Annual Meeting with any form of government-issued photo identification (e.g., driver's license, state-issued ID card, passport), along with a copy of a letter (or your monthly statement) from your bank or broker reflecting your stock ownership as of the Record Date. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from your bank or broker in advance of the Annual Meeting.

How do I vote and what are the voting deadlines?

Whether you hold your shares directly as the stockholder of record or beneficially in "street name," you may vote your shares without attending the Annual Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:

Stockholders of Record: If you are a stockholder of record, there are several ways for you to vote your shares.

By mail	By telephone or online	In person at the Annual Meeting

If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning each proxy card in the prepaid envelope. Sign your name exactly as it appears on your proxy card. To ensure your vote is counted, proxy cards submitted by mail must be received no later than 5:00 p.m. Eastern Daylight Time on May 2, 2019.	You may vote your shares by telephone or online by following the instructions provided in the proxy materials. If you vote by telephone or online, you do not need to return a proxy card by mail. Online and telephone voting are available 24 hours a day. Votes submitted by telephone or online must be received by 11:59 p.m. Eastern Daylight Time on May 2, 2019.	You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, or vote by telephone or online by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners: If you are the beneficial owner of your shares, you should have received the proxy materials and voting instructions from the bank or broker holding your shares. You should follow the instructions in the proxy materials and voting instructions to instruct your bank or broker on how to vote your shares. The availability of telephone and online voting will depend on the voting process of the bank or broker. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank or broker in advance of the Annual Meeting giving you the right to vote your shares.

What shares may be voted and how may I cast my vote for each proposal?

You may vote all shares you own as of the close of business on the Record Date. You may cast one vote per share of common stock you own for each proposal. You may vote "for," "against," or "abstain" with respect to each director nominee, separately, and with respect to each of Proposals 2 and 3.

How many votes are needed to approve each proposal?

With respect to Proposal 1, Cypress has adopted a majority voting standard for uncontested director elections and a plurality voting standard for contested elections. The voting standard is discussed further under the section titled

FREQUENTLY ASKED QUESTIONS

"Proposal One—Election of Directors." Because the number of nominees timely nominated for election at the Annual Meeting does not exceed the number of directors to be elected at the meeting, the election of directors at the Annual Meeting is an uncontested election. As a result, directors will be elected by a majority of the votes cast at the Annual Meeting, meaning that each director that receives more "FOR" votes than "AGAINST" votes will be elected.

With respect to Proposals 2 and 3, in order for each proposal to be approved, it must receive a "FOR" vote from a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Proposal	Vote Required	Broker Vote Allowed Without Client Instructions?

Proposal 1 – Election of eight directors	Majority of votes cast at the Annual Meeting	No

Proposal 2 – Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019	Majority of shares present in person or represented by proxy and entitled to vote	Yes

Proposal 3 – Approval, on an advisory basis, of our Named Executive Officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	No

What effect do abstentions and broker non-votes have on the proposals?

Abstentions. An "abstention" occurs when you specifically instruct the proxy holder to abstain from voting your shares (such as by marking "ABSTAIN" on your proxy card or voting instruction form). In all matters other than the election of directors, abstentions have the same effect as votes "AGAINST" the proposal. With respect to the election of directors, abstentions will not be counted as votes cast on the election of the director nominee and therefore will have no effect on the election of the nominees.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on non-routine items absent instructions from the beneficial owner of such shares. Each of the other proposals to be considered and voted on at the Annual Meeting (namely, the election of directors and the advisory approval of the Company's Named Executive Officer compensation) are considered non-routine items. Consequently, if you hold shares in street name and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP but will not have the authority to vote your shares on any of the other proposals. If this occurs, your shares will be voted in the manner directed by your broker on the proposal to ratify the appointment of PricewaterhouseCoopers LLP but will constitute "broker non-votes" on each of the other proposals. Broker non-votes will have no effect on the election of the nominees in Proposal 1. Similarly, broker non-votes will not be counted in determining the outcome of the vote on proposals 2 and 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the outstanding shares are present in person or represented by proxy at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time and date.

FREQUENTLY ASKED QUESTIONS

How can I change my vote or revoke my proxy?

If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by (i) returning a later-dated proxy card, or (ii) voting again online or by telephone, as more fully described in your proxy materials or proxy card. You may also revoke your proxy and change your vote by voting in person at the Annual Meeting.

If your shares are held in "street name" by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

If you submit a signed proxy card or voting instruction form without giving specific voting instructions (for, against, or abstain) on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

If you grant a proxy, the persons named as proxyholders, Thad Trent and Pamela L. Tondreau, will each have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Other than the matters and proposals described in this Proxy Statement, we have not received valid notice of any other business to be acted upon at the Annual Meeting.

What does it mean if I get more than one proxy card, voting instruction form, or notice of Internet availability of proxy materials?

It means you hold shares in more than one account. You must vote all of your proxy cards and voting instruction forms in one of the manners described above (under "How do I vote and what are the voting deadlines") to ensure that all your shares are voted. If you receive more than one notice of Internet availability of proxy materials, you must vote online (or in one of the other manners described above) with respect to each control number shown on the notices to ensure that all of your shares are voted.

Who will count the votes?

Representatives of an independent proxy tabulator will count the votes, and Pamela L. Tondreau, our Corporate Secretary, will act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum, and the vote required to take stockholder action.

How much did this proxy solicitation cost and who will pay for the cost?

This solicitation is made on behalf of Cypress's Board and the Company will bear the cost of soliciting your vote in connection with this Proxy Statement. These costs will include the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board. We have requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of our common stock they represent and secure their instructions as to the voting of such shares. We may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers or employees may also

FREQUENTLY ASKED QUESTIONS

solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

Such solicitations may be made by telephone, facsimile transmission, over the Internet or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. The Company may also solicit stockholders through press releases issued by the Company, advertisements in periodicals and postings on the Company's website at www.cypress.com.

The Company has retained Morrow Sodali LLC ("Morrow Sodali") to assist it in soliciting proxies and related services for a fee estimated to be approximately $13,500, plus certain other service fees and expenses. The Company has also agreed to certain indemnification provisions with Morrow Sodali. The Company may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Who are the participants in this proxy solicitation?

Our director nominees and certain of our officers and employees are considered "participants" in our solicitation under the rules of the SEC by reason of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf. See the section titled "Security Ownership of Certain Beneficial Owners and Management" for additional information with respect to such individuals.

Are proxy materials for the 2019 Annual Meeting available online?

Yes. Our 2018 Annual Report – which includes this 2019 Proxy Statement, our Form 10-K for the year ended December 30, 2018, and a letter to stockholders from our Chief Executive Officer – is available online at www.cypress.com/2018annualreport.

May I elect to receive Cypress stockholder communications electronically rather than through the mail?

Yes. If you received your Annual Meeting materials by physical mail, we encourage you to help us to conserve natural resources and reduce Cypress's printing and mailing costs by signing up to receive your stockholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your stockholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery please visit www.cypress.com/edelivery-enrollment. Your electronic delivery enrollment will be effective until you cancel it.

Even if you are not a stockholder, you can sign up to be notified by e-mail whenever Cypress makes an SEC filing or issues a press release, or when other specified events occur. Register at investors.cypress.com/email-alerts-subscription.

How can a stockholder request a copy of Cypress's 2018 Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 was filed with the SEC on February 27, 2019 (our "2018 Form 10-K").

Online: Our 2018 Form 10-K is included in our 2018 Annual Report. Visit our website at www.cypress.com/2018annualreport to view the Annual Report online or print a copy.

By Mail: Send a written request for a copy of our Annual Report on Form 10-K to: Investor Relations, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. Upon receipt of such request by a stockholder, we will provide a printed copy of our Annual Report on Form 10-K without charge.

FREQUENTLY ASKED QUESTIONS

How and when may I submit proposals or director nominations for consideration at next year's annual meeting of stockholders?

For stockholder proposals to be considered for inclusion in our 2020 proxy statement, a written proposal must be received by our Corporate Secretary, at our principal executive offices located at 198 Champion Court, San Jose, California 95134, no later than November 21, 2019, in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's Annual Meeting, the deadline for inclusion of stockholder proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act would instead be publicly announced to stockholders and would be a reasonable time before we begin to print and mail our proxy materials.

In addition, the Company's bylaws establish an advance notice procedure for stockholders who wish to present certain matters or nominate director candidates before or at an annual meeting of stockholders. Stockholders who wish to submit a proposal or director nomination under the Company's bylaws must deliver written notice to our Corporate Secretary at the address above no earlier than January 5, 2020 and no later than February 4, 2020. Any such proposal or nomination must contain the specific information required by the Company's bylaws.

In the event the date of next year's annual meeting is moved more than 30 days before or 60 days after the anniversary date of this year's Annual Meeting, you may submit a proposal or director nomination under the Company's bylaws by delivering written notice to our Corporate Secretary at the address above no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. All stockholder proposals will also need to comply with SEC regulations, including Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in the Company's proxy materials.

The Company's bylaws also provide for separate notice procedures for eligible stockholders who wish to include their director nominees in the Company's annual meeting proxy materials. Eligible stockholders who wish to submit a director nomination under the Company's proxy access bylaw provisions must deliver written notice to our Corporate Secretary at the address above no earlier than December 5, 2019 and no later than January 4, 2020 (assuming an Annual Meeting date of May 3, 2019). Any such nomination must contain the specific information required by the Company's bylaws.

If you would like a copy of Cypress's current bylaws, please write to: Corporate Secretary, 198 Champion Court, San Jose, California 95134. A copy is also filed with the SEC and can be accessed at www.sec.gov.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and file a Current Report on Form 8-K announcing the final voting results within a few days after the Annual Meeting.

How many copies of the proxy materials will you deliver to stockholders sharing the same address?

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC's "householding" rules that permit us to deliver a single copy of the Proxy Statement and annual report to stockholders who share the same address, unless otherwise requested by one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of such proxy materials to stockholders who share an address. You may request separate proxy materials for the Annual Meeting or for future annual meetings, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by writing to Investor Relations, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134 or by calling (408) 943-2600.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements relating to our strategic and operational plans. Actual results may differ materially from those described in our forward-looking statements as a result of risks and uncertainties, including the important factors set forth under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended December 30, 2018, which is included in our 2018 Annual Report and is available on our investor relations website at investors.cypress.com in the Financials & Filings section, as well as on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

ELECTION OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

Cypress's Board of Directors currently consists of nine directors. On November 2, 2018, J. Daniel McCranie, a member of the Board, informed us of his decision not to stand for re-election. Mr. McCranie's decision not to stand for re-election was not the result of any disagreement with the Company. Mr. McCranie will continue to serve as a member of the Board until the election of directors at the 2019 Annual Meeting. The Board has reduced the size of the Board from nine to eight directors, effective upon the election of directors at the Annual Meeting.

Accordingly, eight directors are to be elected to the Board at the 2019 Annual Meeting. Proxies can be voted only for the nominees named in this Proxy Statement. All directors are elected annually and serve a one-year term until the next annual meeting, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If you submit a signed proxy card that does not specify how you wish to vote, your shares will be voted "FOR" all eight director nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any nominee and any other person pursuant to which he or she was selected as a director or a nominee. All nominees were previously elected to the Board by our stockholders and are standing for re-election.

Age: 72 Director Since: 2003 Other Public Directorships: Red Hat, Inc. SkyWest, Inc. Former Public Directorships: SunPower Corporation

Dr. Albrecht has been the chairman of our board of directors since June 2017 and is a Professor Emeritus of the Marriott School of Management at Brigham Young University (BYU). He served as the associate dean of the school from 1998 to 2008 and the director of the School of Accountancy from 1990 to 1998. Dr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche, an accounting firm. Dr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. He is a former trustee of the Financial Accounting Foundation that provides oversight to the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board. He is also a former trustee of COSO, the organization that developed the internal control framework used by most companies. In addition to Cypress, Dr. Albrecht currently serves on the boards of directors of Red Hat, Inc., an open-source software company, since 2011, where he has been the chair of the audit committee since 2011 and a member of the nominating and corporate governance committee since 2012, and SkyWest, Inc., a regional airline, since 2012, where he has been the chair of the audit committee and a member of the nominating and corporate governance committee since 2012. Dr. Albrecht also currently serves on the boards of two private companies. Previously, he served on the board of directors of SunPower Corp., a solar panel design and manufacturing company, from 2003 to 2012. Dr. Albrecht has written over 125 academic and professional articles and over 25 books, including a textbook on corporate governance and boards of directors. He has consulted with numerous corporations on fraud, controls, and financial reporting issues, and he has been an expert witness in several large financial statement fraud cases. Dr. Albrecht holds a bachelor of science degree from BYU, as well as a master's degree in business administration and a doctorate degree in accounting from the University of Wisconsin-Madison.

 Qualifications: Extensive experience with financial accounting & reporting and compliance, in practice as well as academia, especially with respect to multi-national companies, and significant experience as a public company director.

Committees: Audit (Chair), Nominating & Corporate Governance

ELECTION OF DIRECTORS

Age: 39 Director Since: 2016 Other Public Directorships: None Former Public Directorships: None

Mr. El-Khoury has served as the president and chief executive officer of Cypress since August 2016. He was previously executive vice president of Cypress's Programmable Systems Division (from 2012 to 2016), managing the company's standard and programmable microcontroller portfolio, including its Platform PSoC family of devices and its automotive business. Prior to that, from 2010 to 2012, he served as a senior director of Cypress's automotive business unit. Prior to joining Cypress, Mr. El-Khoury served in various engineering roles with subsystem supplier Continental Automotive Systems, where he spent time based in the U.S., Germany and Japan. He currently serves on the board of directors of the Semiconductor Industry Association, a trade association, since September 2017. Mr. El-Khoury holds a bachelor of science degree in electrical engineering from Lawrence Technological University and a master's degree in engineering management from Oakland University.

 Qualifications: Extensive product development and technology experience; leadership and operational management skills; and substantial automotive industry experience.

Committees: None

Age: 60 Director Since: 2015 Other Public Directorships: Wonik IPS Co. Ltd. (Korea) Former Public Directorships: SK Hynix Inc. (Korea) Spansion Inc.

Mr. Kwon served as chief executive officer of SK Hynix Inc., a South Korean memory semiconductor supplier of dynamic random access memory (DRAM) chips and flash memory chips, from 2010 to 2013. Mr. Kwon retired from SK Hynix in 2013, but continued to serve as a senior advisor until December 2017. In January 2018, Mr. Kwon became a senior advisor of SK hynix system ic Inc., a wholly owned subsidiary of SK Hynix focusing on the semiconductor foundry business. Mr. Kwon spent almost 30 years at SK Hynix (formerly Hyundai Electronics) in a number of executive roles, including president of Hynix Neumonics Semiconductor, a joint venture between SK Hynix and ST Microelectronics in Wuxi, the People's Republic of China, from 2009 to 2010, and senior vice president of strategic planning and corporate relations of SK Hynix Semiconductor from 2003 to 2009. In February 2019, Mr. Kwon joined the board of directors of Wonik IPS Co. Ltd., a publicly listed semiconductor equipment manufacturer in Korea. Previously, Mr. Kwon also served on the boards of directors of SK Hynix from 2006 to 2013 and Spansion Inc. from 2014 until 2015, when it merged with Cypress. Mr. Kwon has served as an economic advisor to the Jiangsu Provincial Government, People's Republic of China, since 2011, and as chairman of the Korea Semiconductor Industry Association from 2011 to 2013. Mr. Kwon holds a bachelor of arts degree in international economics from Seoul National University, South Korea.

 Qualifications: Significant senior leadership, industry, financial and operational experience; international experience; and extensive business development experience in the semiconductor industry.

Committees: None

ELECTION OF DIRECTORS

Age: 62

 Director Since: 2017

 Other Public Directorships: Lam Research Corporation, IPG Photonics Corporation

 Former Public Directorships:
Fairchild Semiconductor International Inc., SanDisk Corporation

Ms. Lego is a professional director and advisor to young technology companies. In 1992 she founded Lego Ventures LLC, a consulting services firm and source of start-up capital for early stage technology companies, and served as its principal and owner until it was closed in December 2018. She previously was a partner at two venture capital funds and practiced as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers). Ms. Lego currently serves on the boards of directors of IPG Photonics Corporation, a producer of high-power fiber lasers, since 2016, where she has been the chair of the compensation committee since 2017 and a member of the audit committee since 2016, and Lam Research Corporation, a wafer fabrication equipment company, since 2006, where she has been the chair of the compensation committee since 2015 and a member of the nominating and governance committee since 2014, and was chair of the audit committee from 2009 to 2014. Within the past five years, she served on the boards of directors of Fairchild Semiconductor International Inc., a fabricator of power management devices, from 2013 to 2016, where she was a member of the compensation committee and nominating and governance committee; and SanDisk Corporation, a global developer of flash memory storage solutions, from 1989 to 2016, where she was the chair of the audit committee. Ms. Lego received a bachelor of arts degree in economics and biology from Williams College and a master of science degree in accounting from the New York University Stern School of Business.

 Qualifications: Extensive board level experience working with advanced technology and semiconductor companies; and a deep understanding of risk, accounting, acquisitions, due diligence and integration, compensation and investor relations; she is a frequent speaker on board governance, ethics, and audit quality at directors' colleges and events.

Committees: Audit, Nominating & Corporate Governance

ELECTION OF DIRECTORS

Age: 56

 Director Since: 2017

 Other Public Directorships: MagnaChip Semiconductor Corporation,
MosChip (India),
Sensera (Australia)

 Former Public Directorships:
Silicon Image, Inc.,
Silicon Mountain Holdings, Inc.

Mr. Martino serves as a board member and executive advisor to technology companies, and has been a chief executive officer and C-suite executive of several semiconductor companies. In addition to Cypress, he currently serves on the boards of directors of MagnaChip Semiconductor Corporation, a semiconductor manufacturing company, since August 2016, where he is chair of the compensation committee and a member of the nominating and corporate governance committee; MosChip, a publicly listed semiconductor/systems/IoT engineering company in India, since April 2017; and Sensera, a publicly listed sensor and wireless communications company in Australia, since July 2018. Mr. Martino also serves on the boards of directors of several privately held companies, including SAI Technology, Inc., a cloud communications technology company for which Mr. Martino served as chief operating officer from 2008 to 2010. Within the past five years, Mr. Martino served as the chief executive officer and as a director of Silicon Image, Inc., a semiconductor company, from 2010 until the completion of its sale to Lattice Semiconductor Corporation in 2015. From 2005 to 2007, Mr. Martino also served as the chief executive officer and as a director of Cornice Inc., a memory supplier for consumer electronics. From 2001 to 2005, Mr. Martino served as the executive vice president and chief operating officer at Zoran Corporation, a global semiconductor company. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation, a semiconductor manufacturer, for a total of nearly 14 years in four countries. Mr. Martino holds a bachelor of applied science degree majoring in electrical engineering from the University of Melbourne and a graduate diploma in digital communications from Monash University in Australia.

 Qualifications: Extensive experience in the semiconductor industry, including experience as a director, chief executive officer and C-suite executive of a number of companies in the industry.

Committees: Audit, Compensation (Chair)

Age: 64 Director Since: 2017 Other Public Directorships: Rogers Corporation Former Public Directorships: None

Mr. Owens recently retired from his role as chief technology officer and executive vice president at Delphi Automotive, having served in that position from 2012 until 2017, where he was instrumental in transforming the company into a provider of software, electronics, and advanced safety and electrical architectures to the world's largest automotive manufacturers. Prior to his CTO role, during his over 40-year career at Delphi he was president of Delphi's $3 billion electronics and safety division from 2001 to 2012, and also president of Delphi Asia Pacific. He currently serves on the board of directors of Rogers Corporation, a specialty engineered materials company, since 2017, where he has served as a member of the audit committee and the nominating and governance committee since joining the Rogers board, and on the board of trustees at Kettering University since 2008, where he previously served as chairman of the board from 2015 to 2017. Mr. Owens holds a bachelor of science degree in mechanical engineering / electrical engineering from Kettering University and a master of business administration degree from Ball State University.

 Qualifications: Extensive leadership, international, technology, engineering and operational experience in the automotive and electronics industries.

Committees: Audit, Compensation

ELECTION OF DIRECTORS

Age: 55 Director Since: 2017 Other Public Directorships: Fortive Corporation Former Public Directorships: None

Ms. Sargent is a professional director. In addition to Cypress, she serves as a director of Fortive Corporation, a diversified industrial conglomerate listed on the NYSE whose board she joined in February 2019, as well as on the boards of directors of two private companies, Proterra Inc., an automotive and energy storage company, since 2018, and VUV Analytics, Inc., a vacuum UV spectroscopy company, since 2014. She has also been the operating partner of, and a senior advisor to, Katalyst Ventures, an early-stage venture fund, since 2018. Within the past five years, Ms. Sargent has served as president of innovation and new ventures at Flex, a leading global design, engineering, and manufacturing company, from 2012 to 2017. Prior to Flex, she served as chief executive officer of Oerlikon Solar, a thin-film silicon solar photovoltaic module manufacturer, from 2007 to 2010; as executive vice president and general manager of Veeco Instruments, a semiconductor process equipment company, from 2004 to 2007; and as chief executive officer of Voyan Technology, an embedded systems software provider to the communications and semiconductor industries, from 1997 to 2003. She currently serves on several investment and advisory boards and is on the board of trustees at Northeastern University. She holds a bachelor of science degree in chemical engineering from Northeastern University and certificates from the executive development programs at the MIT Sloan School of Management, Harvard University, and Stanford University.

 Qualifications: Extensive leadership, operations, marketing and engineering experience within a diverse mix of high technology component and systems companies.

Committees: Compensation, Nominating & Corporate Governance

Age: 64 Director Since: 2015 Other Public Directorships: None Former Public Directorships: Spansion Inc. Brooktree Corporation

Mr. Wishart has been the chief executive officer since 2015 of efabless Corporation, an early-stage platform for community-based design of semiconductors. Mr. Wishart co-founded efabless in 2014 and has served on its board of directors since then. Mr. Wishart previously served as a managing director and advisory director of Goldman, Sachs & Co. from 1999 until he retired in June 2011. From 1991 to 1999, he served as managing director, including as head of the global technology investment banking group for Lehman Brothers. From 1978 to 1980 and from 1982 to 1991 he held various positions in the investment banking division at Smith Barney, Harris Upham & Co. He served on the board of directors of Spansion Inc. from 2013 until 2015, when it merged with Cypress, and currently serves on the board of OneD Material, a private company engaged in the technology transfer and licensing of proprietary silicon-graphite anode material to improve the performance of lithium ion batteries. In addition, Mr. Wishart has been a venture partner at Tyche Partners, a venture capital firm focused on hardware-related companies, since 2015. Mr. Wishart holds a bachelor of science degree from St. Lawrence University and a master of business administration degree from the Stanford Graduate School of Business.

 Qualifications: Extensive experience advising technology companies as an investment banker; also valuable experience as an executive and director.

Committees: Nominating & Corporate Governance (Chair), Compensation

ELECTION OF DIRECTORS

In addition to the biographical information above regarding each nominee's specific experience, attributes, positions and qualifications, we believe that each of our director nominees has performed his or her duties with critical attributes such as honesty, integrity, diligence and an adherence to high ethical standards. Furthermore, each of our current directors has demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. Finally, we value their significant leadership and experience on other public company boards and board committees.

Required Vote

Stockholders are not entitled to cumulate votes in the election of directors. Our bylaws provide that, in an uncontested election, each director nominee must receive a majority of votes cast in order to be elected to the Board. A "majority of votes cast" means the number of shares voted "FOR" a director nominee exceeds the number of shares voted "AGAINST" that director nominee. Our Board has adopted a written director resignation policy that requires any incumbent director nominee who receives a greater number of votes "against" than votes "for" his or her election to promptly tender his or her resignation. In the event that an incumbent director nominee is not re-elected, the Nominating and Corporate Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must decide whether to accept or reject the resignation within 90 days following the Annual Meeting. No director may participate in the Nominating and Corporate Governance Committee's or the Board's consideration of his or her own resignation. Cypress will publicly disclose the Board's decision to accept or reject the resignation including, if applicable, the reasons for rejecting a resignation.

The election of directors at the 2019 Annual Meeting will not be contested and each director nominee must receive a majority of votes cast in order to be elected to the Board.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED ABOVE.

RATIFICATION OF AUDITOR

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2019, subject to ratification by our stockholders.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1982. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2019 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation, retention, review and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. In conjunction with the rotation of the audit firm's lead engagement partner, the Audit Committee and its Chair in late 2016 were directly involved in the selection of PricewaterhouseCoopers' current lead engagement partner, whose period of service began in 2017. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company's independent registered public accounting firm.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

If the stockholders fail to ratify the appointment of our independent registered public accounting firm, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Cypress and its stockholders.

All services provided to Cypress by PricewaterhouseCoopers LLP for fiscal years 2017 and 2018 were pre-approved by the Audit Committee. The Audit Committee is responsible for the compensation of our independent registered public accounting firm and oversees our audit and non-audit fee negotiations with the firm. Fees billed to us by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

Services	2017	2018

Audit Fees	$4,485,115	$4,036,494

Audit-Related Fees	$108,964	$387,825

Tax Fees	$1,413,531	$816,700

All Other Fees	$2,700	$2,700

Total	$6,010,310	$5,243,719

Audit Fees.    Includes fees associated with the annual audit of our financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act of 2002, review of our quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with our Form S-8 filings, assistance with and review of other documents we file with the Securities and Exchange Commission, and statutory audits required internationally.

Audit-Related Fees.    Audit-related services principally include systems pre-implementation review and due diligence services, not associated with the regular audit.

Tax Fees.    Includes fees for tax compliance (tax return preparation assistance and expatriate tax services), general tax planning, tax-related services for acquisitions and international tax consulting.

RATIFICATION OF AUDITOR

All Other Fees.    Includes fees for accessing PricewaterhouseCoopers LLP's online accounting research database.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit services, audit-related services, tax and other services performed by the Company's independent registered public accounting firm. With the exception of certain de minimis amounts, unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services for Cypress.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2019.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

SAY ON PAY

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with an opportunity to cast a non-binding, advisory vote (often called a "say-on-pay" vote) to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement (including in the Executive Compensation Tables and the section titled "Compensation Discussion and Analysis"). Your vote on this say-on-pay proposal will provide us with valuable insight into our stockholders' view on our executive compensation practices. We hold a say-on-pay vote every year.

Compensation Philosophy.    Our Compensation Committee believes in a pay-for-performance approach to executive compensation and has established performance-oriented compensation programs for our executive officers. The core goals of our executive compensation philosophy are to:

  •
  attract and retain top talent for critical positions;
  •
  compensate executive officers at competitive but responsible levels;
  •
  provide equity-based compensation to align our executives' interests with stockholders' interests; and
  •
  emphasize performance-based compensation vehicles to enhance the focus on specific goals and to reward those who make significant contributions to our performance when the goals are achieved.

Key Features of our 2018 Executive Compensation Programs.    Our executive compensation programs are designed to attract, motivate and retain our executive officers, who have played critical roles in our ability to drive strong financial results. Under these programs, our executive officers are rewarded for achieving specific short-term and long-term strategic and corporate goals, and for realizing increased stockholder value. The key features of our 2018 executive compensation program include:

  •
  base salary and bonus targets were set at approximately the median for our peer group;
  •
  our short-term incentive (cash bonus) plan funding formula was based on a combination of revenue and pre-tax profit margin targets;
  •
  our long-term incentive (equity award) grants were weighted more toward performance-based awards, including single- and multi-year measurement periods, and weighted less towards service-based awards, with our CEO's 2018 equity award being 70% performance-based and 30% service-based; and
  •
  the goals incentivized by our 2018 long-term incentive grants included: 2018 non-GAAP net income; 2018 new product revenue; 2020 pre-tax profit margin; three-year relative total stockholder return (TSR); and four-year revenue growth relative to semiconductor industry market growth.

Please read the Compensation Discussion and Analysis section of this Proxy Statement for additional information about our executive compensation programs and the compensation awarded to our Named Executive Officers in fiscal 2018.

Alignment with Stockholder Interests.    Our Compensation Committee reviews our executive compensation programs to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders' interests and with current market practices. We have held say-on-pay votes annually since 2011. The results of these votes demonstrate strong stockholder support for our pay practices. The voting recommendations provided by Institutional Shareholder Services ("ISS") and Glass Lewis (the two primary independent proxy advisory firms) and our say-on-pay vote results for the last three years are set forth below:

Annual Meeting	ISS Recommendation	Glass Lewis Recommendation	Stockholder Vote in Favor of our Programs (percent of votes cast)

2018	FOR	FOR	95%

2017	FOR	FOR	82%

2016	FOR	FOR	90%

SAY ON PAY

We believe that stockholder interests are further served by other executive compensation-related policies and practices that we follow, which include:

  •
  We do not have minimum payment levels for our short-term incentive (cash bonus) plan or for our performance-based equity awards.
  •
  We do not provide any material perquisites to our executive officers.
  •
  We do not pay taxes on our executives' behalf through "gross-up" payments or otherwise (other than for a business-related relocation or pursuant to the terms of a broad-based employee program).
  •
  Our change-of-control severance agreements have a "double-trigger" provision (benefits require both a change of control of the Company and termination of employment) rather than a "single-trigger" provision (under which benefits would be triggered automatically upon a change of control).
  •
  We do not reprice "underwater" stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.
  •
  Our executive officers (and directors) are subject to a stock ownership policy (after an initial-appointment grace period), which requires them to retain a portion of newly vested equity awards until they have satisfied the policy.
  •
  We have a recoupment (or "clawback") policy that allows the Board to recover cash- and equity-based incentive compensation from executives (including each of the Named Executive Officers) in certain circumstances such as if Cypress has to restate its financial results or the executive engages in dishonest conduct.
  •
  We prohibit pledging of, and hedging against losses in, Cypress securities by our executives.
  •
  Our Compensation Committee retains a compensation consultant for independent advice and objective market data.
  •
  Our Compensation Committee oversees our performance-based compensation programs and reserves discretion to ensure payouts are consistent with the Committee's assessment of the Company's performance.
  •
  We carefully monitor and take into account the dilutive impact of our equity awards.
  •
  We seek annual stockholder feedback on our executive compensation program.

This proposal, commonly known as a "say-on-pay" vote, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosure pursuant to Item 402 of Regulation S-K."

The say-on-pay vote is advisory, and therefore not binding on the Company, our Compensation Committee, or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and we maintain an annual investor outreach program. To the extent there is any significant vote against executive officer compensation as disclosed in this Proxy Statement, our Board will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our current policy is to hold a say-on-pay vote each year at the annual meeting of stockholders. After this year's meeting, we expect that the next such vote will occur at the 2020 annual meeting of stockholders.

Required Vote

Proxies received by the Company will be voted "FOR" this proposal unless you specify otherwise in the proxy. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required to approve, on an advisory basis, the compensation of our Named Executive Officers.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DESCRIBED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our business, assets and operations are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our chief executive officer, our chief financial officer ("CFO"), our chief legal officer, and other Named Executive Officers, members of management (including the internal audit team), and Company employees, as well as our independent auditors, and by reviewing materials provided to them and participating in meetings of the Board and its committees.

In addition to its management function, our Board remains committed to strong and effective corporate governance, and, accordingly, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules (including the Nasdaq Listing Rules), as well as the best practices of other public companies.

The Company's corporate governance program has the following features, among others:

  •
  a Board that is up for election annually and has been for over 30 years;

  •
  no stockholder rights plan in place;

  •
  Board committees that include and are chaired solely by independent directors, and that operate under committee charters;

  •
  charters for Board committees that are publicly available on our website, are regularly updated, and which clearly establish the roles and responsibilities of each such committee;

  •
  a Board that has unrestricted access to the Company's management, employees, and professional advisers;

  •
  regular executive sessions among our non-employee and independent directors;

  •
  proxy access provisions in our bylaws, which allow eligible stockholders to include their director nominees in the Company's proxy materials;

  •
  a majority vote standard in uncontested director elections;

  •
  a director resignation policy requiring any incumbent director who receives a greater number of votes "against" than votes "for" his or her election to promptly tender his or her resignation;

  •
  a risk management program with specific responsibilities assigned to management, the Board and the Board's committees;

  •
  a clear Code of Business Conduct and Ethics that is reviewed annually for best practices;

  •
  a clear set of Corporate Governance Guidelines that is reviewed annually for best practices;

  •
  a clawback policy that requires the return of performance-based compensation payments to the Company by any executive (i) engaged in (a) fraud, theft, misappropriation, embezzlement or dishonesty, or (b) intentional misconduct related to the Company's financial reporting, or (ii) in the event of a material negative revision of any financial or operating measure on which performance-based compensation was paid out to such executive;

  •
  a long history of providing no material perquisites to our directors and executive officers;

  •
  an independent compensation consultant that is engaged by the Compensation Committee for objective advice; and

  •
  a director and committee self-evaluation process that allows directors to provide additional feedback on the Board's performance and other matters related to the Company.

In addition to the features above, we have a long-standing stock ownership requirement to ensure that the interests of our directors and executives officers remain aligned with the interests of the Company and its stockholders.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the structure and other policies related to our Board. The guidelines cover, among other topics:

  •
  director independence;

  •
  Board structure and composition, including the designated Board committees;

  •
  Board member nomination and eligibility requirements;

  •
  Board leadership and executive sessions;

  •
  limitations on other Board and committee service;

  •
  director responsibilities;

  •
  Board and committee resources, including access to management and employees;

  •
  director compensation;

  •
  director orientation and ongoing education;

  •
  succession planning;

  •
  Board and committee self-evaluations; and

  •
  periodic evaluations of individual directors.

Our current Corporate Governance Guidelines are posted on our investor relations website at investors.cypress.com/corporate-governance.

Board Structure

Our Board is currently comprised of nine directors, all of whom are independent except for our chief executive officer, Hassane El-Khoury. There are no family relationships among our directors and executive officers. On November 2, 2018, J. Daniel McCranie, a member of the Board, informed us of his decision not to stand for re-election. Mr. McCranie's decision not to stand for re-election was not the result of any disagreement with the Company. Mr. McCranie will continue to serve as a member of the Board until the election of directors at the 2019 Annual Meeting. The Board has reduced the size of the Board from nine to eight directors, effective upon the election of directors at the 2019 Annual Meeting.

Non-Executive Chairman.    Our Board is currently led by an independent director serving as non-executive chairman of the Board (the "Chairman"). Our Board's general policy, as stated in our Corporate Governance Guidelines, is that separate persons should hold the positions of chairman of the Board and chief executive officer to enhance the Board's oversight of management. This leadership structure enhances the accountability of our chief executive officer to the Board, provides a balance of power on our Board, and encourages thoughtful decision-making. We also historically separated the roles in recognition of these benefits. While the CEO is responsible for the day-to-day leadership of the Company and the setting of strategic direction, the Chairman provides guidance to the Board and sets the agenda for and presides over Board meetings as well as meetings of the Board's independent directors. The Chairman also provides performance feedback on behalf of the Board to our CEO.

Board Meetings and Executive Sessions.    Executive sessions of independent directors are held at each regularly scheduled meeting of our Board and at other times as deemed necessary by our directors. In fiscal year 2018, our Board held five regularly scheduled meetings, and every director attended all such Board meetings. At such meetings, every independent director attended the executive sessions. The Board also held seven special meetings during fiscal year 2018. During fiscal year 2018, each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served that were held during the portion of the year for which he or she was a director or committee member. Mr. Albrecht, our Chairman, presided over all executive sessions of our directors in fiscal year 2018. The Board's policy is to hold executive sessions without the presence of management, including the CEO. The committees of the Board also meet in executive session on a frequent basis.

CORPORATE GOVERNANCE

Our directors are expected to attend each of the regularly scheduled board meetings. For that reason, the Board's calendar is set in advance to ensure that all directors can attend all such meetings.

Determination of Independence.    The Corporate Governance Guidelines provide that a majority of our directors must be persons who, in the business judgment of the Board, qualify as independent directors under applicable Nasdaq listing standards. The Board has adopted the definition of "independence" as described under Nasdaq Listing Rule 5605 and, with respect to committee members, the standards applicable to the committees on which they serve including the audit committee standards under Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Exchange Act, and the compensation committee standards under Section 162(m) of the Internal Revenue Code (the "Tax Code") and Rule 16b-3 under the Exchange Act.

In order to make a determination of independence of a director as required by our Corporate Governance Guidelines and such rules, the Board determines whether a director or a director nominee has a material relationship with Cypress (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Cypress). Each director or director nominee completes a questionnaire, with questions tailored to the Nasdaq Listing Rules, as well as such other requirements for independence. On the basis of the questionnaires completed and returned by each director, the Board determined that each of Messrs. Albrecht, Kwon, Martino, McCranie, Owens and Wishart and each of Mses. Lego and Sargent is independent as determined under our Corporate Governance Guidelines and the Nasdaq Listing Rules for service on the Board. The Board also determined that each of these directors is independent under the Nasdaq Listing Rules and such other rules for service on the various committees of the Board on which they currently or previously served. The Board determined that Mr. El-Khoury, our president and chief executive officer, is not independent by virtue of his employment and position at Cypress.

The Board considered the transactions described below (none of which involved professional, advisory, or consulting services provided to us by a director) in making its affirmative determination that each non-employee director is independent pursuant to the Nasdaq Listing Rules and the additional standards mentioned above for members of audit committees and members of compensation committees. In each case, the Board affirmatively determined that, because of the nature of the director's relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director's exercise of independent judgment in carrying out his or her responsibilities as a director.

  •
  In the ordinary course of business during fiscal 2018 we purchased approximately $7.0 million in products and services from Lam Research Corporation ("Lam Research") and we owed approximately $0.5 million to Lam Research in connection with those transactions at the end of the fiscal year. In addition, during fiscal 2018, we sold approximately $103,000 in products and services to Lam Research in the ordinary course of business. Ms. Lego has served on the board of directors of Lam Research since 2006. Ms. Lego was not directly involved in the negotiation of our agreements with Lam Research and did not have any role in determining the pricing or terms of these transactions. The annual amounts involved in these transactions did not exceed one percent of the recipient entity's consolidated gross revenues for 2018.

  •
  In the ordinary course of business during fiscal 2018 we sold products and services to other companies for which Mr. Martino, Ms. Sargent, or Ms. Lego served as non-employee directors during fiscal 2018. Our fiscal 2018 sales revenue from these transactions did not exceed $115,000 per company (which is less than 1 percent of our consolidated gross revenues for 2018) and such directors were not directly involved in the negotiation of the agreements and did not have any role in determining the pricing or terms of these transactions.

  •
  In October 2018, we entered into a joint venture agreement (the "Joint Venture Agreement") with SK hynix system ic Inc. ("SKHS"), a South Korean company for which Mr. Kwon serves as a senior advisor. When the transaction closes, we will contribute our NAND flash business and $2.4 million in cash toward the equity of the joint venture ("JV"). The transaction is intended to reduce our exposure to a highly commoditized product line that has traditionally been volatile with low gross margins. The JV will be controlled by SKHS, which is a wholly-owned subsidiary of SK Hynix Inc. (formerly known as Hyundai Electronics, "SKH"). The principal purpose of the joint venture will be the development, manufacture, sale and distribution of NAND flash products and other related products and services using large-scale NAND wafers supplied by SKH. Upon launch, the JV will enter into a supply agreement with SKH, a back-end manufacturing agreement with Cypress, and a transition services agreement with Cypress. Mr. Kwon was employed by SKH for almost 30 years in a variety of roles, most recently as chief executive officer from 2010 to 2013. Mr. Kwon retired

CORPORATE GOVERNANCE

    from his chief executive officer position in 2013 but continued to serve as a senior advisor to SKH until December 2017. In January 2018, Mr. Kwon became a senior advisor to SKHS. Mr. Kwon recused himself from our Board's discussion and approval of the Joint Venture Agreement.

Committees of the Board

The Board has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee. The current chair and members of each of the standing committees are listed below, along with the number of times each of these committees met during 2018:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

W. Steve Albrecht	Chair		Member

Catherine P. Lego	Member		Member

Camillo Martino	Member	Chair

Jeffrey J. Owens	Member	Member

Jeannine P. Sargent		Member	Member

Michael S. Wishart		Member	Chair

Meetings during 2018	10	13	8

Each committee is described below.

Audit Committee

The Audit Committee consists of Messrs. Albrecht (chair), Martino and Owens and Ms. Lego. The Board has determined that each member of the Audit Committee is independent as defined under the Nasdaq Listing Rules and the SEC rules applicable to audit committee members. The Audit Committee operates under a written charter adopted by our Board and reviewed annually by the Audit Committee. The Audit Committee's charter is available on our investor relations website at investors.cypress.com/corporate-governance.

The Board determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the Nasdaq Listing Rules. Our Board further designated each of Mr. Albrecht and Ms. Lego as an "audit committee financial expert" in accordance with the requirements of the SEC and Nasdaq Listing Rules.

The responsibilities of our Audit Committee and its activities during fiscal year 2018 are described in its charter and the Report of the Audit Committee contained in this Proxy Statement.

The Audit Committee, through delegation by the Board, has overall responsibility for:

  •
  overseeing risks related to internal controls, financial reporting, fraud, insurance, treasury, compliance, and litigation;

  •
  reviewing and approving the scope of the annual audit and the adequacy of the Audit Committee charter;

  •
  assisting the Board in the oversight of the Company's compliance with legal and regulatory requirements;

  •
  meeting separately with our independent registered public accounting firm, internal auditors, and our senior management to identify, assess, manage and mitigate areas of risk for the Company;

  •
  overseeing and reviewing our accounting and financial reporting processes, internal audit, and matters relating to the Company's internal control systems, as well as the results of the annual audit;

  •
  ensuring the integrity of the Company's financial statements;

  •
  overseeing and reviewing the independent registered public accounting firm's appointment, qualifications, performance, compensation, retention and independence issues;

CORPORATE GOVERNANCE
  •
  preparing a report of the Audit Committee to be included in the Company's annual proxy statement;

  •
  pre-approving all proposed services and related fees to be paid to our independent registered public accounting firm;

  •
  providing input on the risk assessment processes in the Company, which forms the basis of the annual audit plan;

  •
  overseeing the Company's whistleblower policy and reporting function;

  •
  reviewing SEC filings, earnings releases, and other forms of significant investor communications;

  •
  overseeing the Company's capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, cash management, income taxes, and legal matters, and policies relating to interest rates and currency hedging;

  •
  reviewing and, if appropriate, approving all related-person transactions; and

  •
  overseeing matters related to the security of, and risks related to, information technology systems and procedures including cybersecurity.

The Audit Committee met 10 times in fiscal year 2018 and, on a quarterly basis, met in executive session separately with each of management, the head of our internal audit team, and representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm.

Compensation Committee

The Compensation Committee consists of Messrs. Martino (chair), Owens and Wishart and Ms. Sargent. The Board has determined that each member of the Compensation Committee is an independent director within the meaning of the Nasdaq Listing Rules, a non-employee director for purposes of SEC Rule 16b-3 under the Exchange Act, and an outside director for purposes of Section 162(m) of the Tax Code.

The Compensation Committee assists the Board with discharging its duties with respect to the formulation, implementation, review and modification of the compensation of our directors and executive officers, the preparation of the annual report on executive compensation for inclusion in our proxy statement and oversight of the Company's compensation and equity programs.

The Compensation Committee regularly considers the risks associated with our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs to avoid certain design features that have the potential to encourage excessive risk-taking. Instead, our compensation programs are designed to encourage employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company's business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short- and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. In fulfilling its responsibilities, the Compensation Committee may, to the extent permitted under applicable law, the Nasdaq Listing Rules, the rules of the SEC and the Tax Code, and the Company's certificate of incorporation and bylaws, delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee intends to continue to take risk considerations into account when designing executive compensation programs.

In conjunction with the recommendations of the Compensation Committee's independent compensation consultant, and our CEO, the Compensation Committee determines the compensation of our executive officers. In late 2018, the Compensation Committee's charter was revised to provide that compensation of the CEO will be recommended by the Compensation Committee and approved by the full Board (without participation by the CEO). No officer of the Company was present during discussions or deliberations regarding that officer's own compensation.

The Compensation Committee, through delegation by the Board, has overall responsibility for:

  •
  reviewing and recommending, for Board approval, the base salary, target bonus incentive, and equity grants (including the performance-based metrics for such equity grants) for our CEO;

CORPORATE GOVERNANCE
  •
  reviewing and approving the base salary, target bonus incentive, and equity grants (including the performance-based metrics for such equity grants) for our senior management (excluding the CEO);

  •
  formulating, implementing, reviewing, approving, and modifying the compensation of the Company's directors and senior management (excluding the CEO);

  •
  recommending to the Board for approval the Company's compensation plans, policies and programs, and administering such approved compensation plans, policies and programs;

  •
  reviewing and approving the Company's compensation discussion and analysis for inclusion in the proxy statement;

  •
  reviewing and approving stock budgets for focal equity grants for all eligible employees;

  •
  reviewing the annual benefit changes made by the Company with respect to its employees;

  •
  overseeing the Company's equity incentive plans;

  •
  overseeing and monitoring executive succession planning for the Company (excluding the CEO);

  •
  conducting a periodic risk analysis of the Company's compensation policies and programs; and

  •
  overseeing the Company's diversity and talent management initiatives.

In discharging its duties, the Compensation Committee selects and retains the services of compensation consultants in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Compensation Committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants' services at any time. The fees of these consultants are paid by the Company. The Compensation Committee retained Pearl Meyer & Partners ("Pearl Meyer") as its compensation consultant for the first half of fiscal year 2018 (through mid-June). In mid-2018, the recently appointed Chairman of the Compensation Committee initiated an evaluation of our overall executive compensation program and, as part of that effort, in June 2018 the Compensation Committee retained Compensia, Inc. ("Compensia") as its new compensation consultant. The Compensation Committee regularly meets in executive session with its independent consultant to discuss various matters and formulate certain final decisions, including those regarding the performance of, and recommendations regarding the compensation of, the CEO.

The Compensation Committee held 13 meetings during fiscal year 2018. The Report of the Compensation Committee is contained in this Proxy Statement. The charter for our Compensation Committee is posted on our investor relations website at investors.cypress.com/corporate-governance.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Wishart (chair) and Albrecht and Mses. Lego and Sargent. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director within the meaning of the Nasdaq Listing Rules.

The Nominating and Corporate Governance Committee has recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board.

The purpose of the Nominating and Corporate Governance Committee is to:

  •
  determine the skills, size, function, education and experiences the Board needs to most effectively meet its responsibilities;

  •
  as part of its risk management, ensure the Board has the requisite mix of skills and expertise to competently oversee the operations of the Company;

  •
  identify and evaluate individuals qualified to become Board members;

  •
  recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, including any nomination of qualified individuals properly submitted by stockholders of the Company;

  •
  consider resignations submitted pursuant to the Company's director resignation policy;

CORPORATE GOVERNANCE
  •
  develop, maintain and recommend to the Board a set of corporate governance principles;

  •
  oversee the annual self-evaluation process of the Board and the Board committees, and the periodic process of evaluating individual directors;

  •
  ensure that stockholder proposals are appropriately evaluated;

  •
  make recommendations to the Board on Board committee membership;

  •
  assess and make recommendations to the Board regarding the independence of Board and committee members;

  •
  review and recommend changes to the Company's Code of Business Conduct and Ethics and Insider Trading Policy;

  •
  evaluate, as needed, and address any concerns related to the performance of directors;

  •
  oversee the Company's environmental, social, and governance ("ESG") initiatives; and

  •
  oversee the directors' continuing education program.

With respect to board size, membership and nomination, the Nominating and Corporate Governance Committee is responsible for regularly assessing the size and composition of the Board and identifying exceptional director candidates in the event a vacancy occurs. In this regard, the Nominating and Corporate Governance Committee maintains a director skills matrix, for use in evaluating director competencies and the overall needs of the Board.

The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during fiscal year 2018.

The Nominating and Corporate Governance Committee held eight meetings during fiscal year 2018. The charter for our Nominating and Corporate Governance Committee is posted on our investor relations website at investors.cypress.com/corporate-governance.

Special Committees

The Board also forms special committees and subcommittees from time to time. For example, the Board periodically establishes a Pricing Committee to oversee the pricing and management of the Company's debt structure. The Pricing Committee generally consists of Messrs. Albrecht (chair), and Wishart and Ms. Lego and met several times in fiscal year 2018.

Consideration of Director Candidates

Stockholders may recommend, with timely notice, potential director candidates to the Nominating and Corporate Governance Committee (the "Nominating Committee") by submitting their names and background to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. The Nominating Committee will consider a recommendation only if appropriate biographical information and background materials are provided on a timely basis. See "How and when may I submit proposals or director nominations for consideration at next year's annual meeting of stockholders?" in the "Frequently Asked Questions About The Proxy Materials And Voting" section of this Proxy Statement for information regarding submitting nominations pursuant to the Company's bylaws.

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for directorships, including requests to Board members, professional outside consultants and other third-party trusted sources. Through the process of identification and evaluation of potential director candidates, the Nominating Committee seeks to achieve a balance of experience, a broad knowledge base, integrity, and capability on the Board. In addition, the Board recognizes the value of diversity, and believes that its membership should reflect a diversity of experience, gender, race, ethnicity, age, and tenure on the Board. Accordingly, the Nominating Committee considers diversity an important element in its consideration of director candidates.

The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cypress believes that the skill set, background, diversity and qualifications of our directors, considered as a group, should provide a critical composite mix of experience,

CORPORATE GOVERNANCE

knowledge and abilities that will allow our Board to fulfill its responsibilities and act in the best interest of the Company and its stockholders.

The process followed by the Nominating Committee to identify and evaluate nominees includes (i) meeting from time to time to assess the current or potential needs of the Board, as well as to evaluate biographical information and background material relating to potential candidates and, if appropriate, (ii) conducting interviews of selected candidates by members of the Nominating Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate nominees by following substantially the same process and applying substantially the same criteria as for candidates submitted by the Board to our stockholders. The assessment is made in the context of the perceived needs of the Board at the time of the evaluation.

The Board makes the final determination whether or not a stockholder-recommended candidate will be included as a director nominee for election in accordance with the criteria set forth in our Corporate Governance Guidelines or guidelines previously identified by the Nominating Committee. If the Board decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name of the nominee will be included in Cypress's proxy statement and proxy card for the stockholders meeting at which his or her election is recommended.

Proxy Access

In March 2017, the Board amended the Company's bylaws to add a new Section 2.16 to the bylaws, providing eligible stockholders with an alternate process to include their director nominees in the Company's annual meeting proxy materials (the "Proxy Access Bylaw").

Under the Proxy Access Bylaw, any stockholder, or group of up to 20 stockholders, owning 3% or more of the Company's outstanding common stock continuously for at least three years is eligible to nominate and include in the Company's annual meeting proxy materials director nominees constituting up to the greater of two directors or 20% of the directors then serving on the Board of Directors, provided that the nominating stockholder(s) and the director nominee(s) satisfy the requirements and follow the procedures specified in the Proxy Access Bylaw. If an individual proxy access director nominee does not receive at least 25% of the votes cast for election of that nominee, the Proxy Access Bylaw prohibits the re-nomination of that individual under the Proxy Access Bylaw for the next two annual meetings.

Succession Planning

Management Succession.    The Board considers succession planning and senior management development to be one of its most important responsibilities. In accordance with the Corporate Governance Guidelines, the Board is responsible for planning for CEO succession and the Compensation Committee is responsible for overseeing the CEO's development of other executive officers. During 2018 the Board engaged in contingency planning so as to be better prepared in the event of an unexpected departure of one or more key executive officers. In fulfilling these responsibilities, the Board and the Compensation Committee consider, among other factors they deem appropriate, the Company's strategic direction, organizational and operational needs, competitive challenges, leadership and management potential, and emergency situations. In addition, on an annual basis, the chief executive officer provides the Board with a performance assessment of senior management and their succession potential to the position of chief executive officer, including in the event of an unexpected emergency, along with a review of any development plans recommended for such individuals. Members of management with high potential to succeed in the Company are provided with additional responsibilities to expose them to diverse areas within the Company, with the goal of developing well-rounded and experienced senior leaders. These individuals may also be positioned to interact more frequently with the Board so that the directors can become familiar with these executives. The Board and the chief executive officer also have the authority to consider persons outside of the Company and to engage third-party consultants or search firms to assist in the succession planning process. In addition, the Compensation Committee is responsible for periodically reviewing the Company's organizational development activities in order to retain and attract top leadership talent. The Compensation Committee reports the summary results of this assessment to the Board.

Director Succession.    In accordance with the Corporate Governance Guidelines, evaluation of Board composition is the responsibility of the full Board, with the assistance of the Nominating Committee. As described above under

CORPORATE GOVERNANCE

"Nominating and Corporate Governance Committee," the Nominating Committee regularly reviews the composition of the Board and assesses the balance of knowledge, experience, skills, expertise, and diversity that is appropriate for the Board as a whole. In this regard, the Nominating Committee maintains a director skills matrix, for use in evaluating director competencies and the overall needs of the Board. The Board also discusses the results of the Board's annual self-evaluation to determine what action, if any, would improve Board and committee performance. When it is determined that a new director should be added to the Board or that a successor to a current director is necessary or desirable, the Nominating Committee considers the appropriate mix of experience, skills and other attributes that a director candidate should possess or exhibit in order to complement and enhance the effectiveness of the Board as a whole. Based on these ideal attributes, the Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company. The full Board then evaluates and selects director nominees for election to the Board at the annual meetings of stockholders and for filling vacancies or new directorships on the Board that may occur between annual meetings. The Nominating Committee may periodically engage a third-party search firm to assist the Nominating Committee and the Board in identifying potential director candidates for appointment to the Board in the event of both planned and unplanned vacancies on the Board.

Board's Role in Risk Management Oversight

Among the responsibilities of our Board is the oversight, review and management of the Company's various sources of risk. The Board addresses this risk, in part, through its engagement with our CEO and various members of management and the Company's outside consultants. Directors also discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company.

In the majority of cases, the Board implements its risk oversight responsibilities primarily through its various committees, which receive input from management on the potentially significant risks the Company faces and how the Company seeks to control, manage, and mitigate risk where appropriate. If the report is deemed significant, the chairman of the relevant committee reports on the committee's discussion to the Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate risk oversight, particularly with respect to risk interrelationships.

The Board's three standing committees (Audit, Compensation, and Nominating) oversee those risks that are most appropriate to their charters. For example, the Audit Committee oversees risks related to internal controls, financial reporting, fraud, insurance, treasury, cybersecurity, compliance and litigation. In addition, the Board regularly reviews reports from the Audit Committee regarding cybersecurity risk mitigation. The Audit Committee also oversees the activities of the Internal Audit Department, which independently assesses, audits and monitors risk throughout the Company. The Compensation Committee oversees risks related to our cash and equity compensation programs, perquisites, workplace diversity, and use of Company equity for compensation purposes. The Nominating and Corporate Governance Committee oversees risks related to corporate governance, ESG matters, the composition of our Board and its committees, and business ethics of the Company.

Stock Ownership Requirements

Our directors and executives have historically maintained strong stock ownership and our stock ownership requirements are consistent with industry best practices. The table below summarizes the stock ownership policy and status among our directors and Named Executive Officers as of March 1, 2019.

	Stock Ownership Requirement	Shares Actually Held

Chief Executive Officer	6x base compensation	11x base compensation

All Other Named Executive Officers	4x base compensation	6x – 12x base compensation

All Non-Employee Directors	5x annual cash retainer[1]	3x – 47x annual cash retainer[2]

1.
The annual cash retainer for non-employee directors is $50,000.

2.
Two directors currently hold company stock with a value of less than 5x the annual cash retainer (as of March 1, 2019), both of whom were appointed to the Board within the past two years and are within the initial appointment grace period under our stock ownership policy. Among our other non-employee directors, the ownership range is 14x – 47x annual cash retainer.

CORPORATE GOVERNANCE

Unvested RSUs do not count toward the stock ownership requirement; neither do unexercised stock options, even if vested and "in the money." Executive officers have three years from their designation as named executive officers to meet the stock ownership requirement; if the requirement is not met after three years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirement is met. Non-employee directors are required to meet the requirement within five years of their initial election or appointment to the Board.

As a result of the above requirements, we expect that our directors and Named Executive Officers will continue to hold a substantial amount of their Cypress compensation in shares of Cypress common stock, and maintain alignment with stockholder interests. All executive officers and directors currently comply with these requirements or expect to be in compliance within the required timeframes.

Policies Against Derivatives Trading, Hedging, and Pledging

The Company has a long-standing insider trading policy which regulates trading by our insiders, including our Named Executive Officers and Board members, and prohibits all employees and Board members from trading on material, non-public information. Our policy explains when transactions in Cypress common stock are permitted and provides that insiders may engage in transactions in Cypress common stock only during pre-established quarterly trading windows. The policy also sets forth certain types of prohibited transactions. Specifically, no Company director, employee, agent or contractor may engage in short sales of, or hedge against losses in, Company securities (which includes a prohibition against buying put options on Cypress common stock).

Cypress adopted and formalized a written pledging policy in fiscal year 2014 and the Compensation Committee approved modifications to the policy on February 15, 2017. As of February 15, 2017, Directors and Named Executive Officers are no longer permitted to pledge Cypress stock.

Code of Business Conduct and Ethics

The Board has a Code of Business Conduct and Ethics, which is available on the corporate governance section of our investor relations website at investors.cypress.com/corporate-governance.

Our Code of Business Conduct and Ethics applies to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, and to contractors of the Company. The Code of Business Conduct and Ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of our business. We intend to disclose any amendment to, or waiver from, the Code of Business Conduct and Ethics for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer, and controller or persons performing similar functions, as may be required by applicable SEC and Nasdaq rules by posting such information on our investor relations website, at investors.cypress.com/corporate-governance.

Communications from Stockholders and Other Interested Parties

Stockholders and other interested parties who wish to send communications on any relevant business topic to the Board or an individual director may do so by addressing such communication to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, 95134, or sending an e-mail to CYBOD@cypress.com.

The Board will give appropriate attention to written communication on valid business or corporate governance issues that are submitted by Company stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of our Board, with the assistance of the Corporate Secretary and internal legal counsel, is primarily responsible for monitoring communications from stockholders and other interested parties, and will provide copies or summaries of such communications to the other directors as the Chairman considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of our Board considers to be important for the directors to know.

Policy on Director Attendance at Annual Meetings

Our Board members are encouraged, but are not required, to attend our annual meetings of stockholders. Messrs. Albrecht, El-Khoury, Kwon, McCranie, Owens and Wishart and Mses. Lego and Sargent attended our annual meeting of stockholders in fiscal year 2018.

CORPORATE GOVERNANCE

Requests for Corporate Governance Documents

Printed copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available to any stockholder upon written request to: Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Non-Employee Director Cash Compensation

Our non-employee directors are paid an annual fee for serving on the Board, plus additional fees based on their committee service. Cash fees for our non-employee directors were not changed from 2009 to 2017. In mid-2018, the Compensation Committee surveyed director compensation arrangements at our peer group companies with the assistance of its independent compensation consultant, Compensia, and recommended that certain of Cypress's non-employee director compensation elements be increased to be in line with the peer median. The Board accepted the Compensation Committee's recommendation as proposed, approving increases in the annual cash fees payable to: (a) the Board chairman (from $30,000 to $65,000), (b) the Audit Committee chairman (from $20,000 to $25,000), and (c) the Compensation Committee chairman (from $15,000 to $20,000), with all such changes to become effective for the third quarter of 2018. In addition, in February 2018 the Board approved an increase in the annual cash fee payable to the Nominating and Corporate Governance Committee chairman (from $5,000 to $10,000) in light of the role's increased duties, with such change to become effective for the first quarter of 2018. The table below shows the annualized cash compensation payable to our non-employee directors before and after such changes.

	Annualized Cash Retainers

Position	2017[1]	2018[2]

Non-employee director retainer	$50,000	$50,000

Board chairman	$30,000	$65,000

Audit Committee chairman	$20,000	$25,000

Audit Committee member	$15,000	$15,000

Compensation Committee chairman	$15,000	$20,000

Compensation Committee member	$10,000	$10,000

Nominating and Corporate Governance Committee chairman[3]	$5,000	$10,000

Nominating and Corporate Governance Committee member	$5,000	$5,000

1.
This column presents the annualized amounts in effect during the first and second quarters of 2018, except as described in footnote (3) below.

2.
This column presents the annualized amounts in effect during the third and fourth quarters of 2018.

3.
The increased retainer for the chairman of the Nominating and Corporate Governance Committee became effective for the first quarter of 2018 and was in effect for the full year.

In addition to the retainers described above, non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Cypress, and seminars and programs on subjects related to their responsibilities.

Members of the Pricing Committee did not receive any additional compensation for their service on such committee.

Non-Employee Director Equity Compensation

Upon initial appointment or election to the board, each non-employee director is granted an equity award of restricted stock units ("RSUs") with a grant date value of approximately $200,000, which vests annually over three years. Non-employee directors who are elected at Cypress's annual stockholders meeting also receive an award of RSUs with a grant date value of approximately $200,000, which vests the day before the next annual stockholders meeting (which we refer to as the annual equity grant). The number of units granted is determined by dividing such values by the closing market price of our common stock on the date of grant. The value of the annual equity grant has remained unchanged since 2015. Any new director appointed by the board in between annual stockholders meetings will receive the annual equity grant, but with a value that is pro-rated for the number of months the director serves until the next annual stockholders meeting. Under Cypress's 2013 Stock Plan (the "2013 Plan"),

DIRECTOR COMPENSATION

non-employee directors may not be granted, in any fiscal year, equity awards with a grant date fair value of more than $500,000 (or $750,000 in connection with a director's initial appointment or election to the Board).

Non-Employee Director Compensation Table—2018

The following table presents compensation information for our non-employee directors for fiscal year 2018.

Director	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation ($)	Total ($)

W. Steve Albrecht	125,000	194,713	—	—	319,713

Oh Chul Kwon	50,000	194,713	—	—	244,713

Catherine P. Lego	68,214	194,713	—	—	262,927

Camillo Martino	82,500	194,713	—	—	277,213

J. Daniel McCranie	51,786	194,713	—	—	246,499

Jeffrey J. Owens	69,643	194,713	—	—	264,356

Jeannine P. Sargent	63,214	194,713	—	—	257,927

Michael S. Wishart	75,357	194,713	—	—	270,070

1.
The value reported in the "Stock Awards" column represents the aggregate grant date fair value of awards granted in fiscal year 2018, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation ("FASB ASC 718"). On May 11, 2018, each person listed in this table was re-elected to the Board at the 2018 annual meeting of stockholders and was automatically granted an award of 12,353 RSUs under the 2013 Plan. Each of these awards had a grant date fair value of $194,713 (or $15.7624 per share) and will vest in full on the day before the 2019 Annual Meeting. The grant date fair value of each of these RSU awards calculated under FASB ASC 718 is lower than the $200,000 value described in the section "Non-Employee Director Equity Compensation," above, primarily because RSUs do not have dividend rights. For information on the assumptions used in our grant date fair value computations, refer to Note 10—"Employee Stock Plans and Stock-Based Compensation" in the Notes to Consolidated Financial Statements in our 2018 Form 10-K. The number of outstanding unvested RSUs held at the end of fiscal year 2018 by each person listed in the table above was as follows:

• Mr. Albrecht: 12,353 RSUs	• Mr. McCranie: 22,251 RSUs
• Mr. Kwon: 12,353 RSUs	• Mr. Owens: 21,762 RSUs
• Ms. Lego: 22,077 RSUs	• Ms. Sargent: 20,894 RSUs
• Mr. Martino: 22,251 RSUs	• Mr. Wishart: 12,353 RSUs
2.
No stock option awards were granted to our directors in fiscal year 2018. The following aggregate director option awards were outstanding at the end of fiscal year 2018: Mr. Wishart held 34,398 options, all of which are Spansion, Inc. ("Spansion") awards issued prior to the merger that were assumed by Cypress and converted into options over Cypress stock pursuant to the merger agreement between Cypress and Spansion.

AUDIT COMMITTEE REPORT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Cypress's Board of Directors serves as the representative of the Board with respect to its oversight of:

  •
  Cypress's accounting and financial reporting processes, including the integrity of the Company's financial statements as well as the annual and quarterly audits of such financial statements;

  •
  Cypress's internal controls and the audit of management's assessment of the effectiveness of internal control over financial reporting;

  •
  Cypress's compliance with legal and regulatory requirements;

  •
  Cypress's independent registered public accounting firm's appointment, qualifications and independence, as well as such firm's fees and scope of services;

  •
  risks related to internal controls, financial reporting, fraud, insurance, treasury, cybersecurity, compliance and litigation; and

  •
  the performance of Cypress's internal audit function.

The Audit Committee also provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The charter of the Audit Committee is posted on our website at investors.cypress.com/corporate-governance.

Cypress's management has primary responsibility for preparing Cypress's financial statements, establishing the Company's financial reporting process, and developing its internal financial controls. Cypress's independent registered public accounting firm, currently PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of Cypress's financial statements to generally accepted accounting principles and on the effectiveness of Cypress's internal controls over financial reporting. The Audit Committee reviews the Company's financial disclosures and holds regular executive sessions outside the presence of management with our independent registered public accounting firm. The Committee also meets privately, as needed, with our chief financial officer, our legal counsel and our internal auditors to discuss our internal accounting control policies and procedures as well as any other issues raised by the Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 30, 2018, with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of any significant judgment exercised, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed the results of management's assessment of the effectiveness of Cypress's internal control over financial reporting as of December 30, 2018. The Audit Committee reports on these meetings to our full Board.

The Audit Committee hereby reports as follows:

  (1)
  The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements in Cypress's Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

  (2)
  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communication with Audit Committees, including, among other items, matters related to the conduct by PricewaterhouseCoopers LLP of the audit of Cypress's consolidated financial statements.

  (3)
  The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP for Cypress as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to Cypress's Board, and the Board approved, that the Company's audited financial statements be included in Cypress's Annual Report on Form 10-K for the fiscal year ended December 30, 2018 for filing with the Securities

AUDIT COMMITTEE REPORT

and Exchange Commission. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as Cypress's independent registered public accounting firm for fiscal year 2019.

Each member of the Audit Committee that served during fiscal year 2018 was independent as defined under the Nasdaq Listing Rules and the SEC rules applicable to audit committee members during the period in which they served.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chairman
Catherine P. Lego
Camillo Martino
Jeffery J. Owens

EQUITY COMPENSATION PLANS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes certain information with respect to shares of our common stock that may be issued under our equity compensation plans as of December 30, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance

Equity Compensation Plans Approved by Security Holders[1]	8,886,713[3]	12.50[6]	38,056,248[7]

Equity Compensation Plans Not Approved by Security Holders[2]	3,926,131[4]	7.71[6]	2,652,081[8]

Total	12,812,844[5]	11.75[6]	40,708,329[9]

1.
Plans approved by security holders consist of our 2013 Plan and our Employee Stock Purchase Plan (the "ESPP").

2.
Plans not approved by security holders consist of the 2010 Equity Incentive Award Plan (the "2010 Plan"), which we assumed in our merger with Spansion Inc., the 2012 Incentive Award Plan (the "2012 Plan"), which we assumed in our acquisition of Ramtron, and the 1999 Stock Option Plan (the "1999 Plan"), which has expired for new grants but under which previously granted options remain outstanding.

3.
Includes 2,222,998 shares underlying stock options and 6,663,715 shares underlying restricted stock units.

4.
Includes 202,819 shares underlying stock options and 3,510,138 shares underlying restricted stock units.

5.
Includes 1,533,458 performance-based awards at their target vesting level. If such awards were included at their maximum vesting level, the total number of shares subject to outstanding awards would be 14,346,302.

6.
Calculated exclusive of outstanding restricted stock units, which have no exercise price.

7.
Includes 36,119,534 shares available for award grant purposes under the 2013 Plan and 1,936,715 shares available for future issuance under the ESPP. Shares issued under the 2013 Plan in respect of "full-value awards" (i.e., restricted stock units and other awards with a per share purchase price lower than 100% of the stock's fair market value on the date of grant) count against the 2013 Plan's remaining available balance as 1.88 shares for every one share actually issued. The remaining available balance in the table above reflects such deductions with respect to all of the 2013 Plan's outstanding full value awards. Under the 2013 Plan, shares underlying full value awards that are cancelled or otherwise fail to vest will return to the available-for-grant pool at a ratio of 1.88 to 1.

8.
Includes 200,490 shares available for award grant purposes under the 2012 Plan and 2,451,591 shares available for award grant purposes under the 2010 Plan. Shares issued under the 2012 Plan in respect of full-value awards count against the 2012 Plan's remaining available balance as 1.53 shares for every one share actually issued. The remaining available balance in the table above reflects such deductions with respect to all of the 2012 Plan's outstanding full value awards. Under the 2012 Plan, shares underlying full value awards that are cancelled or otherwise fail to vest will return to the available-for-grant pool at a ratio of 1.53 to 1.

9.
For purposes of calculating the number of securities remaining available for future issuance, we have deducted outstanding performance-based awards from the available for grant reserve based on their target vesting levels. If such awards were to be deducted based on their maximum vesting levels, the total number of shares available for future issuance would be 38,084,823.

See Note 10 of the Notes to Consolidated Financial Statements in our 2018 Form 10-K for further discussion of Cypress's stock plans.

BENEFICIAL OWNERSHIP TABLE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present the number of shares of our common stock that were beneficially owned as of March 1, 2019 (except where another date is noted) by:

  •
  known beneficial owners of five percent or more of our common stock;

  •
  each current director and director nominee;

  •
  each Named Executive Officer; and

  •
  all current directors and current executive officers of the Company as a group.

As of March 1, 2019, 364,608,163 shares of the Company's common stock were issued and outstanding (excluding treasury shares).

5% Stockholders	Total Shares Beneficially Owned[1]	Percent of Common Shares Outstanding[2]

The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	40,229,398	11.03%

BlackRock, Inc.[4] 55 East 52nd Street New York, NY 10055	35,389,456	9.71%

Waddell & Reed Financial, Inc.[5] 6300 Lamar Avenue Overland Park, KS 66202	20,439,483	5.61%

Directors and Executive Officers	Shares Owned Outright[6]	Right to Acquire within 60 days[7]	Total Shares Beneficially Owned[1]	Percent of Common Shares Outstanding[2]

Non-Employee Directors

W. Steve Albrecht	149,586		149,586	*

Oh Chul Kwon	60,760		60,760	*

Catherine P. Lego	57,719		57,719	*

Camillo Martino	44,796		44,796	*

J. Daniel McCranie	74,796		74,796	*

Jeffrey J. Owens	14,114		14,114	*

Jeannine P. Sargent	9,609		9,609	*

Michael S. Wishart	77,923	34,398	112,321	*

Named Executive Officers

Hassane El-Khoury	512,650	28,856	541,506	*

Sam Geha	125,603	9,513	135,116	*

Sudhir Gopalswamy[8]	168,979	9,513	178,492	*

Pamela L. Tondreau	220,180	8,561	228,741	*

Thad Trent[9]	323,117	63,467	386,584	*

All current directors and executive officers of the Company as a group (13 persons)	1,839,832	154,308	1,994,140	0.55%

*
Less than 0.5%. See footnotes below.

BENEFICIAL OWNERSHIP TABLE
1.
The total shares beneficially owned by each person or group as of March 1, 2019 (except where another date is noted) includes shares of common stock that such person or group held outright on that date (e.g., shares held in a brokerage account) plus shares such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting of restricted stock units. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has the sole power to vote or direct the voting of (voting power), and the sole power to sell or otherwise direct the disposition of (dispositive power), the shares set forth opposite such stockholder's name.

2.
For each person and group included in the table, percentage ownership is calculated by dividing the total shares beneficially owned by such person or group as described above by the sum of the 364,608,163 shares of common stock outstanding (excluding treasury shares) on March 1, 2019 plus the number of shares of common stock that such person or group had the right to acquire from the Company on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and settlement of restricted stock units.

3.
Beneficial ownership information for The Vanguard Group is as of December 31, 2018 and is based on information contained in the amendment to Schedule 13G it filed with the SEC on February 11, 2019. Such amendment states that The Vanguard Group has sole voting power over 190,237 shares, shared voting power over 41,966 shares, sole dispositive power over 40,032,521 shares, and shared dispositive power over 196,877 shares.

4.
Beneficial ownership information for BlackRock, Inc. is as of December 31, 2018 and is based on information contained in the amendment to Schedule 13G it filed with the SEC on February 4, 2019. Such amendment states that BlackRock, Inc. has sole voting power over 33,891,575 shares, shared voting power over zero shares, sole dispositive power over 35,389,456 shares, and shared dispositive power over zero shares.

5.
Beneficial ownership information for Waddell & Reed Financial, Inc. is as of December 31, 2018 and is based on information contained in the amendment to Schedule 13G it filed with the SEC on February 14, 2019. Such amendment states that Waddell & Reed Financial, Inc. and Ivy Investment Management Company have sole voting power and sole dispositive power over 20,439,483 shares.

6.
"Shares owned outright" refers to long shares held in brokerage accounts.

7.
"Right to acquire within 60 days" refers to (a) shares subject to employee or director stock options that are exercisable on or within 60 days after March 1, 2019 and/or (b) shares subject to employee or director restricted stock unit awards that are scheduled to vest within 60 days after March 1, 2019 (including the estimated number of shares expected to vest during that time period in connection with performance-based stock units).

8.
Mr. Gopalswamy and his spouse have shared voting power and shared dispositive power over 98,555 shares, which are held by a living trust for which they both serve as trustees.

9.
Mr. Trent and his spouse have shared voting power and shared dispositive power over 172,105 shares, which are held in an account registered to both of them as joint tenants.

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The information in the following report shall not be deemed to be "soliciting material" or "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Cypress specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

We have reviewed and discussed the following Compensation Discussion and Analysis section with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Camillo Martino, Chairman
Jeffrey J. Owens
Jeannine P. Sargent
Michael S. Wishart

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") describes Cypress's executive compensation philosophy, objectives and programs, as well as the material compensation-related actions taken in fiscal year 2018 or to date in 2019 for the officers named below. As required by SEC rules, these are our "Named Executive Officers" (or "NEOs"):

Name	Title

Hassane El-Khoury	President and Chief Executive Officer

Thad Trent	Chief Financial Officer and Executive Vice President, Finance and Administration

Sam Geha	Executive Vice President, Memory Products Division

Sudhir Gopalswamy	Executive Vice President, Microcontroller & Connectivity Division

Pamela L. Tondreau	Executive Vice President, Chief Legal & Human Resources Officer

In this CD&A, the terms "we," "our," and "us" refer to Cypress and its management and sometimes, as applicable, the Compensation Committee of Cypress's Board of Directors (the "Committee" or the "Compensation Committee").

OVERVIEW

2018 Business Highlights

Fiscal year 2018 was a year of execution on our Cypress 3.0 initiatives, including the following accomplishments:

  •
  We generated record GAAP revenue of $2.48 billion, up 7% year-over-year, with automotive GAAP revenue up 13% and industrial GAAP revenue up 11% year-over-year;

  •
  We continued to execute on our gross margin improvement plan; increasing GAAP and non-GAAP gross margin to 37.3% and 47.8%, respectively, in the fourth quarter;*

  •
  GAAP EPS was $.95 compared to a loss of $.24 in 2017;

  •
  Non-GAAP EPS of $1.36 increased 53% year-over-year, 8 times faster than revenue growth;*

  •
  GAAP net cash provided by operating activities increased 17% year-over-year to $472 million, while free cash flow increased 16% year-over-year to $409 million;*

  •
  Design wins were up 24%, led by our Microcontroller and Connectivity Division for which design wins were up 32%;

  •
  After reinitiating our stock buyback program in the second quarter, we repurchased 2.4 million shares in fiscal 2018 for a total cost of $35 million; and

  •
  We signed a definitive agreement to enter into a joint-venture transaction with SK hynix system ic Inc. to exit the more commoditized NAND flash market.

*
Non-GAAP gross margin, non-GAAP EPS, and free cash flow are non-GAAP financial measures. Each non-GAAP financial measure is adjusted from the most directly comparable GAAP financial measure to exclude certain items. Our non-GAAP financial measures may be calculated differently than similarly-named non-GAAP financial measures presented by other companies. Our presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for information prepared and presented in accordance with generally accepted accounting principles ("GAAP"). Our presentation of non-GAAP financial measures supplements and should be viewed in conjunction with our GAAP financial measures. There are limitations to the use non-GAAP financial measures. Explanations of our non-GAAP financial measures, descriptions of such limitations, and reconciliations of the non-GAAP financial measures above to the GAAP financial measures the Company considers most comparable are included in the appendix to this Proxy Statement (the "Appendix").

COMPENSATION DISCUSSION AND ANALYSIS

Furthermore, our net burn rate for fiscal year 2018 was 1.16%. We calculated this "net burn rate" by dividing our net equity awards granted in 2018 (i.e., shares subject to new equity awards (at target) in 2018, plus any performance-based shares vesting above target in 2018, less shares subject to award forfeitures occurring in 2018) by our non-GAAP weighted average diluted shares outstanding for 2018. This calculation may differ from similarly named metrics used by others.

Responding to our Stockholders

When determining executive compensation, the Compensation Committee considers the results of the annual advisory "say-on-pay" vote cast by stockholders. At our 2018 annual meeting of stockholders, 95% of votes cast were in favor of our executive compensation program. The Compensation Committee believes this result reflects stockholders' strong support for our approach to executive compensation.

The Compensation Committee also believes it is important to continue our dialogue with stockholders to ensure our compensation philosophy and practices remain in sync with stockholder preferences. Accordingly, we maintain a formal stockholder outreach program to solicit feedback on executive compensation and governance. Since last year's annual meeting, we engaged with and received input from investors who together own (as of March 1, 2019) over 30% of our common stock, including 4 of our top 5 investors. In response to stockholder input and montoring of best practices:

  •
  in 2018 and 2019 we continued our use of total stockholder return (TSR) as a performance metric in our long-term incentive equity awards; and

  •
  in 2019 our short-term incentive cash bonus plan will move from quarterly payments to a single annual payment for our top executive officers.

Cypress's Compensation Philosophy

Our Compensation Committee believes in a pay-for-performance approach to executive compensation and has established performance-oriented compensation programs for our executive officers. As explained below, the core goals of our executive compensation philosophy are to:

  •
  Attract, motivate, and retain top talent for positions that are critical to Cypress's success;

  •
  Compensate executives at responsible levels; and

  •
  Emphasize performance-based compensation arrangements under which executives are rewarded for achieving specific short-term and long-term strategic, corporate goals, and enhancing stockholder value.

Attract, Motivate, and Retain Top Talent.    We aim to attract, motivate, and retain top talent for the critical positions that will guide our long-term success. We have structured our executive compensation program to motivate our executives to deliver on strategic objectives and to be competitive with compensation paid by companies in the same market for executive talent. Providing competitive compensation is especially important in the Silicon Valley area where we are headquartered. To ensure we remain competitive, our Compensation Committee conducts an annual compensation review to evaluate whether our current levels of cash and equity compensation for each executive are competitive with compensation provided at our peer companies. The Committee then makes adjustments based on merit and other factors.

Compensate Executives at Responsible Levels.    Our philosophy is to compensate our executives at competitive but responsible levels, with higher compensation for above-plan performance and lower compensation for below-plan performance. We seek to accomplish this through:

  •
  base salary levels that are generally targeted to the median for comparable positions among our peer group companies;

  •
  target cash incentive awards that approximate the median target award for comparable positions among our peers;

  •
  long-term equity grants generally weighted more toward performance-based awards, with single- and multi-year measurement periods, and weighted less toward service-based awards; and

  •
  standard health and welfare benefits.

COMPENSATION DISCUSSION AND ANALYSIS

See "Determining Compensation Levels" below for a discussion of the general factors we take into account when determining specific compensation levels.

Pay-for-Performance.    We use pay-for-performance compensation programs to align executive compensation with our achievements on both a short-term and long-term basis. Our Named Executive Officers' target total direct compensation is heavily weighted toward at-risk, performance-based cash and equity compensation, which currently includes incentive cash bonuses and performance-based stock units. The performance targets established under these programs are challenging and set in advance both at the corporate level, through corporate goals, and at an individual level—for cash bonuses—through individual goals set for each applicable period. This aligns executive compensation with stockholder interests by tying a significant portion of total direct compensation to achieving performance goals designed to promote Cypress's financial and operational success over both the short- and long-term. Compensation is designed to be rewarding when the corporate goals are achieved above target and to result in limited or no payout when the goals are not achieved, with the Compensation Committee providing oversight (and reserving discretion) to ensure payouts are consistent with the Committee's assessment of the Company's performance. In the case of equity awards, the Committee's discretion is limited to so-called "negative discretion" (downward adjustments only); whereas for the cash bonus plan, the Committee's discretion may be exercised to increase or decrease payouts.

Our cash bonus plan, the Cypress Incentive Plan (or "CIP"), provides a good example of how executive pay is tied to performance. Each year we establish corporate goals and individual scorecards comprised of quarterly and annual critical success factors (or "CSFs"). These scorecards are derived from the Company's annual operating plan. The annual operating plan is management's roadmap for the Company's performance for the upcoming year under anticipated conditions. Under the CIP, Cypress's cash bonus is funded (i) above target levels to the extent corporate performance exceeds targeted annual operating plan levels, and (ii) below target if the Company does not achieve key annual operating plan goals. For more information, see "Cypress 2018 Executive Compensation," below.

Cypress's Compensation Processes and Practices

The Role of the Compensation Committee.    The Compensation Committee administers all of the Company's equity-based compensation plans and, under its Board-approved charter, is responsible for the formulation, implementation, review, and modification of the compensation of our directors and "Senior Executives" (i.e., our Named Executive Officers and other executives who report directly to the CEO). In this capacity, the Compensation Committee reviews and approves all compensation paid to our executive officers, including salary, bonus, equity compensation, and other employee benefits. In late 2018, the Committee's charter was revised to provide that compensation of the CEO will be recommended by the Committee and approved by the full Board (without participation by the CEO). The Compensation Committee consists entirely of independent directors. As mentioned above, the Compensation Committee seeks to ensure that executive compensation is competitive by targeting each executive's total cash compensation at approximately the 50th percentile for comparable positions among our peer group companies. Target total cash compensation is supplemented by equity awards that are weighted toward performance-based shares. Each executive's total direct compensation will vary depending on Cypress's financial performance, the executive's individual performance and importance to Cypress, and internal fairness considerations among all senior management. Due to our emphasis on performance-based compensation, as Cypress's performance improves, so does the compensation of our executive officers. However, the Compensation Committee may also use its judgment to apply negative discretion to reduce payouts of certain compensation programs.

The Role of the Independent Compensation Consultant.    The Compensation Committee works directly with an independent compensation consultant to develop compensation strategies and levels for Cypress's executive officers. The Compensation Committee retained Pearl Meyer as its compensation consultant for the first half of fiscal year 2018 (through mid-June). In mid-2018, the recently appointed Chairman of the Compensation Committee initiated an evaluation of our overall executive compensation program and, as part of that effort, in June 2018 the Compensation Committee retained Compensia as its new compensation consultant. The Compensation Committee typically asks representatives of the compensation consultant to attend its regular meetings, including executive sessions. The compensation consultant is instrumental in assisting the Committee with its annual review of each executive officer's compensation (salary, bonus, and equity award levels) as compared to compensation levels

COMPENSATION DISCUSSION AND ANALYSIS

for comparable positions at our peer group companies. Occasionally, the compensation consultant has also assisted the Committee with a compensation review that considers multi-year wealth accumulation and uses both internal and peer data. The peer group selection and executive-compensation reviews that informed the Committee's February 2018 compensation decisions reported in this CD&A were facilitated by Pearl Meyer using AON / Hewitt Radford survey data and information from our peer group companies' proxy statements. The peer group selection and executive-compensation reviews that informed the Committee's adjustments to severance arrangements in late 2018 and its 2019 compensation decisions (reported as subsequent events in the section of this CD&A titled "Material Compensation Actions for 2019") were facilitated by Compensia.

Pearl Meyer was independent from Cypress's management during its entire tenure, did not provide any services to Cypress other than to the Compensation Committee, and received compensation from Cypress only for services provided to the Compensation Committee. Compensia is also independent from Cypress's management, has not provided any services to Cypress other than to the Compensation Committee, and receives compensation from Cypress only for services provided to the Compensation Committee.

The Role of Management.    The CEO makes recommendations to the Compensation Committee about the compensation of the other Named Executive Officers based on their achievement of quarterly, annual and multi-year objectives. While the Compensation Committee is solely responsible for approving executive officer compensation, our human resources' VP of compensation and benefits, our chief legal officer, our CFO, and our CEO all support the work of the Compensation Committee and its compensation consultant. The Compensation Committee meets frequently in executive session without management present.

Peer Group Companies.    The Compensation Committee conducts an analysis each year to select a group of peer companies to use for purposes of assessing the competitive market for executive talent. The Committee seeks to select companies that are publicly traded, are headquartered in the United States, compete in the semiconductor industry, are broadly similar to Cypress in their product and service offerings, revenue, size, and market capitalization, and against which Cypress competes for executive talent. Cypress's compensation consultant provides the Committee with analysis and recommendations regarding peer group selection. In mid-2017 and in consultation with the compensation consultant, the Committee made changes to Cypress's peer group for 2018 to better align the group with Cypress's revenue and market capitalization, and to account for mergers and acquisitions within our industry. Specifically, the Committee removed Analog Devices, Inc., Fairchild Semiconductor International, Inc. (which had been acquired by On Semiconductor Corp.), Linear Technology Corporation (which had been acquired by Analog Devices, Inc.), NVIDIA Corporation, Vishay Intertechnology Inc., and Xilinx Inc. from the peer group. The Committee added Integrated Device Technology, Inc., Marvell Technology Group Ltd., and Silicon Laboratories, Inc. to the peer group based on the factors described above. The resulting peer group, which was used for purposes of the comparative review that informed the Committee's compensation decisions made in the first half of 2018, is listed below:

2018 Peer Group Companies

Advanced Micro Devices, Inc.	Microsemi Corporation

Cirrus Logic, Inc.	ON Semiconductor Corp.

Cree, Inc.	Qorvo, Inc.

Integrated Device Technology, Inc.	Silicon Laboratories, Inc.

Marvell Technology Group Ltd.	Skyworks Solutions, Inc.

Maxim Integrated Products Inc.	Synaptics Incorporated

Microchip Technology Inc.

As of mid-2017 when this peer group was selected, Cypress ranked at the 46th percentile among these peers in revenue (over the prior twelve months) and at the 36th percentile in market capitalization.

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder-Friendly Practices.    We believe that stockholder interests are further served by other executive compensation-related policies and practices that we follow, which include:

  ✓
  We do not have minimum payment levels for our short-term incentive (cash bonus) plan or for our performance-based equity awards.

  ✓
  We do not provide any material perquisites to our executive officers.

  ✓
  We do not pay taxes on our executives' behalf through "gross-up" payments or otherwise (other than for a business-related relocation or pursuant to the terms of a broad-based employee program).

  ✓
  Our change-of-control agreements have a "double-trigger" provision (benefits require both a change of control of the Company and termination of employment) rather than a "single-trigger" provision (under which benefits would be triggered automatically upon a change of control).

  ✓
  We do not reprice "underwater" stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

  ✓
  Our executive officers are subject to a stock ownership policy (after an initial-appointment grace period), which requires them to retain a portion of newly vested equity awards until they have satisfied the policy.

  ✓
  We have a clawback policy that allows the Board to recover cash- and equity-based incentive compensation from executives (including each of the Named Executive Officers) in certain circumstances such as if Cypress has to restate its financial results or the executive engages in dishonest conduct.

  ✓
  We prohibit pledging of, and hedging against losses in, Cypress securities by our executives.

  ✓
  Our Compensation Committee retains a compensation consultant for independent advice and objective market data.

  ✓
  Our Compensation Committee oversees our performance-based compensation programs and reserves discretion to ensure payouts are consistent with the Committee's assessment of the Company's performance.

  ✓
  We carefully monitor and take into account the dilutive impact of our equity awards.

  ✓
  We seek annual stockholder feedback on our executive compensation program.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

The key components of Cypress's executive compensation program are described below.

Compensation	Objectives	Key Features

Base Salary	Provides a fixed level of compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Generally targeted at the 50th percentile for comparable positions among Cypress's peer group (but actual base salary of our NEOs relative to similar positions at peer companies may vary based on each NEO's skills, experience and other factors). Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay fairness.

Short-Term Incentive (Cash Bonus) Plan	Rewards achievement of strategic corporate objectives and individual milestones based on a balanced scorecard.	Bonus levels are generally targeted at the 50th percentile for comparable positions among Cypress's peer group.

100% at-risk based on company and individual performance.

Funding is based on Cypress meeting revenue and pre-tax profit margin targets, so generally the plan pays out only in profitable periods.

Long-Term Incentive (Equity Award) Program	Aligns with stockholder interests by giving executives an equity stake in Cypress's success.	Typically, equity awards make up the greatest portion of an executive's target total direct compensation opportunity.

• Service-Based Restricted Stock Units (RSUs)	Promote retention and provide a reliable opportunity for wealth creation over time.	Vesting occurs at a steady rate over time as long as the executive remains employed with the Company.

• Performance-Based Stock Units (PSUs)	Align executive and stockholder interests by linking vesting to long-term corporate performance.	Vesting requires both goal achievement and continued employment through scheduled vesting date.

Other Compensation	Ensure the health, welfare, and security of our workforce.	We provide health and welfare plans, and retirement savings plans. Severance benefits for key executives. We do not provide pensions or other material perquisites to our Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Determining Compensation Levels

In setting specific salary, target cash bonus, and equity award levels for each Named Executive Officer and our other senior officers, the Compensation Committee considers and assesses, among other factors it may consider relevant:

  •
  The compensation levels at our peer companies for comparable positions, generally targeting each executive officer's total cash compensation opportunity (i.e., base salary plus cash-bonus target) at approximately the 50th percentile for comparable positions among our peer group companies;

  •
  Various subjective factors relating to the individual recipient—the executive's scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Cypress executives; and

  •
  As to long-term incentive equity awards, individual performance, level of pay relative to the market, and internal pay fairness.

The Compensation Committee gives no single factor any specific weight. Each executive's compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee's business judgment in consideration of these factors and stockholder interests.

2018 EXECUTIVE COMPENSATION

2018 Base Salaries

The Compensation Committee targets Named Executive Officer base salaries at approximately the 50th percentile of base salaries of executives with similar positions and experience levels at our peer group companies. In February 2018, Sam Geha, Sudhir Gopalswamy, and Pamela L. Tondreau were each promoted from the senior vice president level to the executive vice president level. At the same time, as part of its annual review of executive compensation, the Compensation Committee reviewed the base salaries of all of our Named Executive Officers and approved the increases shown below to reflect such promotions and to remain competitive with peer group salaries.

Name	Initial Base Salary Rate (Jan-May)	Increase[1]	Adjusted Base Salary Rate (June-Dec)	Actual Base Salary Earned in 2018[2]

Hassane El-Khoury	$650,000	8%	$700,000	$676,923

Thad Trent	$400,000	9%	$435,000	$418,846

Sam Geha	$340,000	3%	$350,000	$345,385

Sudhir Gopalswamy	$340,000	4%	$354,000	$347,538

Pamela L. Tondreau	$360,000	7%	$385,000	$373,461

1.
Base salary increases were effective in June 2018.

2.
These amounts appear in the "Salary" column of the Summary Compensation Table

COMPENSATION DISCUSSION AND ANALYSIS

2018 Short-Term Incentive Plan (Cash Bonus) Compensation

In keeping with Cypress's performance-based compensation philosophy, the Compensation Committee approved the Named Executive Officers' continued participation for 2018 in our short-term incentive cash bonus program, which we call the Cypress Incentive Plan (or CIP).

For 2018, the CIP featured five performance measurement periods, namely each of our four fiscal quarters and our full fiscal year. A cash bonus could be earned for each period, subject to approval by the Compensation Committee at its next regular quarterly meeting (with the fourth quarter and full year bonuses to be paid concurrently).

Most of the Company's workforce participates in the CIP—executives and employees alike—except that the fifth (annual) performance period applies only at the senior vice president level and above. In addition, we maintain separate bonus plans for sales and manufacturing employees.

Under the CIP, the payout for each period is determined by multiplying the executive's target bonus for the period by a Company funding factor and by an individual goal achievement factor as shown below:

Cypress Incentive Plan (Cash Bonus) Formula

There is no minimum bonus payment guaranteed under the CIP, and the Compensation Committee has discretion under the plan to increase or reduce (including to $0) the amount of any bonus otherwise payable to a participant based on performance. We believe that Compensation Committee discretion is appropriate to help mitigate the risks associated with the short-term nature of this bonus plan. Each executive's maximum bonus under the CIP is capped at 250% of his or her target bonus amount.

Target Bonus Amount.    The Compensation Committee assigns each Senior Executive a target incentive expressed as a percentage of annual base salary. For each of the five performance periods, each executive's target bonus amount is calculated as one-fifth of his or her target incentive multiplied by his or her annualized base salary rate at the end of the period. In February 2018, the Compensation Committee reviewed the target incentive levels of the Named Executive Officers and determined to increase the target incentive for our CEO, Mr. El-Khoury, from its 2017 level of 125% to a new level of 140% to bring it closer to the peer group median, with such change to take effect for the second quarter concurrently with the base salary adjustment described above. The Compensation Committee kept our other Named Executive Officers at their 2017 levels with target incentives of 70% each for all five performance periods of 2018. The Compensation Committee determined in its judgment that these target incentive levels were appropriate based on its assessment of the factors identified under "Determining Compensation Levels," above.

Funding Percentage.    In February 2018, the Compensation Committee decided that the Funding Percentage under the plan would be determined within a range of 0% to 200% based on the Company's attainment of financial goals as well as the Committee's discretionary assessment of the Company's operational performance. The financial performance measures selected by the Compensation Committee for 2018 were as follows:

  •
  revenue as determined under GAAP (or "revenue"); and

  •
  non-GAAP pre-tax profit ("Profit Before Tax" or "PBT") margin calculated before payment of the periodic bonus.

Revenue and pre-tax profit margin are both key metrics used by our management to measure the performance of the business and are reported by the Company in its quarterly earnings release. The Compensation Committee believed it was appropriate to use revenue as a funding metric to maintain management's focus on increasing market share. The Compensation Committee chose to use profit as a financial metric to align the plan with stockholder interests and help ensure that revenue growth was not pursued to the detriment of earnings. Non-GAAP pre-tax profit is a metric the company reports in its earnings materials and is calculated as described in

COMPENSATION DISCUSSION AND ANALYSIS

the Appendix (which is the same manner in which it is calculated for external reporting purposes in the Company's quarterly earnings press releases). The Committee provided for profit to be determined on a non-GAAP basis because our non-GAAP adjustments generally relate to matters not included in our annual operating plan and over which management may be considered to have less control. The Committee provided for profit to be determined on a pre-tax basis as the company's tax liability is determined by a variety of factors, such as prior year net operating loss carryforwards, the results of audit examinations, and changing tax laws, which are not directly related the operational excellence the Committee was seeking to incentivize. The Committee provided for profit to be determined before payment of the bonus, in order to avoid circularity in the formula inasmuch as the cash bonus plan can be viewed as distributing a share of profit to the workforce.

Using those metrics, in February 2018 the Compensation Committee approved a funding matrix for the full-year performance period and also approved matrices for the four quarterly periods calibrated to add up to the annual matrix. The Committee retained the right to make upward or downward adjustments each period to ensure funding was consistent with the Committee's discretionary assessment of the Company's operating performance. The annual funding matrix set a 2018 revenue target representing more than 10% growth over the Company's 2017 revenue result and a pre-bonus PBT margin target representing more than 43% growth over the Company's 2017 PBT result. These levels incentivized management to grow profit more than 4 times faster than revenue, consistent with the Company's "Cypress 3.0" long-term growth model launched at our 2017 analyst day and discussed on our quarterly earnings calls thereafter. However, the matrix was designed so that funding would be zero if revenues came in 7% or more below target for 2018.

Individual Goal Achievement Percentage.    The final element of the 2018 CIP was the achievement of individual milestones, which were measurable quarterly and on an annual basis. The individual milestones were proposed by each Named Executive Officer and reviewed, modified as appropriate, and approved in advance by our CEO. The milestones varied by individual and were a mix of short- and long-term goals that focused on factors critical to the success of Cypress, including financial, market share, new customer, new product, quality improvement, and operational initiatives. The milestones for each period were scored on a scale of 0% to 100% (or up to 125% in the case of special "stretch" goals), with each milestone weighted by a specific point value based on its importance to Cypress and/or its level of difficulty. Specific scoring parameters that were used to determine whether the milestone had been achieved were also identified in advance in writing. At the end of each fiscal quarter, or fiscal year, as applicable, the Named Executive Officers "scored" their milestones based on the scoring parameters previously established. Their scores were reviewed, adjusted if necessary, and approved by our CEO. Our CEO's scoring was reviewed by the Compensation Committee and used as a basis for the Committee's determination of each Named Executive Officer's individual bonus.

COMPENSATION DISCUSSION AND ANALYSIS

2018 Cash Bonus Payouts.    After the end of each of the five performance periods, the Compensation Committee (a) reviewed the Company's actual performance on the two funding metrics and confirmed the periodic funding percentage in light of the Committee's assessment of the Company's operating performance and (b) reviewed the CEO's scoring of each Named Executive Officer's individual goals and confirmed each individual's goal achievement percentage. For the full-year performance period, revenue was $2.48 billion and pre-bonus PBT margin was 23.6%, corresponding to matrix funding at 122% of target. Although the Committee praised the Company's annual result, the Committee chose to exercise slight downward discretion in light of the Company's slowing growth in the fourth quarter and set funding for the annual performance period at 118%. Full payout results for 2018 are shown below:

Name	2018 Period	Annualized Salary Rate ($)	Target Incentive	Proration[1]	Target Bonus ($)	Funding %	Individual %	Final Cash Bonus[2] ($)

Hassane El-Khoury	Q1	650,000	125%	1/5	162,500	124.0%	90.30%	181,955

	Q2	700,000	140%	1/5	196,000	140.3%	93.19%	256,298

	Q3	700,000	140%	1/5	196,000	120.0%	93.74%	220,476

	Q4	700,000	140%	1/5	196,000	87.5%	68.02%	116,654

	FY	700,000	140%	1/5	196,000	118.1%	75.84%	175,492

	Total bonus:							950,875
	Total bonus as a percentage of target:							100.5%

Thad Trent	Q1	400,000	70%	1/5	56,000	124.0%	95.00%	65,968

	Q2	435,000	70%	1/5	60,900	140.3%	98.33%	84,028

	Q3	435,000	70%	1/5	60,900	120.0%	99.71%	72,868

	Q4	435,000	70%	1/5	60,900	87.5%	78.02%	41,575

	FY	435,000	70%	1/5	60,900	118.1%	85.57%	61,524

	Total bonus:							325,926
	Total bonus as a percentage of target:							108.8%

Sam Geha	Q1	340,000	70%	1/5	47,600	124.0%	95.00%	56,073

	Q2	350,000	70%	1/5	49,000	140.3%	105.83%	72,765

	Q3	350,000	70%	1/5	49,000	120.0%	93.12%	54,755

	Q4	350,000	70%	1/5	49,000	87.5%	80.00%	34,300

	FY	350,000	70%	1/5	49,000	118.1%	76.81%	44,434

	Total bonus:							262,327
	Total bonus as a percentage of target:							107.7%

Sudhir Gopalswamy	Q1	340,000	70%	1/5	47,600	124.0%	56.70%	33,467

	Q2	354,000	70%	1/5	49,560	140.3%	88.90%	61,823

	Q3	354,000	70%	1/5	49,560	120.0%	75.20%	44,723

	Q4	354,000	70%	1/5	49,560	87.5%	49.00%	21,249

	FY	354,000	70%	1/5	49,560	118.1%	43.72%	25,581

	Total bonus:							186,843
	Total bonus as a percentage of target:							76.0%

Pamela L. Tondreau	Q1	360,000	70%	1/5	50,400	124.0%	90.30%	56,434

	Q2	385,000	70%	1/5	53,900	140.3%	93.33%	70,588

	Q3	385,000	70%	1/5	53,900	120.0%	90.62%	58,613

	Q4	385,000	70%	1/5	53,900	87.5%	68.02%	32,080

	FY	385,000	70%	1/5	53,900	118.1%	77.66%	49,418

	Total bonus:							267,133
	Total bonus as a percentage of target:							100.4%

1.
Prorations of 1/5 convert annual amounts to periodic amounts, as a result of the plan's five performance periods (i.e., four quarterly periods and one annual period).

2.
Each Named Executive Officer's total bonus payment appears as "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive (Equity Award) Compensation

2018 Long-Term Incentive Program

In February 2018, the Compensation Committee approved grants of restricted stock units as part of our Long-Term Incentive (or "LTI") program for 2018. The awards were granted under the Company's 2013 Stock Plan. At the same time, the Committee set the performance goals (or "milestones") under which our executives would be eligible to earn their shares. For the CEO, approximately 70% of the units were allocated to performance-based milestones and approximately 30% were allocated to service-based milestones. For our other Named Executive Officers, the ratio was 55% performance-based to 45% service-based. The Committee weighted the Named Executive Officers' grants toward performance-based units in keeping with our pay-for-performance philosophy.

The service-based component of our 2018 LTI Program is scheduled to vest in three equal annual installments on each of the first three anniversaries of the date of grant. A participant is eligible to earn the service-based shares if he or she remains an employee in good standing of the Company and remains in his or her current role or a similar role and grade level (or is promoted to a higher role or grade level) through the applicable vesting date.

For the performance-based component of our 2018 LTI Program, a participant is eligible to vest only if and to the extent that the performance goals established by the Compensation Committee are satisfied. For each milestone, the Committee established a payout scale to translate performance levels into vesting results. Exact achievement of the performance goal generally translates into vesting of 100% of the target number of shares, with lesser vesting provided for lesser performance and greater vesting provided for greater performance. The 2018 payout scales approved by the Compensation Committee generally provide for a possibility of vesting up to 200% of target. In the stock unit award agreements, the Committee reserved the right to apply so-called "negative discretion" to reduce (including to zero), but not to increase, the number of shares that would otherwise vest based on the performance result. The Committee retained the right to apply negative discretion in order to mitigate the risk inherent in long-term awards that unforeseen changes in circumstance might result in undeserved windfalls to the participants.

Each performance-based stock unit is subject to both performance-based and service-based vesting requirements. This means that, for a participant's units to vest, the participant must (x) satisfy performance-based requirements and (y) remain continuously employed with the Company through the vesting date specified in the award agreement, which is generally the last trading day of February shortly after completion of the applicable performance period.

The table below shows the number of shares of our common stock underlying the awards pertaining to each component (and the percentage they comprise of each Named Executive Officer's total shares granted), at target in the case of performance-based components:

Long-Term Incentive Program Equity Awards Granted in 2018

	2018 Profit After Tax Milestone		2018 New Product Revenue Milestone		2020 PBT (withTSR upside) Milestone		2020 Revenue Growth Milestone		Service- Based (ratably over three years)		Total Award

Name	shares	%	shares	%	shares	%	shares	%	shares	%	shares	%

Hassane El-Khoury	56,347	17.5%	56,347	17.5%	56,347	17.5%	56,346	17.5%	96,594	30.0%	321,980	100%

Thad Trent	30,684	27.5%			30,684	27.5%			50,210	45.0%	111,578	100%

Sam Geha	27,245	27.5%			27,244	27.5%			44,582	45.0%	99,071	100%

Sudhir Gopalswamy	31,842	27.5%			31,842	27.5%			52,105	45.0%	115,789	100%

Pamela L. Tondreau	26,478	27.5%			26,478	27.5%			43,328	45.0%	96,284	100%

COMPENSATION DISCUSSION AND ANALYSIS

The performance milestones, performance periods, targets, and payout scales for each award were as follows:

Performance Milestone[1]	Performance Period	Target	Payout Scale or Range[2]

Profit After Tax	2018	$410.1 million	• achievement ≤ $324.3 M: 0% vest • achievement = $410.1 M: 100% vest • achievement ≥ $461.0 M: 200% vest

New Product Revenue	2018	$328 million	• achievement ≤ $295 M: 0% vest • achievement = $328 M: 100% vest • achievement ≥ $360 M: 200% vest

Profit Before Tax (PBT) Margin	2020	(4)	Payout range is 0% to 100%[4]

Cypress's TSR relative to S&P Semiconductors Index (PBT upside measure3)	2018-2020	(4)	Payout range is 0% to 100%[4]

Cypress Revenue Growth relative to Semi Market Growth (over 2016 base year)	2020	(4)	Payout range is 0% to 200%[4]

1.
All milestones are calculated on a non-GAAP basis consistent with the non-GAAP adjustments we make for external reporting purposes as described in the Appendix.

2.
For achievement between the stated levels, vesting is determined by linear interpolation.

3.
The TSR milestone provides upside to the PBT milestone. This means that TSR-based vesting is contingent on the PBT goal first being achieved above its minimum level. Assuming the PBT goal is achieved above its minimum level for 2020, then additional shares may be earned under the TSR goal (based on Cypress's three-year relative TSR for the performance period beginning January 1, 2018 and ending December 31, 2020). The number of such additional shares will be determined by applying the TSR-based vesting percentage to the original target number of shares subject to the PBT goal. The separate payout scales for PBT and TSR are each capped at 100%, so the additive effect of the two measures is to provide potential vesting of up to 200% of those target shares.

4.
Specific targets and payout-scale details will be disclosed upon completion of the applicable performance periods.

As shown in the grants table above, half of each executive's performance-based units granted in 2018 were allocated to the 2018 performance period and half were allocated to 2020. This bimodal distribution stands in contrast to the 2017 grant of performance-based units, which was allocated one-third per year over three years. For 2018, in consultation with the compensation consultant, the Compensation Committee decided to adopt the new bimodal incentive structure, omitting the middle tranche in order to emphasize the tangible prospect of near-term vesting and the upside opportunity of longer-term appreciation. The Committee intended to use this allocation for future-year grants as well, which would mitigate the lower vesting opportunity in year two that would otherwise be caused by the bimodal approach.

For the longer-term 2020 milestones, the Compensation Committee set goals on a relative basis—the profit (PBT) goal was set relative to Company revenue (as profit margin); the TSR goal was set relative to a semiconductor index; and the revenue growth goal was set relative to the semiconductor market. The Committee believed relative goals would be more likely to remain relevant, challenging, and motivating for our executives regardless of the macro-economic environment of future years.

Each performance milestone is further described below.

  •
  2018 Profit After Tax Milestone:  Profit After Tax is another name for the metric we report in our quarterly earnings release as "non-GAAP net income." This is a key metric used by management to measure the performance of our business. The Compensation Committee chose non-GAAP net income as a milestone (and as the near-term prong of the new bimodal incentive structure) because remaining profitable and growing income is a critical imperative for our Company.

COMPENSATION DISCUSSION AND ANALYSIS
  •
  2018 New Product Revenue Milestone (CEO only):  "New Product Revenue" means revenue arising from sales of recently introduced products (as further defined in the award agreement). This is not a metric we report externally. The Compensation Committee chose New Product Revenue as a milestone because shifting our product mix generally toward newer, higher-margin devices and away from older, lower-margin devices is an essential step toward achieving our long-term gross margin and operating margin targets. The Committee chose to assign this milestone to the CEO only, allocating his 2018 performance-period shares evenly between this milestone and the Profit After Tax milestone discussed above. By comparison, other executives' 2018 performance-period units were allocated entirely to the Profit After Tax milestone. In the Committee's view, this allocation struck an appropriate balance between incentivizing the CEO's new product evangelism efforts while helping to ensure that quality and support standards remain high for legacy products.

  •
  2020 Profit Before Tax (PBT) Margin Milestone:  PBT Margin is another name for the metric we report in our earnings release as "non-GAAP pre-tax profit margin." This milestone is similar to 2018 Profit After Tax (discussed above), except this milestone applies to 2020 and represents the long-term appreciation prong of the new bimodal incentive structure. Similar to Profit After Tax, the Compensation Committee selected PBT as a goal because remaining profitable and growing income is a critical imperative for our Company. The Committee provided for profit to be determined on a pre-tax basis for the 2020 milestone because the company's tax liability is determined by a variety of factors, such as net operating loss carryforwards, the results of audit examinations, and changing tax laws, which are not directly related to the operational excellence the Committee was seeking to incentivize and which are difficult to predict three years in advance.

  •
  2018–2020 Relative Total Stockholder Return (TSR) Milestone (an upside measure):  Total stockholder return (or TSR) means the stock price appreciation generated by an investment in a company's common stock held for a specified period and is generally calculated as the percentage change in the market price of the stock at the end of the period (plus reinvested dividends) compared to its beginning price. For this milestone, TSR will be measured over the period beginning January 1, 2018 and ending December 31, 2020 and assumes reinvestment of dividends at the closing price on the ex-dividend date. Beginning price and ending price are defined as the trailing 20 trading-day average closing price. Cypress's three-year TSR will be ranked against the TSR of each of the other companies in the S&P Semiconductors Select Industry Index (the "S&P Semiconductors Index") and this milestone's vesting percentage will be based on our percentile rank within that group according to the payout scale in the award agreement. The Compensation Committee chose TSR as a milestone to align compensation with stockholder interests. The Committee designed the award so that the TSR milestone provides upside to the PBT milestone. This means that TSR-based vesting is contingent on the PBT margin goal first being achieved above its minimum goal level (i.e., the minimum level for which some payout is provided in the award agreement). Assuming PBT margin exceeds such minimum goal level in 2020, then additional shares may be earned based on the relative TSR goal. The number of such additional shares will be determined by applying the TSR-based vesting percentage to the original target number of shares subject to the PBT goal. The separate payout scales for PBT and TSR are each capped at 100%, so the additive effect of the two measures is to provide potential vesting up to 200% of those target shares.

  •
  2020 Cypress Revenue Growth Relative to Semiconductor Market Growth over 2016 Base Year (CEO Only): The Compensation Committee chose revenue growth as the 2020 CEO-only milestone for reasons that are similar to its choice of New Product Revenue as the 2018 CEO-only milestone: the Committee wanted to give the CEO an extra incentive to focus on growing market share over the long term. The Committee selected the year of Mr. El-Khoury's appointment as CEO (2016) as the base year in order to measure our growth under his leadership. Our fiscal 2016 revenue will be compared to our fiscal 2020 revenue and our percentage growth over that period will then be compared to the percentage growth of the semiconductor market over the same period. The ratio of our growth to market growth will determine the vesting percentage as per the payout scale set forth in the award agreement. This milestone can be seen as rewarding the cumulative effect of the Cypress 3.0 strategy Mr. El-Khoury developed and is implementing. The Committee set this growth goal relative to semiconductor market growth, defining market size as the mean of the industry estimates published by Gartner and WSTS. This approach was taken because the Committee considers it vital to Cypress's long-term success that we outgrow the market in our high-margin strategic verticals (automotive, industrial, and Internet of Things). The Committee provided for market revenue growth to be calculated excluding DRAM because the Company does not compete in that market segment.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee intended the performance goals to be challenging but achievable. The Compensation Committee generally set the 2018 (near-term) goals' target performance levels equal to the levels called for by the Company's annual financial plan approved by the Board. Setting performance targets by reference to the annual Board plan results in target vesting if the plan is achieved, above target rewards for above-plan performance, and below-plan vesting for below plan performance (which approaches target as performance increases toward the plan level). As shown above the Compensation Committee's payout scales generally specified minimum performance levels below which no shares would be earned. The Committee believed it was appropriate to incentivize management in this manner to achieve and exceed the Board's 2018 plan.

The Compensation Committee provided for each of the above milestones (other than TSR) to be determined on a non-GAAP basis, consistent with the non-GAAP adjustments we make for external reporting purposes as described in the Appendix. As mentioned above, Profit After Tax is reported in our earnings materials as "non-GAAP net income" and PBT margin is reported in our earnings materials as "non-GAAP pre-tax profit margin." Although the Committee also provided for the revenue milestones to be calculated on a non-GAAP basis, no non-GAAP adjustments were applicable to the Company's revenue reporting during 2018. Revenue for the 2016 base year comparison period will be calculated on a non-GAAP basis as originally reported in our 2016 earnings release dated February 2, 2017 (i.e., adjusted to include certain intellectual property licensing revenue of an acquired company as described in the Appendix). Determining the milestones on a non-GAAP basis is appropriate, in the Committee's view, because the Company's non-GAAP adjustments generally relate to matters not included in the Company's annual financial plan and over which management may be considered to have less control. Determining 2016 revenue on a non-GAAP basis is appropriate because the acquired company's licensing revenue would have been included in our 2016 GAAP revenue but for the effect of the purchase accounting. (Note that including such licensing revenue for the 2016 base year makes the revenue growth milestone more difficult to achieve.) The Committee further provided for each of the above milestones (other than TSR and New Product Revenue) to be adjusted for mergers, acquisitions, or divestitures occurring after the grant date. No such transactions were included in the 2018 annual financial plan and therefore no such transactions were incorporated into the 2018 goals. The purpose of all of these adjustments is to mitigate extraordinary events that may occur during the performance period and align payouts with measures that reflect management's actual performance over the period.

In February 2019, the Compensation Committee determined that our actual performance and the corresponding vesting percentages were as follows with respect to LTI milestones with 2018 performance periods and, accordingly, the target units allocated to each milestone vested at the percentages shown below on the scheduled vesting date (the final trading day of February 2019):

2018 Performance Milestone[1]	Actual Performance	Actual Performance as a Percentage of Target	Vesting Percentage

Profit After Tax	$509.0 million[2]	124.1%	200%

New Product Revenue	$327.3 million[3]	99.8%	98%

1.
All milestones are calculated on a non-GAAP basis consistent with the non-GAAP adjustments we make for external reporting purposes as described in the Appendix.

2.
This is the full-year 2018 non-GAAP net income amount reported in our January 31, 2019 earnings release. Please refer to the Appendix in this Proxy Statement for a description of our non-GAAP adjustments and an explanation of how this amount was calculated (see the GAAP to non-GAAP reconciliation of non-GAAP net income).

3.
Although the Committee provided for milestone goals to be calculated on a non-GAAP basis, no non-GAAP adjustments were applicable to New Product Revenue during the periods presented and, accordingly, this amount was calculated in accordance with GAAP.

Shares Earned in 2018 under our 2017 Multi-Year Performance Accelerated Restricted Stock (PARS) Program

In March 2017, each of the Named Executive Officers received an award of performance-based stock units under our long-term incentive program for 2017, which we called the "PARS" program and which was structured similarly to the 2018 LTI program except that vesting opportunities were uniform over three years rather than bimodal. The

COMPENSATION DISCUSSION AND ANALYSIS

2017 PARS program is described in detail in the CD&A section of last year's proxy statement under the caption "2017 Multi Year Performance Accelerated Restricted Stock (PARS) Program." Those 2017 grants had two milestones with 2018 performance periods and, accordingly, in 2018 our Named Executive Officers had an opportunity to vest in that portion of their 2017 PARS awards.

The table below shows the number of shares (at target) underlying each PARS milestone with a 2018 performance period:

Name	Q4'18 Non-GAAP Gross Margin Milestone (shares)	2018 Cypress Revenue Growth Relative to Semi Market Growth (over 2016 base year) (shares)	Total (shares)

Hassane El-Khoury	31,710	31,710	63,420

Thad Trent	11,499	11,499	22,998

Sam Geha	10,454	10,454	20,908

Sudhir Gopalswamy	10,454	10,454	20,908

Pamela L. Tondreau	9,408	9,408	18,816

The performance milestones, performance periods, targets, and payout scales (as established by the Compensation Committee in March 2017) for each of those PARS components were as follows:

Performance Milestone[1]	Performance Period	Target	Payout Scale[2]

			• achievement ≤ 43.0%: 0% vest
Non-GAAP Gross Margin	Q4'18	47.9%	• achievement = 47.9%: 100% vest
			• achievement ≥ 50.0%: 200% vest

Cypress Revenue Growth			• achievement ≤ 0.8x: 0% vest
relative to Semi Market Growth	2018	1.2x	• achievement = 1.2x: 100% vest
(over 2016 base year)			• achievement ≥ 1.6x: 200% vest

1.
All milestones are calculated on a non-GAAP basis consistent with the non-GAAP adjustments we make for external reporting purposes as described in the Appendix.

2.
For achievement between the stated levels, vesting is determined by linear interpolation.

These 2018 performance milestones are described below.

  •
  Q4'18 Non-GAAP Gross Margin:  This milestone was chosen in reference to the "Cypress 3.0" strategy we shared with investors at our 2017 Analyst Day. The performance period set by the Compensation Committee (Q4'18) was the final period for which a specific numeric outlook was stated in the Analyst Day presentation, and the goal set by the Committee (non-GAAP gross margin of 47.9%) was the performance level management committed to pursue in that presentation. The Committee set this milestone's maximum performance level equal to the long-term goal given in that same Analyst Day presentation (namely, non-GAAP gross margin of 50.0%). The Committee provided for this milestone to be determined on a non-GAAP basis for the reasons described above with respect to the LTI milestones.

  •
  2018 Cypress Revenue Growth Relative to Semiconductor Market Growth (over 2016 Base Year):  The Compensation Committee chose revenue growth as a milestone because an essential step of the Cypress 3.0 strategy is increasing market share in our key automotive, industrial, and Internet of Things target markets. The Committee selected the year of Mr. El-Khoury's appointment as CEO (2016) as the base year in order to measure our performance under his leadership. The Committee set the multi-year goal on a relative basis (compared to semiconductor market growth over the same period) because the Committee believed a relative goal would be more likely to remain relevant, challenging, and motivating for our executives regardless of the macro-economic environment in future years. The Committee defined semiconductor market size as the mean of the estimates published by Gartner and WSTS. For both the Company and the market, the Committee provided for revenue growth to be calculated excluding DRAM because we do not compete in that segment.

COMPENSATION DISCUSSION AND ANALYSIS

In February 2019, the Compensation Committee determined that our actual performance, and the corresponding vesting percentages, were as follows with respect to the PARS milestones with 2018 performance periods:

Performance Milestone[1]	Actual Performance	Actual Performance as a Percentage of Target	Vesting Percentage

Q4'18 Non-GAAP Gross Margin	47.8%[2]	99.8%	99%

2018 Revenue Growth relative to Semi Market Growth (over 2016 base year)	27.9%[3] vs 23.9%[4] or 1.17x	97.5%[4]	91%[4]

1.
All milestones are calculated on a non-GAAP basis consistent with the non-GAAP adjustments we make for external reporting purposes as described in the Appendix.

2.
This is the fourth quarter 2018 non-GAAP gross margin amount reported in our January 31, 2019 earnings release. Please refer to the Appendix in this Proxy Statement for a description of our non-GAAP adjustments. This amount is calculated by adjusting our fourth quarter 2018 GAAP gross margin of 37.26% for the following items (expressed as percentages of revenue for the quarter): stock based compensation of 0.64%; amortization of intangible assets of 8.20%; loss on assets held for sale of 1.80%; restructuring costs, including severance, of 0.02%; and changes in value of deferred compensation plan of (0.08%). See also the GAAP to non-GAAP reconciliation of non-GAAP gross margin in the Appendix.

3.
Although the Committee provided for milestone goals to be calculated on a non-GAAP basis, no non-GAAP adjustments were applicable to Cypress's 2018 revenue and, accordingly, our fiscal 2018 revenue was calculated in accordance with GAAP at $2.484 billion as reported in our January 31, 2019 earnings release and 2018 Form 10-K. Our revenue for the fiscal 2016 base year was calculated as presented in our 2016 earnings materials by adjusting our fiscal 2016 GAAP revenue of $1.923 billion to include $19 million of intellectual property licensing revenue of an acquired company (as described in the Appendix), for total fiscal 2016 non-GAAP revenue of $1.942 billion. Cypress's revenue growth for 2018 over 2016 is calculated as the year-over-year growth from $1.942 billion in 2016 to $2.484 billion in 2018, or 27.9%.

4.
Results shown for the revenue growth milestone are our current best estimate. Actual market growth data for 2018 was not available at the time of the Committee's vesting determinations in February 2019. Accordingly, this milestone is being held open until final data becomes available (expected in May 2019). Amounts shown above are based on the Company's actual growth (which is final) and currently available third-party estimates of market growth.

Other Compensation/Benefits/Perquisites

Non-Qualified Deferred Compensation Plans.    Cypress maintains unfunded, non-qualified deferred compensation plans. Each year, these plans allow eligible participants, including our Named Executive Officers, voluntarily to defer receipt of a percentage of up to 75% of their base salary and up to 90% of their cash bonus payments, as the case may be, earned in such year until the date or dates elected by the participants, thereby allowing participating executives to defer taxation on such amounts. There are two non-qualified deferred compensation plans available. Plan I offers a choice of 68 mutual funds in which to invest deferred compensation and, for participants who enrolled prior to December 31, 2015, pays a death benefit equal to two times the participant's contributions to the plan through such date. Plan II offers a vast array of broker-assisted investment options. In other respects, the two plans are generally identical. All eligible employees have the option to choose one plan in which to participate. We do not make any company-paid contributions to the deferred compensation plans and we do not guarantee returns on the investments. Withdrawals and other distributions are subject to the requirements of Section 409A of the Tax Code. Participant deferrals and investment gains and losses are liabilities of the Company and the underlying assets are subject to the claims of our general creditors. None of our Named Executive Officers contributed to either plan in 2018, but prior contribution balances remain invested. Please refer to "Executive Compensation Tables—Non-Qualified Deferred Compensation Table" for a summary of investment performance in fiscal year 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Other Programs Open to All Employees.    The Named Executive Officers are also eligible to participate in the health and welfare programs, employee stock purchase plan, and other benefit programs that the Company makes available to its employees generally, including the following programs that resulted in Summary Compensation Table entries for 2018:

  •
  Group Term Life Insurance.  The Company provides group term life insurance coverage to all employees, including the Named Executive Officers, with a death benefit equal to three times annual base salary. The value of the premiums paid by the Company for the benefit of each executive appear as "Other Compensation" in the Summary Compensation Table.

  •
  401(k) Plan.  The Company's 401(k) plan provides for Company-paid matching contributions of up to $1,000 per year (matching 50% of the employee's contributions up to $2,000). All of our Named Executive Officers received the maximum matching payment in 2018, which appear as "Other Compensation" in the Summary Compensation Table.

  •
  Health Savings Accounts.  Each of the Company's high-deductible health plans is offered in tandem with a tax-advantaged health savings account (or "HSA") and provides for Company-paid contributions to participants' HSAs in an amount equal to half of the participant's deductible. Messrs. El-Khoury, Trent, and Geha and Ms. Tondreau received Company-paid HSA contributions under this program in 2018, which appear as "Other Compensation" in the Summary Compensation Table.

  •
  Patent Bonus Program.  The Company's patent bonus program rewards employees who are named as inventors in patents newly issued to the Company. Employee inventors share a $3,000 bonus per patent. Mr. El-Khoury received $500 under this program in 2018 for being one of six inventors named in a patent newly issued to the Company, which appears as "Bonus" in the Summary Compensation Table.

  •
  Employee Recognition Program.   The Company's Proactive Problem Solutions (or PROPS) program allows employees to nominate peers for outstanding performance and provides for automatic rewards upon certain milestones. Reward vouchers can be redeemed for merchandise and the program provides a tax gross-up to recipients. In 2018, Mr. Gopalswamy received an automatic 10-year service reward voucher for $500 (and a corresponding tax gross-up of $425) under this program, which appear as "Other Compensation" in the Summary Compensation Table.

We do not provide other material perquisites to our executive officers.

Severance and Change of Control Severance Arrangements

We have entered into agreements with our Senior Executives (including each of the Named Executive Officers) to provide severance if their employment terminates in certain circumstances. Mr. El-Khoury's severance arrangements are set forth in his employment agreement and our other Senior Executives' arrangements are set forth in separate Change of Control Severance Agreements. In mid-2018, the Compensation Committee surveyed severance arrangements at our peer group companies with the assistance of its independent compensation consultant and authorized the Company to amend the agreements with our Senior Executives as described below, which occurred in December 2018. The severance arrangements, as amended, are described in detail in the section of this Proxy Statement captioned "Executive Compensation Tables—Potential Payments Upon Termination or Change of Control."

Importantly, the Company does not provide any severance benefits (commonly called "single-trigger" benefits) that would become payable upon a change of control alone (i.e., without any related termination of the executive's employment).

Mr. El-Khoury's severance arrangements generally provide for equity acceleration and 24 months of salary, target bonus, and COBRA (continued health and welfare plan) benefits in the event the Company terminates his employment without "cause" or he resigns for "good reason," as further defined in his amended and restated employment agreement. Mr. El-Khoury is entitled to the same set of benefits upon any qualifying termination, regardless of whether or not it occurs in connection with a change of control. The December 2018 amendments:

  •
  clarify the extent of equity acceleration to which Mr. El-Khoury would be entitled in connection with performance-based equity awards (specifically, upon a qualifying termination of employment, performance-vesting equity compensation awards granted after the effective date of the amendment would vest assuming

COMPENSATION DISCUSSION AND ANALYSIS

    attainment of the underlying performance targets at the 100% target level (or at the greater of actual performance levels or 100% of target levels if such termination occurs following the completion of the relevant performance period but before the relevant vesting date), unless the terms of such performance-vesting equity awards provide for different severance acceleration terms, in which case such different terms would control); and

  •
  provide that if any of Mr. El-Khoury's benefits would be considered "excess parachute payments" under the Tax Code, then his benefits will be reduced to the extent necessary to avoid the excise tax, but only if a reduction in benefits would result in a higher net (after-tax) payment than if the benefits were not reduced.

The benefits to which our other Senior Executives are entitled depend upon whether the employment termination occurs during a "Change of Control Period" (starting 3 months before and ending 24 months after a change of control), with lesser protections and lower benefits applying outside the Change of Control Period. In general:

  •
  outside a Change of Control Period, benefits arise only upon a termination of the executive's employment by the Company without "cause," do not include any equity acceleration or bonus, and consist mainly of nine (9) months of salary and COBRA;

  •
  within a Change of Control Period, benefits also arise upon a resignation by the executive for "good reason," do include equity acceleration, and provide for eighteen (18) months of salary and COBRA, plus eighteen (18) months of target bonus.

For our Senior Executives other than Mr. El-Khoury, the December 2018 amendments: added coverage outside the Change of Control Period as described above; extended the Change of Control Period from 12 to 24 months; increased the salary/bonus/COBRA benefit for a termination of employment within the Change of Control Period from 14 to 18 months; and clarified that acceleration of performance-based equity awards would be subject to any different acceleration terms contained in the performance-based award agreements. Additionally, the amendments clarified that after a change of control, executives other than the chief financial officer and chief legal officer will not have "good reason" to resign merely by virtue of changes in title and position that accompany becoming part of a larger acquiring entity.

The Compensation Committee believes that providing our Senior Executives with specified benefits in the event of a termination of employment by Cypress without "cause" (or by the executive for "good reason" in certain circumstances) is consistent with competitive practices. It also helps us retain executives and maintain leadership stability. Furthermore, the Compensation Committee believes that adopting uniform terms, as reflected in the above agreements, helps to ensure that our executives are treated fairly and consistently, and helps the Company avoid the need to negotiate severance in connection with each termination of employment.

RISK CONSIDERATIONS

Risk Assessment

The Compensation Committee regularly considers the risks associated with Cypress's compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews Cypress's compensation programs to avoid certain design features that have the potential to encourage excessive risk-taking.

Material risk in our compensation program design is mitigated in several ways, including:

  •
  we have an appropriate mix of pay elements, with compensation well-balanced between fixed and variable elements, and short-term and long-term incentives;

  •
  base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk taking in order to meet incentive goals;

  •
  incentive plans are designed with goals that are intended to result in long-term value to our stockholders;

  •
  financial and earnings goals and opportunities in our incentive programs are at levels intended to be attainable without the need to take inappropriate risks;

  •
  bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage undue risk taking;

COMPENSATION DISCUSSION AND ANALYSIS
  •
  many of our equity incentives vest or are earned over a multi-year period, which requires the executive to bear the economic risk of the award over the vesting or performance period;

  •
  our incentive plans define a range of performance over which payouts may be earned, including at levels below target achievement, rather than an "all-or-nothing" approach;

  •
  we generally use different performance measures in different incentive programs, which provides balance and reduces the potential for taking undue risks to meet a single goal;

  •
  the stock components of our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with long-term preservation and appreciation of stockholder value;

  •
  we prohibit pledging of, and hedging against losses in, Cypress securities by our executives;

  •
  incentive payments and awards are subject to clawback in the event of a material restatement of our financial results;

  •
  our Compensation Committee retains a compensation consultant for independent advice and objective market data; and

  •
  the Compensation Committee considers information from peer companies in evaluating compensation levels and incentive plan designs, thereby avoiding unusually high pay opportunities and unusual pay structures relative to the Company's peers.

The Compensation Committee, with assistance from its independent compensation consultant, has reviewed compensation related risks and does not believe Cypress's compensation programs encourage excessive or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on Cypress. The Compensation Committee, with the assistance of its compensation consultant, intends to continue to take risk considerations into account when designing executive compensation programs.

Stock Ownership Requirements

The table below summarizes our stock ownership policy and status among our directors and Named Executive Officers as of March 1, 2019.

	Stock Ownership Requirement	Shares Actually Held

Chief Executive Officer	6x base compensation	11x base compensation

All Other Named Executive Officers	4x base compensation	6x – 12x base compensation

Non-Employee Directors	5x annual cash retainer[1]	3x – 47x annual cash retainer[2]

1.
The annual cash retainer for non-employee directors is $50,000.

2.
Two directors currently hold company stock with a value of less than 5x the annual cash retainer (as of March 1, 2019), both of whom were appointed to the Board within the past two years and are within the initial appointment grace period under our stock ownership policy. Among our other non-employee directors, the ownership range is 14x – 47x annual cash retainer.

Unvested RSUs do not count toward the stock ownership requirement; neither do unexercised stock options, even if vested and "in the money." Executive officers have three years from their designation as named executive officers to meet the stock ownership requirement; if the requirement is not met after three years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirement is met. Non-employee directors are required to meet the requirement within five years of their initial election or appointment to the Board.

As a result of the above requirements, we expect that our directors and Named Executive Officers will continue to hold a substantial amount of their Cypress compensation in shares of Cypress common stock and maintain alignment with stockholder interests. All executive officers and directors currently comply with these requirements or expect to be in compliance within the required timeframes.

COMPENSATION DISCUSSION AND ANALYSIS

Policy Against Hedging and Pledging

The Company recognizes that hedging against losses in shares of our common stock may undermine the alignment between stockholders and executives that the Company's stock ownership policy and equity awards are intended to build. Accordingly, the Company has incorporated prohibitions on various hedging activities within its insider trading policy and corporate governance guidelines. All employees are prohibited from engaging in short sales of Company securities and trading in derivatives (such as put and call options or forward transactions) that relate to Company securities. Our directors and executive officers are further prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin, holding Company securities in a margin account, and engaging in any other transactions that have the effect of pledging, or hedging against losses in, Company securities.

No Named Executive Officer currently holds Cypress securities that are pledged pursuant to a margin account, as security for a loan, or otherwise.

Grant Practices

The Compensation Committee generally holds four in-person meetings per year, with additional telephonic meetings as required. Each year, equity awards to the Senior Executives (i.e., our Named Executive Officers and other executives who report directly to the CEO) are approved (or, in the case of grants to the CEO, recommended to the Board) by the Compensation Committee, generally at an in-person meeting held in February. Such grants are generally approved by reference to specified dollar amounts, which are converted into share-based amounts using the per-share closing market price of our common stock on the grant date. The grant date is generally specified as the first trading day after the date of the Committee's meeting (which allows time for Board approval of the Committee's recommendation, in the case of grants to the CEO). This schedule is designed so that awards are not granted to Senior Executives during our Insider Trading Policy's quarterly blackout period (which commences 16 days before the end of each fiscal quarter and ends 24 hours after our quarterly earnings release).

The Compensation Committee has delegated to our chief legal and human resources officer the authority to approve equity awards to employees below the Senior Executive level, but only within Committee-approved guidelines (which establish dollar-based ranges for various job-types and seniority levels, as well as an overall annual grant limit). The chief legal and human resources officer's general practice is to approve awards to each month's new hires on the eighth day of the following month (or the next business day, if such eighth day is not a business day).

Clawback Policy

Cypress's clawback policy requires the return of performance-based compensation payments to Cypress (i) by any executive engaged in (a) fraud, theft, misappropriation, embezzlement or dishonesty, or (b) intentional misconduct related to Cypress's financial reporting, or (ii) in the event of a material negative revision of any financial or operating measure on which performance-based compensation was paid out to such executive.

MATERIAL COMPENSATION ACTIONS FOR 2019

2019 Peer Group Companies

In July 2018, with advice from its independent compensation consultant, the Compensation Committee revised our peer group for 2019 to better align the group with Cypress's revenue and market capitalization, and to account for mergers and acquisitions within our industry. Specifically, the Committee removed Microsemi Corporation (which had been acquired by Microchip Technology) and added Diodes Incorporated, Mellanox Technologies, Ltd. and Xilinx, Inc. The resulting peer group, which was used for purposes of the comparative review that informed the

COMPENSATION DISCUSSION AND ANALYSIS

Committee's compensation decisions made to date in 2019 (as well as its severance arrangement modification decisions made in late 2018), is as listed below:

2019 Peer Group Companies

Advanced Micro Devices, Inc.	Microchip Technology Inc.

Cirrus Logic, Inc.	ON Semiconductor Corp.

Cree, Inc.	Qorvo, Inc.

Diodes Incorporated	Silicon Laboratories, Inc.

Integrated Device Technology, Inc.	Skyworks Solutions, Inc.

Marvell Technology Group Ltd.	Synaptics Incorporated

Maxim Integrated Products Inc.	Xilinx, Inc.

Mellanox Technologies, Ltd.

As of mid-2018 when this peer group was selected, Cypress ranked at the 49th percentile among the peers in revenue (over the prior twelve months), at the 44th percentile in market capitalization, and at the 50th percentile in number of employees.

2019 Base Salaries

In the first quarter of 2019, the Compensation Committee approved the following annual base salaries for our Named Executive Officers (confirmed by the Board, in the case of our CEO), which will take effect in June 2019. These adjustments were based on a review of each Named Executive Officer's compensation compared to the compensation of his or her applicable counterpart at our peer group of companies and each executive's performance, as well as the other factors listed in "Determining Compensation Levels" above.

Name	Initial Base Salary Rate (Jan-May 2019)	Increase	Adjusted Base Salary Rate (Effective June 2019)

Hassane El-Khoury	$700,000	7.1%	$750,000

Thad Trent	$435,000	3.5%	$450,000

Sam Geha	$350,000	7.1%	$375,000

Sudhir Gopalswamy	$354,000	15.8%	$410,000

Pamela L. Tondreau	$385,000	2.6%	$395,000

2019 Short-Term Incentive (Cash Bonus) Plan

In January 2019, the Compensation Committee approved the Named Executive Officers' continued participation in our short-term incentive (cash bonus) plan, the Cypress Incentive Plan (or CIP), for another year (confirmed by the Board, in the case of our CEO). The fiscal 2019 CIP will be structured similarly to 2018 with five performance periods (the four fiscal quarters and full fiscal year). Bonus payments under the CIP will continue to be calculated on a quarterly basis (with an additional annual calculation), but effective for 2019 bonuses will be paid to our Named Executive Officers in a single annual payment (estimated to occur in February 2020). This change was made, in part, in response to investor feedback. The Company Funding Percentage for each performance period in 2019 will continue to be determined by a combination of revenue and non-GAAP pre-tax profit margin targets, subject to

COMPENSATION DISCUSSION AND ANALYSIS

the Compensation Committee's discretionary evaluation of the Company's operational performance for the period. The Committee also approved new target incentives for the Named Executive Officers as follows:

Name	2018 Target Incentive	Adjusted 2019 Target Incentive[1]

Hassane El-Khoury	140%	150%

Thad Trent	70%	85%

Sam Geha	70%	75%

Sudhir Gopalswamy	70%	75%

Pamela L. Tondreau	70%	75%

1.
Target incentive adjustments will be effective commencing with the second quarter, and will also apply to the full year, performance periods.

As in prior years, the final element of the CIP in fiscal year 2019 will be the achievement of individual milestones, measured quarterly and on an annual basis. The individual milestones will be proposed by each Named Executive Officer and reviewed, modified as appropriate, and approved in advance by the CEO, and for the CEO reviewed by the Compensation Committee. The milestones will vary by individual and will be a mix of short-term and long-term goals that are focused on factors critical to our success, including financial, customer experience, new products, and operational initiatives.

2019 Long-Term Incentive (Equity Award) Program

In February 2019, the Compensation Committee approved grants of restricted stock units as part of our Long-Term Incentive Program for 2019, and set the performance goals (or "milestones") under which the Named Executive Officers will be eligible to earn shares (confirmed by the Board, in the case of our CEO). The table below shows the number of shares underlying the awards pertaining to each component (and the percentages they comprise of the total shares underlying each executive's award), at target in the case of performance-based components.

Long-Term Incentive Program Equity Awards Granted in 2019

Name	2019 Operating Margin (with TSR multiplier)		2019 Customer Experience (with TSR multiplier)		Service-Based (over three years)		Total Award

	shares	%	shares	%	shares	%	shares	%

Hassane El-Khoury	162,360	39%	108,238	26%	146,268	35%	416,866	100%

Thad Trent	50,382	33%	33,587	22%	70,425	45%	154,394	100%

Sam Geha	40,305	33%	26,870	22%	56,340	45%	123,515	100%

Sudhir Gopalswamy	47,863	33%	31,908	22%	66,904	45%	146,675	100%

Pamela L. Tondreau	41,565	33%	27,709	22%	58,101	45%	127,375	100%

For 2019, the LTI program's performance-based structure differs slightly from the past. This year's award features two near-term milestones with longer-term upside opportunities based on the Company's relative TSR compared to the S&P Semiconductors Index. The two near-term performance milestones—non-GAAP operating margin and customer experience—both relate to the fiscal 2019 performance period. The payout scales approved by the Compensation Committee provide that shares allocated to each milestone can be earned up to 150% of target based on 2019 performance. However, unlike prior years, shares earned for 2019 performance will not vest immediately but instead will be divided into three approximately equal portions which will be scheduled to vest on the last trading day of February in 2020, 2021, and 2022. Each of those future vesting tranches will be subject to an additional upside multiplier—ranging from 1.0x to 1.5x—based on Cypress's relative TSR over the prior one, two, or three years, as applicable. Therefore, the maximum possible vesting will be 225% of target (i.e., the earned percentage of up to 150% × a multiplier of up to 1.5x).

COMPENSATION DISCUSSION AND ANALYSIS

As described above, the new structure of the 2019 program features performance vesting opportunities each year for the next three years (unlike the 2018 program which featured bimodal vesting opportunities concentrated in years one and three). In the Compensation Committee's view, the bimodal allocation created planning and communication complexities that outweighed its benefits. In order to smooth the transition back to annual performance vesting, each executive's LTI award for 2019 was increased (compared to its presumptive level under the prior structure). The shares were allocated among years one, two, and three and between PSUs and RSUs in a manner that helps smooth out each executive's year-to-year combined vesting opportunities under the two programs. For our CEO: the 2019 LTI award is allocated 65% to performance-based milestones and 35% to service-based milestones; service-based shares are scheduled to vest 50% on the first anniversary, and 25% each on the second and third anniversaries of the date of grant; and the target number of performance-based shares are eligible to vest 36% after year one and 32% after each of years two and three.

The 2019 LTI award agreement provides that upon a change of control of the Company, the TSR measurement period of the LTI awards would end, the transaction price would be used as the Company's ending price for the TSR calculation, and vesting levels would be calculated based on the resulting TSR multiplier. However, the earned shares would not vest until their originally scheduled vesting dates. If an executive's employment were to be terminated prior to vesting in circumstances that entitled him or her to acceleration under his or her severance agreement, such acceleration would occur only to the extent of the TSR-determined vesting level, rather than at the 100% target level.

Benefit Plans

For 2019, the Company's 401(k) match has been doubled. The plan provides for Company-paid matching contributions of up to $2,000 per year (matching 50% of each employee's contributions up to $4,000).

EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

The tables on the following pages present compensation information for:

  •
  Hassane El-Khoury, our president and chief executive officer;

  •
  Thad Trent, our executive vice president, finance and administration, and chief financial officer;

  •
  Sam Geha, our executive vice president, memory products division;

  •
  Sudhir Gopalswamy, our executive vice president, microcontroller & connectivity division; and

  •
  Pamela L. Tondreau, our executive vice president, and chief legal and human resources officer.

These five individuals are our "Named Executive Officers" (or NEOs). During fiscal 2018, we did not have any other executive officers (as such term is defined by the SEC in Rule 3b-7 under the Exchange Act).

Summary Compensation Table—2016-2018

The following table presents summary compensation information for fiscal years 2018, 2017, and 2016:

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total Compensation ($)

Hassane El-Khoury[6]	2018	676,923	500	5,385,541		950,875	4,043	7,017,882

President, Chief Executive Officer	2017	650,000	500	4,852,323		923,599	3,024	6,429,446

and Director	2016	401,964	1,500	3,168,799		210,641	760	3,783,664

Thad Trent[7]	2018	418,846		1,957,463		325,962	3,911	2,706,182

Executive Vice President, Finance &	2017	398,077		1,759,615		342,239	2,760	2,502,691

Administration, Chief Financial Officer	2016	350,000		581,200		92,943	983	1,025,126

Sam Geha[8],[9]	2018	345,385		1,738,043		262,327	3,700	2,349,454

Executive Vice President,	2017	338,631		1,599,650		269,690	2,385	2,210,356

Memory Products Division

Sudhir Gopalswamy[8],[10]	2018	347,538		2,031,338		186,843	3,125	2,568,844

Executive Vice President,	2017	337,961		1,599,650		235,862	1,460	2,174,933

Microcontroller & Connectivity Division

Pamela L. Tondreau[8],[11]	2018	373,461		1,689,152		267,133	3,770	2,333,517

Executive Vice President,	2017	359,154		1,439,685		323,882	—	2,112,721

Chief Legal & Human Resources Officer

1.
Includes amounts (if any) electively deferred by officers participating in the Cypress Semiconductor Corporation Non-Qualified Deferred Compensation Plan. For more information, see the Non-Qualified Deferred Compensation Table below and "CD&A—Other Compensation/Benefits/Perquisites" above.

2.
Mr. El-Khoury received a $500 bonus in November 2018 under the Company's patent bonus program (which is open to all full-time employees) for being among the inventors named in a patent issued to the Company in 2018.

3.
Please note that "Stock Award" values do not reflect compensation actually realized by our executives. Instead, as required by SEC rules, the Stock Awards column presents the grant date fair value (as computed for accounting purposes in accordance with FASB ASC 718) for the equity awards we granted each executive during the years shown. Accordingly, for 2018 this column reports the value of all of the shares underlying 2018 RSU and PSU grants, even though none of those shares were scheduled to vest in 2018, as explained below.

In 2018, our Named Executive Officers received one Stock Award each. The award was granted under our Long-Term Incentive (LTI) Program and included both service-based restricted stock units (or "RSUs") and performance-based stock units (or "PSUs"). The grant to our CEO was 70% PSUs and 30% RSUs. The grant to our other Named Executive Officers was 55% PSUs and 45% RSUs. The service-based vesting schedule for

EXECUTIVE COMPENSATION TABLES

  the RSUs is one-third per year with the first tranche vesting on February 16, 2019 (the first anniversary of grant). The performance-based vesting schedule for the PSUs is 50% of target shares eligible to vest in early 2019 (based on 2018 performance) and 50% of target shares eligible to vest in early 2021 (based on a combination of 2020 performance and three-year 2018-2020 total stockholder return (TSR)). PSU vesting is also subject to the executive's continued service through the scheduled vesting date. Our 2018 RSU and PSU vesting schedules are summarized below:

2018 LTI		Scheduled Vesting (at target for PSUs)

Award Type	2018	2019	2020	2021

RSU	grant	33%	33%	33%

PSU	grant	50%		50%

Accordingly, the 2018 Stock Award amounts in the Summary Compensation Table can be understood as potential value that could be earned over several years; they do not report pay that was actually realized by our Named Executive Officers in 2018. For more information on the 2018 awards' vesting schedules and performance conditions, please see "CD&A—2018 Long-Term Incentive Program." For the value of previously-granted stock awards that actually vested in 2018, see the "Option Exercises and Stock Vested" table below.

As mentioned above, values in the "Stock Awards" column present grant date fair value (as computed for accounting purposes in accordance with FASB ASC 718). As required by SEC and accounting rules, we calculated each PSU's grant date fair value based on the performance outcome we judged to be probable when the award was granted. The PSUs granted in 2018 can vest up to 200 percent of target, with the ultimate vesting level depending on our achievement of performance goals established by the Compensation Committee. For performance goals involving financial or operational measures, we generally considered target performance to be probable, so the grant date fair values included in the table above are based on our expectation that the PSUs subject to such measures would vest at target. For performance goals (such as relative TSR) that involve future market prices of common stock, we determined grant date fair value based on a Monte Carlo simulation valuation model. The following table presents the grant date fair values of the PSUs granted in 2018 under two sets of assumptions: (a) assuming that the performance goals would be achieved at the probable level (which is the PSU valuation included in the "Stock Awards" column above), and (b) assuming that the highest level of performance vesting would be achieved.

	Grant Date Fair Value of 2018 Performance-Based Stock Units (PSUs)

Name	Based on Probable Outcome ($)	Based on Maximum Performance ($)

Hassane El-Khoury	3,905,711	7,811,422

Thad Trent	1,188,241	2,376,482

Sam Geha	1,055,042	2,110,085

Sudhir Gopalswamy	1,233,085	2,466,169

Pamela L. Tondreau	1,025,363	2,050,726

For purposes of presenting FASB ASC 718 grant date fair value in the Summary Compensation Table, as required by SEC rules we excluded any impact of estimated forfeitures related to service-based vesting conditions. For information on other assumptions used in our grant date fair value computations, refer to Note 10—"Employee Stock Plans and Stock-Based Compensation" in the Notes to Consolidated Financial Statements in our 2018 Form 10-K.

4.
"Non-Equity Incentive Plan Compensation" reports bonus amounts earned under the Cypress Incentive Plan (or CIP) for performance during the specified year (even if paid out early in the following year).

EXECUTIVE COMPENSATION TABLES
5.
"All Other Compensation" amounts for 2018 include:

•
for Mr. El-Khoury, group term life insurance premiums valued at $2,293, Company-paid matching contributions of $1,000 under our 401(k) plan (open to all U.S. employees), and Company-paid contributions of $750 to his health savings account (HSA) under our health benefit program open to all U.S. employees;

•
for Mr. Trent, Company-paid HSA contributions of $1,500, group term life insurance premiums valued at $1,411, and 401(k) matching contributions of $1,000;

•
for Mr. Geha, Company-paid HSA contributions of $1,500, group term life insurance premiums valued at $1,200, and 401(k) matching contributions of $1,000;

•
for Mr. Gopalswamy, group term life insurance premiums valued at $1,200, 401(k) matching contributions of $1,000, a voucher redeemable for $500 of merchandise automatically awarded in April 2018 under the Company's employee recognition program (open to all employees) upon Mr. Gopalswamy's completion of ten years of service at Cypress, and a "gross-up" payment of $425 to eliminate the adverse tax consequences of receiving such voucher and gross-up; and

•
for Ms. Tondreau, Company-paid HSA contributions of $1,500, group term life insurance premiums valued at $1,270, and 401(k) matching contributions of $1,000.

Cypress is not the beneficiary of these life insurance policies. Our Named Executive officers participate in the same group term life insurance program as other Cypress employees, which pays out at three times the employee's annual base salary if the employee dies during the coverage period.

6.
Mr. El-Khoury's annual salary rate was $270,650 until he was appointed as our President and CEO in August 2016, at which time his annual salary rate was increased to $650,000. Effective June 4, 2018, Mr. El-Khoury's annual salary rate was increased to $700,000.

7.
Effective June 4, 2018, Mr. Trent's annual salary rate was increased from $400,000 to $435,000.

8.
Each of Mr. Geha, Mr. Gopalswamy, and Ms. Tondreau was confirmed by the Board as an executive officer in 2017. As permitted by SEC rules, the table above does not present any executive's compensation information prior to the year of his or her appointment as an executive officer.

9.
Mr. Geha was promoted to Executive Vice President, Memory Products Division in February 2018. Previously, he served as our Senior Vice President of the Memory Products Division. Effective June 4, 2018, Mr. Geha's annual salary rate was increased from $340,000 to $350,000.

10.
Mr. Gopalswamy was promoted to Executive Vice President, Microcontroller & Connectivity Division in February 2018. Previously, he served as our Senior Vice President of the Microcontroller & Connectivity Division. Effective June 4, 2018, Mr. Gopalswamy's annual salary rate was increased from $340,000 to $354,000.

11.
Ms. Tondreau was promoted to Executive Vice President, and Chief Legal and Human Resources Officer in February 2018. Previously, she served as our Senior Vice President, and Chief Legal and Human Resources Officer. Effective June 4, 2018, Ms. Tondreau's annual salary rate was increased from $360,000 to $385,000.

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards Table—2018

The following table presents all plan-based awards granted to our Named Executive Officers during fiscal year 2018.

		Date of Compensation	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option

Name	Grant Date	Committee Approval	Threshold ($)[2]	Target ($)	Maximum ($)	Threshold (#)[4]	Target (#)	Maximum (#)	Units (#)[5]	Awards ($)[6]

Hassane El-Khoury	2/16/2018	2/15/2018[7]					225,386	450,772	96,594	5,385,541

		2/15/2018[8]		946,500	2,366,250

Thad Trent	2/16/2018	2/15/2018[7]					61,368	122,736	50,210	1,957,463

		2/15/2018[8]		299,600	749,000

Sam Geha	2/16/2018	2/15/2018[7]					54,489	108,978	44,582	1,738,043

		2/15/2018[8]		243,600	609,000

Sudhir Gopalswamy	2/16/2018	2/15/2018[7]					63,684	127,368	52,105	2,031,338

		2/15/2018[8]		245,840	614,600

Pamela L. Tondreau	2/16/2018	2/15/2018[7]					52,956	105,912	43,328	1,689,152

		2/15/2018[8]		266,000	665,000

1.
Amounts in the "Non-Equity Incentive Plan" columns represent cash bonus opportunities under our short-term incentive (cash bonus) plan, the Cypress Incentive Plan (or CIP). For our executives, the CIP features five performance periods per year, including each of the four fiscal quarters and the full fiscal year. CIP participants are assigned goals for each performance period, and any cash bonus earned for a period is paid out upon Compensation Committee approval shortly after the end of the period. Under the CIP, our Compensation Committee assigns an incentive target to each NEO expressed as a percentage of base salary. Mr. El-Khoury's incentive target was 125% for the first quarter of 2018 and was raised to 140% for the remaining quarters and full-year period. Our other NEOs each had an incentive target of 70% for all five performance periods of 2018. For each of the five performance periods, an executive's target bonus is calculated as one-fifth of his or her annual incentive target multiplied by his or her annualized salary rate at the end of the period. The sum of each executive's five CIP target bonuses for 2018 is shown in the "target" column above. Under the CIP, the actual bonus for each performance period is determined by multiplying the executive's target bonus for the period by (a) a Company funding percentage that may range from 0% to 200% and (b) an individual goal achievement percentage that may range from 0% to 100% (or up to 125% in the case of special "stretch" goals). The Company funding percentage for each performance period is determined by the Compensation Committee based on (x) the Company's performance relative to financial goals for such period established by the Committee early in the year and (y) the Committee's discretionary assessment of the Company's operational performance for the period. For 2018, the funding goal metrics were revenue and non-GAAP pre-tax profit margin. Each NEO's individual goal achievement percentage for each performance period was determined by the Compensation Committee based on the Committee's assessment of his or her performance for the period, particularly with respect to his or her Critical Success Factor goals (or "CSFs") for the period. CSFs for each performance period were assigned to each participant shortly after the start of the period by the Compensation Committee, in the case of Mr. El-Khoury's goals, or by the CEO subject to Committee oversight, in the case of the other NEOs' goals. CIP bonuses cannot exceed 250 percent of target. The "maximum" column presents each NEO's maximum possible aggregate CIP bonuses for 2018. The aggregate CIP bonuses actually paid to each NEO for 2018 are presented in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation."

2.
There was no threshold bonus under the CIP for 2018. The funding percentage for each CIP performance period was subject to two performance measures, revenue and non-GAAP pre-tax profit margin, with goal levels for each measure arranged on a two dimensional matrix. The funding percentage would be zero if the Company did not achieve each measure's minimum performance level, subject to Compensation Committee discretion to override the result determined by performance. If the Company performed above both measures'

EXECUTIVE COMPENSATION TABLES

  minimum levels but less than the next higher goal level, the funding percentage would be determined by linear interpolation between 0% and the funding percentage for such next higher level.

3.
Amounts in the "Equity Incentive Plan" columns represent performance-based stock units (or "PSUs") granted under the Company's 2013 Stock Plan as part of our Long-Term Incentive (LTI) Program. Each PSU is subject to both performance-based and service-based vesting requirements. This means that, in addition to satisfying the performance-based requirements, the grantee must also remain continuously employed with the Company through the vesting date specified in the award agreement for the grantee's PSUs to vest. As described in the CD&A, the goals for the PSUs granted in 2018 relate to the Company's 2018 non-GAAP net income, the Company's 2020 non-GAAP pre-tax profit margin, and the Company's three-year total stockholder return (TSR) from the start of 2018 through the end of 2020 relative to the TSR of the companies in the S&P Semiconductors Index for the same period. The 2018 PSUs granted to Mr. El-Khoury include additional goals relating to the Company's 2018 new product revenue and the revenue growth that the Company achieves in 2020 over the 2016 base year relative to semiconductor market growth for the same period.

4.
There was no vesting threshold for the PSUs granted in 2018. The vesting for each PSU is subject to various performance measures as listed in Note (3) above. The portion of each PSU allocated to each measure will not vest if the Company does not achieve that measure's minimum performance level. If the Company performs above that measure's minimum level but less than 100 percent of its target level, the portion of the PSU allocated to that measure would vest between zero percent and 100 percent.

5.
Amounts in the "All Other Stock Awards" column represent service-based restricted stock units (or "RSUs") granted as part of our LTI Program. Each RSU granted in 2018 is scheduled to vest in three equal annual installments on the first three anniversaries of the date of grant, subject to the grantee's continued service with Cypress through each scheduled vesting date.

6.
As required by SEC rules, this column presents the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in stock). For information on the assumptions used in our grant date fair value computations, refer to Note 10—"Employee Stock Plans and Stock-Based Compensation" in the Notes to Consolidated Financial Statements in our 2018 Form 10-K.

7.
This row represents an equity award under the Company's LTI Program including both PSUs (as described in footnotes (3) and (4) above) and RSUs (as described in footnote (5) above). For more information, see "CD&A—2018 Long-Term Incentive Program."

8.
This row represents a cash bonus opportunity under the Company's short-term incentive program, the Cypress Incentive Plan, as further described in footnotes (1) and (2) above. For more information, see "CD&A—2018 Short-Term Incentive Plan (Cash Bonus) Compensation."

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Hassane El-Khoury.    On December 3, 2018, the Company entered into an amended and restated employment agreement with Mr. El-Khoury to serve as our president and chief executive officer. The letter has no specified term, and Mr. El-Khoury's employment with the Company is on an at-will basis. The letter provides that Mr. El-Khoury will receive an annual base salary of no less than $700,000. He will also be eligible to participate in the Company's cash bonus plan, the Cypress Incentive Plan, with a target incentive of 140% effective June 2018. Base salary will be subject to increase, but not decrease, at the sole discretion of the Company's Board and payment of any bonus will be in the sole discretion of the Board. Mr. El-Khoury is also eligible to participate in the benefit programs generally available to executive officers of the Company. The provisions of Mr. El-Khoury's amended and restated employment agreement relating to severance benefits are described below in the section "Potential Payments Upon Termination or Change of Control" as well as above in "CD&A—Severance and Change of Control Severance Arrangements."

Thad Trent.    On September 20, 2005, the Company entered into an employment offer letter with Mr. Trent. The letter has no specified term. The letter provides that Mr. Trent will receive an annual base salary of $180,000 and will be eligible to participate in the Company's cash bonus plan with a target incentive of 30%. Mr. Trent will also be

EXECUTIVE COMPENSATION TABLES

eligible to participate in the Company's employee fringe benefit programs, stock purchase, new product bonus, and 401(k) plans. The letter provides for Mr. Trent to receive a sign-on bonus which was paid and an equity award which was granted and has vested in full.

Sam Geha, Ph.D.    On October 27, 1995, the Company entered into an employment offer letter with Mr. Geha. The letter has no specified term. The letter provides that Mr. Geha will be eligible to participate in the Company's employee fringe benefit programs, stock purchase, profit sharing, and 401(k) plans. The letter also provides for Mr. Geha to receive sign-on bonuses which were paid and an equity award which was granted and has vested in full.

Sudhir Gopalswamy.    On February 26, 2008, the Company entered into an employment offer letter with Mr. Gopalswamy. The letter has no specified term, and Mr. Gopalswamy's employment with the Company is on an at-will basis. The letter provides that Mr. Gopalswamy will receive an annual base salary of $200,000 and will be eligible to participate in the Company's cash bonus plan with a target incentive of 30%. Mr. Gopalswamy will also be eligible to participate in the Company's employee fringe benefit programs, stock purchase, new product bonus, and 401(k) plans. The letter provides for Mr. Gopalswamy to receive an equity award which was granted and has vested in full.

Pamela L. Tondreau.    On January 15, 2015, the Company entered into an employment offer letter with Ms. Tondreau to serve as our general counsel. The letter has no specified term, and Ms. Tondreau's employment with the Company is on an at-will basis. The letter provides that Ms. Tondreau will receive an annual base salary of $260,000 and will be eligible to participate in the Company's cash bonus plan with a target incentive of 50%. Ms. Tondreau will also be eligible to participate in the Company's employee fringe benefit programs, stock purchase, and 401(k) plans. The letter provides for Ms. Tondreau to receive the following equity awards, both of which have been granted: a 25,000 share performance-based stock unit award vesting in early 2016 based on 2015 performance goals, and a 90,000 share service-based restricted stock unit award vesting in five equal annual installments from the date of hire.

Equity Awards and Non-Equity Incentive Plan Awards

Each of the "non-equity incentive plan awards" reported in the Grants of Plan-Based Awards Table above was granted under, and is subject to the terms of, the Cypress Incentive Plan. Please see the discussion in the CD&A under the heading "2018 Executive Compensation—2018 Short-Term Incentive (Cash Bonus) Compensation" for a description of the material terms of awards granted under the Cypress Incentive Plan for 2018.

Each of the "equity incentive plan awards" and "other stock awards" reported in the Grants of Plan-Based Awards Table above was granted as part of our Long-Term Incentive Program and is subject to the terms of our 2013 Stock Plan. Please see the discussion in the CD&A under the heading "Long-Term Incentive (Equity Award) Compensation—2018 Long-Term Incentive Program" for a description of the material terms of the equity awards granted to our named executive officers in 2018.

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End Table—2018

The following table presents all equity awards held by our Named Executive Officers at the end of fiscal year 2018:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/ Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[1],2 (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested1,[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)

	4,300			6.17	3/19/2019

Hassane El-Khoury						96,594[5]	1,221,914	225,386[6]	2,851,133

						158,577[7]	2,005,999	126,840[8]	1,604,526

						55,212[9]	698,432

	20,002			11.55	5/30/2021

	16,001			11.27	12/18/2020

Thad Trent	17,000			6.17	3/19/2019

						50,210[5]	635,157	61,368[10]	776,305

						57,507[7]	727,464	45,996[11]	581,849

						44,582[5]	563,962	54,489[12]	689,286

Sam Geha						52,276[7]	661,291	41,816[13]	528,972

						2,168[14]	27,425

						2,000[15]	25,300

	6,598			6.17	3/19/2019

						52,105[5]	659,128	63,684[16]	805,603

						52,276[7]	661,291	41,816[13]	528,972

Sudhir Gopalswamy						9,600[17]	121,440

						2,200[15]	27,830

						4,000[18]	50,600

						43,328[5]	548,099	52,956[19]	669,893

Pamela L. Tondreau						47,052[7]	595,208	37,632[20]	476,045

						36,000[21]	455,400

1.
Awards are generally subject to forfeiture in connection with any termination of the award holder's employment with Cypress, subject however to any vesting acceleration to which the award holder may be entitled to in the circumstances of the termination as described below in the section "Potential Payments Upon Termination or Change of Control."

2.
Entries in this column represent unvested service-based restricted stock units, which we call "RSUs" (i.e., stock awards that are scheduled to vest after year-end 2018 based on the executive's continued service with Cypress through the scheduled vesting dates).

3.
Market value is based on the $12.65 closing price of Cypress common stock on December 28, 2018 (the final trading day of fiscal year 2018) multiplied by the number of unvested shares underlying each award, at target in the case of performance-based awards.

4.
Entries in this column represent unvested performance-based stock units, which we call "PSUs" (i.e., stock awards that are scheduled to vest after year-end 2018 based primarily on the achievement of performance goals, in addition to the executive's continued service with Cypress through the scheduled vesting dates), with the number of outstanding units presented at target.

5.
One-third of these RSUs vested on February 16, 2019 and the remainder will vest in two equal installments on February 16, 2020 and February 16, 2021.

EXECUTIVE COMPENSATION TABLES
6.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 56,347 units vested at 200% of target based on our 2018 non-GAAP net income and a target number of 56,347 units vested at 98% of target based on our 2018 new product revenue and (b) an aggregate target number of 112,692 units remains eligible to vest on February 26, 2021 based on our relative attainment of performance goals relating to our 2020 non-GAAP pre-tax profit margin, our three-year TSR 2018-2020 relative to that of the companies in the S&P Semiconductors Index, and the revenue growth that we achieve in 2020 over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period.

7.
Two-thirds of these RSUs vested on February 1, 2019 and the remainder will vest on February 3, 2020.

8.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 31,710 units vested at 99% of target based on our non-GAAP gross margin for the fourth quarter of 2018, (b) when final market growth numbers are available (around May 2019) a target number of 31,710 units will vest (at approximately 91% of target) based on our 2018 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period, and (c) an aggregate target number of 63,420 units remains eligible to vest on February 28, 2020 based on our 2019 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period and our non-GAAP pre-tax profit growth in 2019 over the 2017 base year.

9.
One-third of these RSUs vested on February 10, 2019 and the remainder will vest in two equal installments on May 10, 2019 and August 10, 2019.

10.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 30,684 units vested at 200% of target based on our 2018 non-GAAP net income and (b) a target number of 30,684 units remains eligible to vest on February 26, 2021 based on our relative attainment of performance goals relating to our 2020 non-GAAP pre-tax profit margin and our three-year TSR 2018-2020 relative to that of the companies in the S&P Semiconductors Index.

11.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 11,499 units vested at 99% of target based on our non-GAAP gross margin for the fourth quarter of 2018, (b) when final market growth numbers are available (around May 2019) a target number of 11,499 units will vest (at approximately 91% of target) based on our 2018 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period, and (c) an aggregate target number of 22,998 units remains eligible to vest on February 28, 2020 based on our 2019 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period and our non-GAAP pre-tax profit growth in 2019 over the 2017 base year.

12.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 27,245 units vested at 200% of target based on our 2018 non-GAAP net income and (b) a target number of 27,244 units remains eligible to vest on February 26, 2021 based on our relative attainment of performance goals relating to our 2020 non-GAAP pre-tax profit margin and our three-year TSR 2018-2020 relative to that of the companies in the S&P Semiconductors Index.

13.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 10,454 units vested at 99% of target based on our non-GAAP gross margin for the fourth quarter of 2018, (b) when final market growth numbers are available (around May 2019) a target number of 10,454 units will vest (at approximately 91% of target) based on our 2018 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period, and (c) an aggregate target number of 20,908 units remains eligible to vest on February 28, 2020 based on our 2019 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period and our non-GAAP pre-tax profit growth in 2019 over the 2017 base year.

14.
These RSUs will vest in two equal installments on June 22, 2019 and June 22, 2020.

15.
These RSUs will vest in full on November 10, 2019.

16.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 31,842 units vested at 200% of target based on our 2018 non-GAAP net income and (b) a target number of 31,842 units remains eligible to vest on February 26, 2021 based on our relative attainment of

EXECUTIVE COMPENSATION TABLES

  performance goals relating to our 2020 non-GAAP pre-tax profit margin and our three-year TSR 2018-2020 relative to that of the companies in the S&P Semiconductors Index.

17.
These RSUs will vest in three equal installments on May 30, 2019, May 30, 2020 and May 30, 2021.

18.
These RSUs will vest in full on July 21, 2019.

19.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 26,478 units vested at 200% of target based on our 2018 non-GAAP net income and (b) a target number of 26,478 units remains eligible to vest on February 26, 2021 based on our relative attainment of performance goals relating to our 2020 non-GAAP pre-tax profit margin and our three-year TSR 2018-2020 relative to that of the companies in the S&P Semiconductors Index.

20.
This award is a PSU presented at its target vesting level. Under this award: (a) on February 28, 2019 a target number of 9,408 units vested at 99% of target based on our non-GAAP gross margin for the fourth quarter of 2018, (b) when final market growth numbers are available (around May 2019) a target number of 9,408 units will vest (at approximately 91% of target) based on our 2018 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period, and (c) an aggregate target number of 18,816 units remains eligible to vest on February 28, 2020 based on our 2019 revenue growth over the 2016 base year relative to semiconductor market growth (excluding DRAM) for the same period and our non-GAAP pre-tax profit growth in 2019 over the 2017 base year.

21.
One-half of these RSUs vested on January 22, 2019 and the remainder will vest on January 22, 2020.

Option Exercises and Stock Vested Table—2018

The following table shows how many stock options our Named Executive Officers exercised, and how many shares of stock vested for them, during 2018. This table also presents the aggregate value our Named Executive Officers realized from such option exercises and vesting events.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[3]

Hassane El-Khoury	3,811	43,390	286,301	4,830,238

Thad Trent			136,199	2,359,276

Sam Geha	2,400	13,365	116,128	2,004,566

Sudhir Gopalswamy			123,374	2,125,085

Pamela L. Tondreau			125,137	2,175,630

1.
Number of shares acquired is the total number of shares exercised or vested, as applicable (before any deduction for payment of taxes or exercise price).

2.
In the case of options, "value realized" equals the difference between the exercise price and the market price of our common stock at exercise, multiplied by the number of exercised options.

3.
In the case of stock awards, "value realized" equals the closing price of our common stock on the vesting date (or the prior trading day, in the case of weekend or holiday vesting events), as reported by Nasdaq, multiplied by the total number of vested shares (including shares withheld by us to cover tax withholding).

EXECUTIVE COMPENSATION TABLES

Non-Qualified Deferred Compensation Table—20181

The following table presents the contributions and withdrawals (if any) that our Named Executive Officers made to or from our non-qualified deferred compensation plans in fiscal 2018, along with the aggregate earnings (or losses) in their plan accounts for the year, and their plan balances at the end of fiscal 2018.

Name	Executive Contribution in the Last Fiscal Year[2] ($)	Registrant Contribution in the Last Fiscal Year[3] ($)	Aggregate Earnings (Losses) in the Last Fiscal Year[4] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End[5] ($)

Hassane El-Khoury

Thad Trent			(104,805)		656,290

Sam Geha			(53,095)		514,900

Sudhir Gopalswamy

Pamela L. Tondreau

1.
Cypress's two deferred compensation plans provide certain eligible employees, including the Named Executive Officers, with the opportunity to defer the receipt of compensation in order to accumulate funds for retirement on a tax-deferred basis. Each participant in Cypress's deferred compensation plans may elect to defer a percentage of his or her compensation (annual base salary, cash bonuses and any cash sales commissions) and invest such deferral in the plans' available investment options. Cypress does not make contributions to the employees' deferred compensation plans and does not guarantee returns on the investments. Participant deferrals and net investment gains remain as Cypress liabilities and the underlying assets are subject to the claims of Cypress's general creditors. Withdrawals and other distributions are subject to the requirements of Section 409A of the Tax Code. See "CD&A—Other Compensation/Benefits/Perquisites" above for additional information about deferral limits and terms of each plan.

2.
During fiscal 2018, our Named Executive Officers did not make any contributions to our deferred compensation plans.

3.
The deferred compensation plans do not provide for, and we do not make, any registrant contributions to the plans.

4.
None of the aggregate earnings (losses) in the non-qualified deferred compensation plans are reported in the Summary Compensation Table.

5.
The aggregate balance amounts under the deferred compensation plans include deferrals made in prior fiscal years. For individuals who were named executive officers for the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individuals' compensation as reported in the summary compensation tables that were included in the proxy statements for such fiscal years.

Potential Payments Upon Termination or Change of Control

The following sections describe the benefits that may become payable to our Named Executive Officers in connection with a termination of their employment with the Company and/or a change of control of the Company under arrangements in effect at the end of fiscal 2018.

Severance Provisions of our Amended and Restated CEO Employment Agreement

Effective December 3, 2018, the Company entered into an Amended and Restated Employment Agreement with Mr. El-Khoury (the "Current Agreement") which amends his Employment Agreement dated as of November 30, 2016 (the "Original Agreement") and includes severance provisions as summarized below.

Pursuant to the Current Agreement, if Mr. El-Khoury's employment is terminated involuntarily by the Company other than for "cause," death, or disability, or by Mr. El-Khoury pursuant to a "voluntary termination for good

EXECUTIVE COMPENSATION TABLES

reason" (as such terms are defined in the Current Agreement), then Mr. El-Khoury will be entitled to receive the following compensation and benefits:

  •
  a lump-sum severance payment (less applicable withholdings) equal to twenty-four (24) months of Mr. El-Khoury's base salary plus twenty-four (24) months of his annual target bonus;

  •
  payments by the Company on Mr. El-Khoury's behalf of (or, at the Company's option, reimbursement of Mr. El-Khoury for) the premium costs incurred by Mr. El-Khoury and his dependents for continued health, dental, vision, and employee assistance program coverage under the applicable plans maintained by the Company for a coverage period of twenty-four (24) months following the effective date of the employment termination;

  •
  accelerated vesting and extended exercisability of Mr. El-Khoury's then-outstanding equity-based awards as follows:

  •
  awards granted prior to the Current Agreement's Effective Date of December 3, 2018 shall become vested to the extent provided in the Original Agreement, which provides that "[a]ll vesting for ... equity and equity equivalent awards granted under any equity plan of the Company or affiliate of the Company then held by Executive shall be accelerated in full";

  •
  awards granted after the Effective Date shall accelerate vesting as to 100% of their unvested shares; in the case of performance-based awards such acceleration shall occur assuming attainment of the underlying performance targets at the 100% target level (or at the greater of actual performance levels or 100% of target levels if the termination occurs following the completion of the relevant performance period but before the relevant vesting date), unless the terms of such performance-vesting awards provide for different severance acceleration terms (in which case such different terms shall control); and

  •
  all of Mr. El-Khoury's vested options (including any options accelerated as above) shall be exercisable for up to twelve (12) months following the employment termination date (or, if earlier, until the option's original expiration date or the cancellation of the option pursuant to the terms of the plan under which it was granted).

The above benefits are subject to Mr. El-Khoury signing and not revoking a general release of claims in a form satisfactory to the Company such that the release becomes irrevocable no later than 60 days following the termination of employment.

The Current Agreement provides that any severance payment or other benefit payable to Mr. El-Khoury that constitutes a "parachute payment" within the meaning of Section 280G of the Tax Code, shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such payment being subject to excise tax under Section 4999 of the Code. The estimates included below in the section "Estimated Severance and Change-of-Control Benefits" are presented assuming that no such reduction in benefits would be required. Mr. El-Khoury's employment agreement does not provide for any tax gross-up or other reimbursement payment in respect of "golden parachute" excise tax payments.

Amended and Restated Change of Control Severance Agreements with our Executive Vice Presidents

Effective December 3, 2018, the Company entered into Amended and Restated Change of Control Severance Agreements with its executive vice presidents (each a "Covered Officer"), including Mr. Trent, Mr. Geha, Mr. Gopalswamy, and Ms. Tondreau.

Pursuant to these agreements, if the Company or any successor terminates the employment of a Covered Officer other than for "cause," death or disability, or if a Covered Officer voluntarily terminates his or her employment for "good reason" (as such terms are defined in the agreement), in either case during the period (the "Change of Control Period") beginning three (3) months prior to, and ending twenty-four (24) months after, the occurrence of a "change of control" (as defined in the agreement), then the Covered Officer will be entitled to receive the following compensation and benefits:

  •
  a lump-sum severance payment (less applicable withholdings) equal to eighteen (18) months of the Covered Officer's annual base salary plus eighteen (18) months of the Covered Officer's annual target bonus;

EXECUTIVE COMPENSATION TABLES
  •
  an additional lump-sum payment (less applicable withholdings) equal to the product of (x) eighteen (18) multiplied by (y) the monthly premium that would be required for the first month of the Covered Officer's COBRA premium, calculated on the assumption that the premium includes coverage for the Covered Officer and the Covered Officer's spouse and/or dependents; and

  •
  accelerated vesting of 100% of the unvested portion of the Covered Officer's then-outstanding equity-based compensation; in the case of performance-based awards such acceleration shall occur assuming attainment of the underlying performance targets at the 100% target level (or at the greater of actual performance levels or 100% of target levels if the termination occurs following the completion of the relevant performance period but before the relevant vesting date), unless the terms of such performance-vesting awards provide for different severance acceleration terms (in which case such different terms shall control).

Outside of the Change of Control Period, upon an involuntary termination other than for cause, death, or disability, the Covered Officer shall be entitled to receive the following severance benefits and payments:

  •
  a lump-sum severance payment (less applicable withholdings) equal to nine (9) months of the Covered Officer's annual base salary, and

  •
  an additional lump-sum payment (less applicable withholdings) equal to the product of (x) nine (9) multiplied by (y) the monthly premium that would be required for the first month of the Covered Officer's COBRA premium, calculated on the same assumptions as above.

The agreement also contains non-disparagement and non-solicitation covenants, which apply if the Covered Officer receives severance benefits and run for nine (9) nine months following a date of termination outside the Change of Control Period or eighteen (18) months following a date of termination within the Change of Control Period.

The above benefits are also subject to the Covered Officer signing and not revoking a standard release of claims in a form reasonably acceptable to the Company within the time period specified in the release and in no event later than 60 days following the Covered Officer's termination of employment (the "Release Deadline Date").

Severance payments under the agreements are to be paid the first business day after the Release Deadline Date (but no later than March 15 of the next calendar year after the employment termination), subject to a delay of up to six months as necessary in order to comply with Section 409A of the Tax Code.

The agreements provide that any severance payment or other benefit payable to a Covered Officer that constitutes a "parachute payment" within the meaning of Section 280G of the Tax Code, shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such payment being subject to excise tax under Section 4999 of the Code. The estimates included below in the section "Estimated Severance and Change-of-Control Benefits" are presented assuming that no such reduction in benefits would be required. The agreements do not provide for any tax gross-up or other reimbursement payment in respect of "golden parachute" excise tax payments.

The initial term of the agreements is two years from December 3, 2018. At the expiration of the initial term and on each one year anniversary thereafter each agreement will automatically renew for an additional one year term unless either party provides written notice of non-renewal to the other party at least four months prior to the renewal date. If a change of control occurs while the agreement is in effect, the agreement's term will extend automatically through the date that is 24 months after the change of control.

EXECUTIVE COMPENSATION TABLES

Estimated Severance and Change-of-Control Severance Benefits

No Single-Trigger Benefits upon a Change of Control.    None of the Company's Named Executive Officers are entitled to benefits (commonly called "single-trigger" benefits) that would become payable upon a change of control alone (i.e., without any employment termination).

Severance Benefits (Not in Connection with a Change of Control).    The following table presents the Company's estimate of the benefits to which each of our Named Executive Officers would have been entitled if his or her employment had been terminated on December 30, 2018 (the final day of fiscal 2018) by the Company without cause (or, in the case of Mr. El-Khoury, by the executive for good reason), and not in connection with a change of control of the Company.

Name	Salary Payments ($)	Bonus Payments ($)	COBRA Benefits ($)	Equity Acceleration[1] ($)		Total ($)

Hassane El-Khoury	1,400,000	1,960,000	15,292	12,837,663	[2]	16,212,955

Thad Trent	326,250	—	16,313	—		342,563

Sam Geha	262,500	—	16,570	—		279,070

Sudhir Gopalswamy	265,500	—	24,919	—		290,419

Pamela L. Tondreau	288,750	—	15,576	—		304,326

1.
The value of equity award acceleration is based on the $12.65 closing market price of the Company's common stock on December 28, 2018, which was the last trading day of fiscal 2018, as reported on Nasdaq.

2.
With respect to equity awards granted prior to December 3, 2018, the terms of Mr. El-Khoury's applicable agreement provide that "all vesting ... shall be accelerated in full" in the event of a termination without cause or a resignation for good reason. For purposes of the table above, we have interpreted such phrase to provide for acceleration of outstanding performance-based stock units at the maximum level.

Double-Trigger Change-of-Control Severance Benefits.    The following table presents the Company's estimate of the severance benefits to which each of our Named Executive Officers would have been entitled if his or her employment had been terminated on December 30, 2018 (the final day of fiscal 2018) by the Company without cause or by the executive for good reason, and assuming for purposes of this illustration that such date was within 3 months before or 24 months after a hypothetical change of control of the Company.

Name	Salary Payments ($)	Bonus Payments ($)	COBRA Benefits ($)	Equity Acceleration[1] ($)		Total ($)

Hassane El-Khoury[2]	1,400,000	1,960,000	15,292	12,837,663	[3]	16,212,955

Thad Trent	652,500	456,750	32,627	2,720,775		3,862,652

Sam Geha	525,000	367,500	33,139	2,496,237		3,421,876

Sudhir Gopalswamy	531,000	371,700	49,838	2,854,865		3,807,403

Pamela L. Tondreau	577,500	404,250	31,151	2,744,645		3,757,546

1.
The value of equity award acceleration is based on the $12.65 closing market price of the Company's common stock on December 28, 2018, which was the last trading day of fiscal 2018, as reported on Nasdaq.

2.
Mr. El-Khoury's severance benefits become payable upon any termination of employment without cause or resignation for good reason (regardless of whether in connection with a change of control of the Company).

3.
With respect to equity awards granted prior to December 3, 2018, the terms of Mr. El-Khoury's applicable agreement provide that "all vesting ... shall be accelerated in full" in the event of a termination without cause or a resignation for good reason. For purposes of the table above, we have interpreted such phrase to provide for acceleration of outstanding performance-based stock units at the maximum level.

EXECUTIVE COMPENSATION TABLES

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies are generally required to disclose the ratio of their median employee's total annual compensation to the total annual compensation of the chief executive officer (CEO). The Company's CEO is Hassane El-Khoury.

For purposes of making this required disclosure in 2018, we undertook to identify Cypress's median employee as of December 31, 2017. At that time, Cypress employed 6,589 persons of which 6,050 were regular full-time or part-time employees of Cypress or its wholly-owned subsidiaries, 404 were employees of less-than-wholly-owned subsidiaries, and 135 were temporary or seasonal workers. At that time, approximately 30.1% of our employees were in North America, 5.8% were in Europe, and 64.1% were in Asia. From this population, we identified the median employee based on each employee's total cash compensation in 2017. We did not make any assumptions or adjustments (including cost-of-living adjustments) or use any estimates for purposes of determining total cash compensation (except that local currencies were converted to U.S. Dollars using the exchange rates that we use for internal accounting purposes).

As of December 31, 2018, Cypress employs 6,422 persons of which 5,798 are regular full-time or part-time employees of Cypress or its wholly-owned subsidiaries, 485 are employees of less-than-wholly-owned subsidiaries, and 139 are temporary or seasonal workers. Approximately 28.5% of our employees are in North America, 5.9% are in Europe, and 65.6% are in Asia.

SEC rules permit us to use the median employee that was identified in connection with last year's disclosure for purposes of this year's disclosure as well, provided there have been no changes to our employee population or employee compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. During 2018 we did not make any material broad-based changes to our employee compensation arrangements (salary structures, bonus arrangements, or equity grant patterns). As of the end of 2018, we conducted an analysis to consider the likely impact that restructuring activities, attrition, and hiring patterns had on our employee population over the course of 2018. Based on that analysis, we believe there were no changes in 2018 that would significantly impact the pay ratio disclosure. However, we concluded it would no longer be appropriate to use the employee identified in 2017 as the median employee in 2018 because of a change in the original median employee's circumstances that makes such employee no longer a representative employee. Accordingly, as permitted by SEC rules, we identified another median employee for 2018 whose 2017 compensation was substantially similar to the original median employee based on the compensation analysis used to select the original median employee.

After identifying the median employee for 2018 as described above, we calculated the annual total compensation for such employee using the same methodology we use to determine the total compensation of our Named Executive Officers as set forth in the Summary Compensation Table included in this Proxy Statement. Compensation was measured over our fiscal year 2018, beginning on January 1, 2018 and ending on December 30, 2018. For simplicity, in determining our median employee, the value of the Company's 401(k) plan, global pension plans (where offered) and medical benefits provided was excluded because all employees, including the CEO, are generally offered comparable benefits.

  •
  Mr. El-Khoury's total annual compensation for fiscal 2018 was $7,017,882, as reported in the Summary Compensation Table included in this Proxy Statement.

  •
  Our median employee's total annual compensation for fiscal 2018 was $44,372.

  •
  For fiscal 2018, Mr. El-Khoury's total annual compensation was approximately 158 times that of our median employee.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies might not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

OTHER MATTERS

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

During fiscal year 2018, the following directors were members of our Compensation Committee: Camillo Martino, Jeffrey J. Owens, Jeannine P. Sargent, and Michael S. Wishart. None of the Compensation Committee members is or has at any time been an officer or employee of Cypress.

None of Cypress's executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its named executive officers serving on Cypress's Board or Compensation Committee.

Policies and Procedures with Respect to Related-Person Transactions

Our written Code of Business Conduct and Ethics prohibits our executive officers, directors and employees, or any of such persons' immediate family members or affiliates, from entering into any transaction or relationship that might present a conflict of interest to the Company or such individual. Any potential conflict of interest must be reported to the Company's chief financial officer or the Legal Department for review and, if necessary, escalated to the Audit Committee for further review. Our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence.

Since the start of fiscal 2018 we have not entered into any, and currently there are no proposed, related person transactions. For purposes of this section, "related person" and "transaction" are used as defined in Item 404(a) of SEC Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all of the forms they filed to comply with Section 16(a) requirements.

We believe that, during fiscal year 2018, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments to these forms provided to us and certain written representations of our directors, executive officers, and 10% stockholders.

Other Matters

We know of no other matters to be submitted to a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to please execute and return your proxy card in the envelope provided or to vote by telephone or online at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Pamela L. Tondreau
 Corporate Secretary

Dated: March 15, 2019

APPENDIX

APPENDIX: NON-GAAP FINANCIAL MEASURES

This Proxy Statement references the following non-GAAP financial measures (as such term is defined by the Securities and Exchange Commission):

  •
  Non-GAAP revenues;

  •
  Non-GAAP gross profit;

  •
  Non-GAAP gross margin;

  •
  Non-GAAP pre-tax profit (which is called "Profit Before Tax" in our performance-equity awards);

  •
  Non-GAAP operating income (loss);

  •
  Non-GAAP operating margin;

  •
  Non-GAAP net income (loss) (which is called "Profit After Tax" in our performance-equity awards);

  •
  Non-GAAP diluted earnings (loss) per share (also referred to as "non-GAAP EPS"); and

  •
  Free cash flow.

Cypress uses such non-GAAP financial measures to supplement its financial results presented in accordance with GAAP. Cypress's non-GAAP financial measures are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in more detail below. Cypress's non-GAAP measures may be calculated differently than the non-GAAP financial measures presented by other companies.

Management believes that the non-GAAP financial measures we present reflect an additional and useful way of viewing aspects of the Company's operations that, when viewed in conjunction with Cypress's GAAP results, provides a more comprehensive understanding of the various factors and trends affecting the Company's business and operations. The Company generally presents non-GAAP financial measures because management uses these measures to analyze and assess the Company's financial results and to manage the business.

There are limitations to using non-GAAP financial measures, including the limitations discussed below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Our presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for information prepared and presented in accordance with GAAP. Our non-GAAP financial measures supplement and should be considered in conjunction with GAAP financial measures.

Non-GAAP Exclusions and Limitations

Our non-GAAP financial measures (other than free cash flow) exclude one or more of the following items:

Acquisition-related charges:    Acquisition-related charges are not factored into management's evaluation of Cypress's long-term performance after the completion of acquisitions. However, a limitation of non-GAAP measures that exclude acquisition-related charges is that these charges may represent payments that reduce the cash available to the Company for other purposes. Acquisition-related expenses primarily include:

  •
  Amortization of purchased intangibles, including purchased technology, patents, customer relationships, trademarks, backlog and non-compete agreements;

  •
  Amortization of step-up in value of inventory recorded as part of purchase price accounting; and

  •
  One-time charges associated with the completion of an acquisition including items such as contract termination costs, severance and other acquisition-related restructuring costs; costs incurred in connection with integration activities; and legal and accounting costs.

Stock-based compensation expense:    Stock-based compensation expense relates primarily to employee stock options, restricted stock units, performance stock units and the employee stock purchase plan. Stock-based compensation expense is a non-cash expense that is affected by changes in market factors including the price of Cypress's common shares, which are not within the control of management. In addition, the valuation of stock-based compensation is

APPENDIX

subjective, and the expense recognized by Cypress may be significantly different than the expense recognized by other companies for similar equity awards, which makes it difficult to assess Cypress's results compared to its competitors. Accordingly, management excludes this item from its internal operating forecasts and models. However, a limitation of non-GAAP measures that exclude stock-based compensation expense is that they do not reflect the full costs of compensating employees.

Other adjustments:    Other items are excluded in the preparation of non-GAAP financial measures because management does not consider them to be related to the core operating activities and ongoing operating performance of Cypress. Excluding these items, which can vary significantly from quarter to quarter, allows management to better compare Cypress's period-over-period performance. However, limitations of non-GAAP measures that exclude these items include that these adjustments are often subjective and such non-GAAP measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. Other adjustments primarily include:

  •
  Changes in value of deferred compensation plan assets and liabilities,

  •
  Investment-related gains or losses, including equity method investments,

  •
  Restructuring and related costs,

  •
  Loss on extinguishment of debt,

  •
  Amortization of debt issuance costs, discounts and imputed interest related to the equity component of convertible debt,

  •
  Asset impairments,

  •
  Tax effects of non-GAAP adjustments,

  •
  Income tax adjustments related to the use of net operating losses, non-cash impacts of not asserting indefinite reinvestment on earnings of our foreign subsidiaries, deferred tax expenses not affecting taxes payable (i.e., release of valuation allowance), and non-cash expenses (benefits) related to uncertain tax positions,

  •
  Certain other expenses and benefits, and

  •
  Diluted weighted average shares non-GAAP adjustment—for purposes of calculating non-GAAP earnings per share, the GAAP diluted weighted average shares outstanding is adjusted to include the impact of non-GAAP adjustments on the number of diluted shares underlying stock-based compensation awards and the impact of the capped call transactions related to the convertible notes.

In addition, "non-GAAP revenues" (which Cypress presented for six quarters following our March 2015 merger with Spansion) adjusted GAAP revenues to include revenue from an intellectual property license between Spansion and Samsung that was not included in GAAP revenues as a result of the effect of our purchase accounting for the Spansion merger.

Free Cash Flow

Free cash flow is calculated as net cash provided by (used in) operating activities, less acquisition of property, plant and equipment, net (i.e., acquisition of property, plant and equipment less proceeds received from disposition of property, plant and equipment). We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by business operations, after deducting our net payments for acquisitions and dispositions of property and equipment, which cash can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, repurchasing stock, making strategic acquisitions, repayment of debt, and strengthening the balance sheet. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net increase in cash and cash equivalents and restricted cash as presented in the Company's condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Reconciliations of GAAP Measures to Non-GAAP Measures

Set forth below are reconciliations of (a) the non-GAAP financial measures appearing in the "2018 Business Highlights" section of the CD&A and/or in the CEO letter that will be included in our 2018 Annual Report along

APPENDIX

with this Proxy Statement (namely non-GAAP gross margin, non-GAAP operating margin, non-GAAP EPS, and free cash flow) to (b) the GAAP financial measures the Company considers most comparable:

Non-GAAP Gross Profit and Margin	Q4'18	Q2'16*

	($ in thousands)

GAAP revenues	$604,474	$450,127

Revenue from intellectual property license	0	6,250

Non-GAAP revenues	604,474	456,377

GAAP gross profit	225,210	126,473

Revenue from intellectual property license	0	6,250

Stock-based compensation attributable to cost of revenues	3,842	3,915

Amortization of intangible assets attributable to cost of revenues	49,583	28,714

Merger, integration, related costs and adjustments related to assets held for sale and attributable to cost of revenues	0	3,149

Loss on assets held for sale attributable to cost of revenues	10,869	0

Restructuring costs, including severance, attributable to cost of revenues	135	69

Changes in value of deferred compensation plan attributable to cost of revenues	(468)	86

Non-GAAP gross profit	$289,171	$168,656

GAAP gross margin (GAAP gross profit as a percentage of GAAP revenues)	37.3%	28.1%

Non-GAAP gross margin (non-GAAP gross profit as a percentage of non-GAAP revenues)	47.8%	37.0%

*
Q2'16 was the launch of our Cypress 3.0 strategy. From that period through Q4'18, our gross margin grew by 920 basis points on a GAAP basis and by 1080 basis points on a non-GAAP basis.

Non-GAAP Operating Income and Margin	FY'18	FY'17

	($ in thousands)

GAAP operating income	$164,428	$78,093

Stock-based compensation	95,965	91,581

Changes in value of deferred compensation plan	(2,176)	7,364

Loss on assets held for sale	76,591	0

Inventory step-up related to acquisition accounting	—	3,736

Merger, integration and related costs, and adjustments related to assets held for sale	—	4,204

Amortization of intangible assets	218,149	195,255

Restructuring charges	16,841	9,088

Gain on sale of cost method investment	(1,521)	—

Settlement charges	954	2,500

Non-GAAP operating income	$567,323	$391,821

GAAP operating margin (GAAP operating income as a percentage of GAAP revenue)	6.6%	3.4%

Non-GAAP operating margin (non-GAAP operating income as a percentage of GAAP revenue)	22.8%	16.8%

APPENDIX

Non-GAAP Net Income and Non-GAAP EPS	FY'18	FY'17

	(in thousands, except per share data)

GAAP net income (loss) attributable to Cypress	$354,592	$(80,915)

Stock-based compensation	95,965	91,581

Changes in value of deferred compensation plan	728	1,277

Merger, integration and related costs, and adjustments related to assets held for sale	—	4,214

Inventory Step-up related to acquisition accounting	—	3,736

Share in net loss and impairment of equity method investees	57,369	71,772

Loss on assets held for sale	76,591	—

Imputed interest on convertible debt and other	17,966	20,538

Settlement charges and other	(2,065)	3,344

Amortization of intangible assets	218,149	195,255

Amortization of debt issuance cost	1,981	—

Restructuring costs, including severance	16,841	9,088

Loss on extinguishment of debt	3,258	4,250

Gain on sale of cost method investment	(1,521)	—

Tax impact of above non-GAAP adjustments	(102,274)	(141,476)

Uncertain tax provision	8,815	6,228

Valuation allowance release, utilization of NOLs including excess tax benefits, and others	(237,420)	135,365

Non-GAAP net income (also called "Profit After Tax")	$508,975	$324,257

GAAP weighted-average common shares outstanding, diluted	372,178	333,451

Impact of non-GAAP adjustments on number of diluted shares underlying stock-based compensation awards	5,565	14,838

Adjustments to include the impact of the capped call transactions related to the convertible notes	(2,395)	16,851

Non-GAAP weighted-average common shares outstanding, diluted	375,348	365,140

GAAP net income per share—diluted	$0.95	$(0.24)

Per share impact of non-GAAP adjustments above	0.41	1.13

Non-GAAP earnings per share—diluted	$1.36	$0.89

Free Cash Flow	FY'18	FY'17

	(in thousands)

GAAP net cash provided by operating activities	$471,700	$403,487

Acquisition of property, plant, and equipment, net	(63,130)	(51,944)

Free cash flow	$408,570	$351,543

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Daylight Time on May 2, 2019. Have your proxy card in hand when you access the website and then follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Cypress in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail and the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. CYPRESS SEMICONDUCTOR CORPORATION 198 CHAMPION COURT SAN JOSE, CA 95134 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 2, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received no later than 5:00 P.M. Eastern Daylight Time on May 2, 2019 to be sure of being voted at the Annual Meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E64093-P18881 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CYPRESS SEMICONDUCTOR CORPORATION The Board of Directors of Cypress Semiconductor Corporation (the "Company") recommends you vote FOR all of the following nominees: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. 1a. W. Steve Albrecht For Against Abstain ! ! ! 1b. Hassane El-Khoury 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2019. 1c. Oh Chul Kwon ! ! ! 3. Approval, on an advisory basis, of the Company's named executive officer compensation. 1d. Catherine P. Lego 1e. Camillo Martino 1f. Jeffrey J. Owens NOTE: The proposals to be voted on may also include such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. 1g. Jeannine P. Sargent 1h. Michael S. Wishart Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If you are signing on behalf of a corporation or partnership, please sign in the entity's full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report & Proxy Statement is available at www.cypress.com/2018annualreport E64094-P18881 CYPRESS SEMICONDUCTOR CORPORATION PROXY FOR 2019 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 15, 2019, and hereby appoints Thad Trent and Pamela L. Tondreau, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2019 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on May 3, 2019, at 10:00 a.m., Pacific Daylight Time, at its offices located at 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES IDENTIFIED HEREIN, AND FOR PROPOSALS 2 AND 3, AND AS THE DESIGNATED ATTORNEYS-IN-FACT DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side